PURCHASE AND SALE AGREEMENT

by and among

CB-CAMPUS CREST, LLC,

CB-CAMPUS CREST PA, LLC,

COPPER BEECH TOWNHOME COMMUNITIES, LLC,

COPPER BEECH TOWNHOME COMMUNITIES (PA), LLC,

and

THE SELLERS THAT ARE PARTIES HERETO
_______________

Dated as of February 26, 2013

TABLE OF CONTENTS

Article I DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Other Definitional and Interpretive Matters	12

Article II PURCHASE AND SALE OF MEMBERSHIP INTERESTS; INITIAL PURCHASE PRICE; CLOSING		13
2.1	Initial Purchase and Sale of Membership Interests	13
2.2	Initial Purchase Price	14
2.3	Payment of Initial Closing Cash Payment and Indebtedness.	14
2.4	Initial Closing Date	14
2.5	Deliveries on the Initial Closing Date by the Acquired Companies and Sellers	14
2.6	Deliveries on the Initial Closing Date by the Buyer Parties	16
2.7	Purchase and Sale of Remaining Subsidiary Equity Interests Relating to Initial Closing	17
2.8	Payment of Subsequent Closing Cash Payment and Indebtedness.	17
2.9	Subsequent Closing Date	18
2.10	Deliveries on each Subsequent Closing Date by the Sellers	18
2.11	Deliveries on each Subsequent Closing Date by the Buyer Parties	19
2.12	Option to Purchase Additional Interests	20
2.13	Provisions Applicable if Purchase Options Not Exercised	23
2.14	Withholding	24
2.15	Allocation of the Initial Purchase Price	25

Article III REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		25
3.1	Organization and Good Standing	25
3.2	Authorization, Execution and Enforceability of Transactions	25
3.3	Consents and Approvals; No Violations	26
3.4	Ownership and Transfer of Membership Interests	26
3.5	Litigation	27
3.6	Tax	27
3.7	Financial Advisors	27

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES		27
4.1	Organization and Good Standing	27
4.2	Authorization; Execution and Enforceability of Transactions	28
4.3	Consents and Approvals; No Violations	28
4.4	Capitalization	29
4.5	Environmental	29
4.6	Corporate Records	30
4.7	Financial Statements	30
4.8	No Undisclosed Liabilities	31
4.9	Absence of Certain Developments	31
4.10	Taxes and Tax Matters	32
4.11	Title to Properties	34
4.12	Real Property	34
4.13	No Condemnation	35
4.14	Intellectual Property	35
4.15	Material Contracts	36

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4.16	Employee Benefits Plans	39
4.17	Labor	40
4.18	Litigation	41
4.19	Compliance with Laws; Permits	42
4.20	Insurance	42
4.21	Existing Loans.	42
4.22	Transactions with Affiliates	43
4.23	Purchase Rights	43
4.24	Certain Payments	43
4.25	Insolvency	43
4.26	Financial Advisors	44
4.27	Full Disclosure	44

Article V REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES		44
5.1	Organization and Good Standing	44
5.2	Authorization; Execution and Enforceability of Transactions	44
5.3	Consents and Approvals; No Violations	44
5.4	Financial Advisors	45
5.5	Investment Intention	45

Article VI COVENANTS		45
6.1	Conduct of Business	45
6.2	Reasonable Efforts	49
6.3	Investigation and Evaluation	49
6.4	No Alternative Transaction.	49
6.5	Publicity	50
6.6	Non-Competition; Non-Solicitation	50
6.7	Tax Matters	52
6.8	Notification of Certain Matters	53
6.9	Financing Cooperation	54
6.10	Casualty and Condemnation	54
6.11	Funding of New Developments	54

Article VII CONDITIONS TO CLOSING		55
7.1	Conditions Precedent to the Parties’ Obligations	55
7.2	Conditions to Obligation of the Buyer Parties	55
7.3	Conditions to Obligation of the Sellers	56

Article VIII INDEMNIFICATION		56
8.1	Survival of Representations and Warranties	56
8.2	Indemnification	57
8.3	Indemnification Procedures	58
8.4	Limitations on Indemnification for Breaches of Representations and Warranties	60

Article IX MISCELLANEOUS		61
9.1	Termination	61
9.2	Effect of Termination	61
9.3	Expenses	62
9.4	Sellers’ Representative	62
9.5	Specific Performance	63
9.6	Governing Law	63

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9.7	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	63
9.8	Entire Agreement; Amendments and Waivers	64
9.9	Notices	65
9.10	Severability	65
9.11	Binding Effect; Assignment	66
9.12	Counterparts	66
9.13	Disclosure Schedule, Exhibits and Attachments	66

Exhibits

Exhibit A	Capitalization Spreadsheet
Exhibit B	Copper Beech Entities and Properties
Exhibit C	Pay-Off Amounts Certain Subsidiary Indebtedness
Exhibit D	Promissory Note Principal Amounts
Exhibit E	Pledged Subsidiaries
Exhibit F	Allocation Schedule
Exhibit G	Property Values

Attachments

Attachment I	Form of Promissory Note
Attachment II	Form of Amended and Restated Holding Company Operating Agreements
Attachment III	Form of Consulting Agreement

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of February 26, 2013, is entered into by and among CB-Campus Crest, LLC, a Delaware limited liability company (“CBTC Buyer”), CB-Campus Crest PA, LLC, a Delaware limited liability company (“CBTC PA Buyer” and, together with CBTC Buyer, the “Buyers”), Campus Crest Communities, Inc., a Maryland corporation (“CCG” and, together with Buyers, the “Buyer Parties”), Copper Beech Townhome Communities, LLC, a Delaware limited liability company (“CBTC”), Copper Beech Townhome Communities (PA), LLC], a Delaware limited liability company (“CBTC PA” and, together with CBTC, the “Acquired Companies”) and the members of the Acquired Companies listed on the signature pages hereto under the heading “Sellers” (collectively, the “Sellers”). The Buyer Parties, the Acquired Companies and the Sellers are sometimes referred to herein as the “Parties” and each, a “Party.”

WHEREAS, the Sellers are, collectively, the record and beneficial owner of the membership interests in the Copper Beech Entities and, upon completion of the Restructuring defined below, will be the record and beneficial owner of the membership interests in CBTC and CBTC PA respectively set forth opposite each such Seller’s name on Exhibit A attached hereto (the “CBTC Membership Interests” and the “CBTC PA Membership Interests,” respectively and, collectively, the “Membership Interests”), which membership interests constitute all of the membership interests in CBTC and CBTC PA, respectively;

WHEREAS, (i) the Sellers desire to transfer and sell to CBTC Buyer, and CBTC Buyer desires to acquire and purchase from the Sellers, all of the CBTC Membership Interests of CBTC owned by the Sellers and (ii) the Sellers desire to transfer and sell to CBTC PA Buyer, and CBTC PA Buyer desires to acquire and purchase from the Sellers, all of the CBTC PA Membership Interests of CBTC PA owned by the Sellers for the Initial Purchase Price and upon the terms and conditions hereinafter set forth (collectively, the “Transaction”);

WHEREAS, immediately prior to, or concurrently with, the consummation of the Transaction, the Sellers will consummate a restructuring transaction (the “Restructuring”) pursuant to which (i) each of the Sellers will transfer and contribute to CBTC a portion of their respective interests in the partnerships, limited liability companies and/or other entities described on Exhibit B-1 attached hereto (collectively, the “Non- Pennsylvania Copper Beech Entities”) for which no consent or third party approval is required for the transfer and contribution, which are engaged in the business of owning, managing, developing, marketing, leasing and operating a portfolio of student housing properties described on Exhibit B-1 (the “Non-Pennsylvania Properties”), in exchange for their CBTC Membership Interests, (ii) each of the Sellers will transfer and contribute to CBTC PA a portion of their respective interests in the partnerships, limited liability companies and/or other entities described on Exhibit B-2 attached hereto (collectively, the “Pennsylvania Copper Beech Entities” and, together with the Non-Pennsylvania Copper Beech Entities, the “Copper Beech Entities”) for which no consent or third party approval is required for the transfer and contribution, which are engaged in the business of owning, managing, developing, marketing, leasing and operating a portfolio of student housing properties described on Exhibit B-2 (the “Pennsylvania Properties” and, together with the Non-Pennsylvania Properties, the “Properties”), in exchange for their CBTC PA Membership Interests, and (iii) following such Restructuring, (A) CBTC will hold a forty-eight percent (48%) interest in each of the Non-Pennsylvania Copper Beech Entities for which no consent or third party approval is required for the Restructuring and (B) CBTC PA will hold a forty-eight percent (48%) interest in each of the Pennsylvania Copper Beech Entities for which no consent or third party approval is required for the Restructuring; provided , however, that in the event certain members of the Non-Pennsylvania Copper Beech Entities who are not, and will not become, members of CBTC (the “Former Pennsylvania Members”) and certain members of the Pennsylvania Copper Beech Entities who are not, and will not become, members of CBTC (the “Former Pennsylvania Members”) have consented to the Transactions contemplated by this Agreement and have entered into an agreement with any of the Buyer Parties for the sale, assignment and transfer of their interests in each of the Non-Pennsylvania Copper Beech Entities and the Pennsylvania Copper Beech Entities, following the Restructuring, (x) CBTC will hold a 36.335% interest in each of the Non-Pennsylvania Copper Beech Entities for which no consent or third party approval is required for the Restructuring and (B) CBTC PA will hold a 36.335% interest in each of the Pennsylvania Copper Beech Entities for which no consent or third party approval is required for the Restructuring;

WHEREAS, after the Initial Closing, each of the Sellers intend to seek any and all remaining consents and approvals required to allow each of the Sellers (i) to sell, assign and transfer to CBTC a forty-eight percent (48%) interest in each of the remaining Non-Pennsylvania Copper Beech Entities and (ii) to sell, assign and transfer to CBTC PA a forty-eight percent (48%) interest in each of the remaining Pennsylvania Copper Beech Entities; provided , however, that in the event the Former Pennsylvania Members and the Former Pennsylvania Members have consented to the Transaction and have entered into an agreement with any of the Buyer Parties for the sale, assignment and transfer of their interests in each of the Non-Pennsylvania Copper Beech Entities and the Pennsylvania Copper Beech Entities, each of the Sellers shall (x) sell, assign and transfer to CBTC a 36.335% in each of the Non-Pennsylvania Copper Beech Entities and (y) sell, assign and transfer to CBT a 36.335% in each of the Pennsylvania Copper Beech Entities;

WHEREAS, after the Final Closing, each of the Sellers intend to transfer and contribute to CBTC the remaining membership interests that they hold in the Non-Pennsylvania Copper Beech Entities and to transfer and contribute to CBTC PA no more than eight-eight and nine-tenths percent (88.9%) in the aggregate of the remaining membership interests that they hold in the Pennsylvania Copper Beech Entities;

WHEREAS, in connection with the execution of this Agreement, the Sellers have granted to the Buyers an option to acquire additional interests in each of the Acquired Companies and their Subsidiaries for a specified period of time following each of the first, second and third anniversaries of the Initial Closing Date (collectively, the “Purchase Options” and each, a “Purchase Option”);

WHEREAS, in connection with and as a condition to closing in this Agreement, (i) CBTC expects to enter into an agreement to acquire all of the equity interests in the Non-Pennsylvania Copper Beech Entities held by the Former Non-Pennsylvania Members and (ii) CBTC PA expects to enter into an agreement to acquire all of the equity interests in the Pennsylvania Copper Beech Entities held by the Former Pennsylvania Members; and

WHEREAS, the Parties agree that when and if the equity interests of the Former Non-Pennsylvania Members and the Former Pennsylvania Members are acquired, the Membership Interests of the Sellers purchased by the Buyer Parties at the Initial Closing shall be reduced so that, taking into consideration the equity interests of the Former Non-Pennsylvania Members and the Former Pennsylvania Members, upon the completion of the Final Closing, CBTC will hold a forty-eight percent (48%) interest in each of the Non-Pennsylvania Copper Beech Entities and CBTC PA will hold a forty-eight percent (48%) interest in each of the Pennsylvania Copper Beech Entities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Article I
DEFINITIONS

1.1              Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“3-14 Financial Statements” has the meaning set forth in Section 4.7(a).

“Acquired Companies” has the meaning set forth in the Preamble.

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“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Purchase and Sale Agreement, as amended, restated or supplemented from time to time.

“Alternative Transaction” has the meaning set forth in Section 6.4.

“Amended and Restated Holding Company Operating Agreements” means the amended and restated operating agreement of each of CBTC and CBTC PA, substantially in the forms included in Attachment II.

“Amended and Restated Subsidiary Operating Agreement” has the meaning set forth in Section 2.5(l).

“Balance Sheet” has the meaning set forth in Section 4.7(b).

“Balance Sheet Date” has the meaning set forth in Section 4.7(b).

“Basket” has the meaning set forth in Section 8.4(a).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyers” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer Material Adverse Effect” means any circumstance, event, occurrence, change or effect that would reasonably be expected to materially adversely affect the ability of the Buyer Parties to timely perform their obligations under this Agreement or to consummate the Transaction in accordance with the terms set forth herein and in the Transaction Documents in a timely manner.

“Buyer Parties” has the meaning set forth in the Preamble.

“Cap” has the meaning set forth in Section 8.4(a).

“Capitalization Spreadsheet” has the meaning set forth in Section 2.1.

“CBTC” has the meaning set forth in the Preamble.

“CBTC Buyer” has the meaning set forth in the Preamble.

“CBTC First Purchase Option” has the meaning set forth in Section 2.12(a)(i).

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“CBTC Membership Interests” has the meaning set forth in the Recitals.

“CBTC Second Purchase Option” has the meaning set forth in Section 2.12(a)(ii).

“CBTC Third Purchase Option” has the meaning set forth in Section 2.12(a)(iii).

“CBTC PA” has the meaning set forth in the Preamble.

“CBTC PA Buyer” has the meaning set forth in the Preamble.

“CBTC PA First Purchase Option” has the meaning set forth in Section 2.12(b)(i).

“CBTC PA Membership Interests” has the meaning set forth in the Recitals.

“CBTC PA Second Purchase Option” has the meaning set forth in Section 2.12(b)(ii).

“CBTC PA Third Purchase Option” has the meaning set forth in Section 2.12(b)(iii).

“CCG” has the meaning set forth in the Preamble.

“Claims” means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by a Governmental Entity, orders, notices of potential responsibility, losses, damages (including diminution in value), liabilities, sanctions, costs and expenses, including interest, penalties and attorneys’ and experts’ fees and disbursements.

“Closing” means the Initial Closing, a Subsequent Closing or the Final Closing, as applicable.

“Closing Date” means the Initial Closing Date, a Subsequent Closing Date or the Final Closing Date, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Permit” has the meaning set forth in Section 4.19(b).

“Company Plans” has the meaning set forth in Section 4.16(a).

“Consolidated Tax Group” has the meaning set forth in Section 4.10(j).

“Consulting Agreements” has the meaning set forth in Section 2.5(l).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Copper Beech Entities” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Buyer Parties concurrently with the execution and delivery of this Agreement and attached hereto.

“DOL” means the United States Department of Labor.

“Employee” means any current employee, consultant, independent contractor or manager of any of the Acquired Companies or any of their Subsidiaries.

“Environmental Claims” means all Claims pursuant to Environmental Laws.

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“Environmental Laws” means any Law (including the Comprehensive Environmental Response, Compensation, and Liability Act), for the protection of the environment, public health and welfare, or natural resources relating to the Remediation, generation, production, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control.

“Environmental Permits” means any permits, licenses, certificates and approvals required under any Environmental Law.

“Equity Offering” means the underwritten public offering of shares of common stock of CCG with net proceeds in an amount equal to at least Two Hundred Sixty Four Million Dollars ($264,000,000).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Bradley Arant Boult Cummings LLP.

“Escrow Agreement” means an escrow agreement, in a form to be agreed to by the Parities, to be entered into at the Initial Closing by and among the Buyers, the Sellers’ Representative and the Escrow Agent.

“Escrow Amount” means the Loan Payment Escrow Amount plus the Subsequent Closing Escrow Amount.

“Existing Loan Documents” has the meaning set forth in Section 4.21.

“Existing Loans” has the meaning set forth in Section 4.21.

“Existing Title Insurance Policy” or “Existing Title Insurance Policies” means, with respect to each Property, the most recent title insurance policy, commitment, or pro forma, whether owner’s or lender’s, if any, in the possession of any of the Acquired Companies or any of their Subsidiaries.

“Existing Survey” means, with respect to each Property, the most recent title survey, if any, in the possession of any of the Acquired Companies or any of their Subsidiaries.

“Final Closing” means the last closing by which, pursuant to the terms of this Agreement, Subsidiary Equity Interests are sold, conveyed and transferred from the Sellers to the Buyers.

“Final Closing Date” means the date of the Final Closing.

“Financial Statements” has the meaning set forth in Section 4.7(b).

“Former Non-Pennsylvania Members” has the meaning set forth in the Recitals.

“Former Pennsylvania Members” has the meaning set forth in the Recitals.

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” means generally accepted accounting principles in the United States.

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“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Ground Leases” has the meaning set forth in Section 4.12(h).

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are defined as “pollutants”, “contaminants”, “hazardous materials”, “hazardous wastes”, “hazardous substances”, “chemical substances”, “radioactive materials”, “solid wastes” or are otherwise subject to regulation as hazardous or toxic under any of the Environmental Laws; (ii) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (iii) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Improvements” means all of the buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the Properties, including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

“Income Taxes” (or “Income Tax” as the context may require) means U.S. federal, state, local, and non-U.S. income, franchise or similar Taxes.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnifiable Loss” has the meaning set forth in Section 8.2(a).

“Indemnified Party” has the meaning set forth in Section 8.1.

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“Indemnifying Party” has the meaning set forth in Section 8.1.

“Initial Closing” has the meaning set forth in Section 2.4.

“Initial Closing Cash Payment” has the meaning set forth in Section 2.3(a).

“Initial Closing Date” has the meaning set forth in Section 2.4.

“Initial Purchase Price” has the meaning set forth in Section 2.2.

“Intellectual Property” means all franchises, patents, patent applications, trademarks, service marks and trade names, whether registered or not, logos, brands, private labels, copyrights, computer software, industrial designs and drawings and general intangibles of a like nature, confidential and proprietary information (including any information that of any of the Acquired Companies or any of their Subsidiaries treats as confidential information), trade secrets and know-how (including processes, schematics, databases, formulae, prototypes, models and customer lists), licenses, and rights with respect to the foregoing, and all reissues, extensions and renewals of any patents and patent applications.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” means the actual knowledge of John R. McWhirter, Jeanette McWhirter, Chris Summers, Robert Heiser and Mark McWhirter.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Leases” mean all leases, tenancy and occupancy agreements with respect to any of the Properties or any portion thereof.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, or proceedings brought by or before a Governmental Entity.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Licensed Intellectual Property” has the meaning set forth in Section 4.14(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, community or other marital property interest, equitable interest, conditional sales agreement or other title retention agreement, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loan Payment Escrow Amount” means an amount equal to One Hundred Six Million Seven Hundred Thousand Dollars ($106,700,000) minus the Pay-Off Indebtedness Amount.

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“Losses” means losses, Taxes, liabilities, Claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, settlement payments, costs and expenses (including costs of investigation and defense and appeal and attorneys’ and other professionals’ fees), or any diminution in value; provided, that “Losses” shall not include any special or punitive damages (except in connection with a Third Party Claim).

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Membership Interests” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 4.16(c).

“Non-Pennsylvania Copper Beech Entities” has the meaning set forth in the Recitals.

“Non-Pennsylvania Properties” has the meaning set forth in the Recitals.

“Non-Pennsylvania Subsidiary Equity Interests” means those membership or other equity interests in each Non-Pennsylvania Copper Beech Entity to be sold, assigned and transferred to CBTC on any Subsequent Closing Date.

“Non-Residential Lease” has the meaning set forth in Section 4.12(f)

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Acquired Companies and their Subsidiaries through the date hereof consistent with past practice.

“Organizational Documents” shall mean as to any Person, its (i) certificate or articles of incorporation, or similar corporate charter or other instruments of organization; (ii) articles of association, by-laws or other similar instruments; and (iii) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Participating Percentage” means with respect to each member of CBTC or CBTC PA, as applicable, the percentage obtained by dividing the number of units representing CBTC Membership Interests or units representing CBTC PA Membership Interests, as applicable, held by such member by the total number of units representing CBTC Membership Interests or CBTC PA Membership Interests, as applicable, then issued and outstanding.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pay-Off Indebtedness Amount” means the aggregate of the amounts payable by the Buyers on behalf of the Acquired Companies and their Subsidiaries pursuant to the Pay-Off Letters.

“Pay-Off Letters” means customary pay-off letters on terms and conditions reasonably satisfactory to the Buyer Parties from the applicable creditors of the Acquired Companies’ Subsidiaries identified in Exhibit C attached hereto setting forth in detail all of the applicable Subsidiary’s Indebtedness and any default by such Subsidiary prior to the Initial Closing or in connection with the transactions contemplated by this Agreement or the Transaction Documents or the prepayment or other termination of the loans relating to such Indebtedness.

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“Pennsylvania Copper Beech Entities” has the meaning set forth in the Recitals.

“Pennsylvania Properties” has the meaning set forth in the Recitals.

“Pennsylvania Subsidiary Equity Interests” means those membership or other equity interests in each Pennsylvania Copper Beech Entity to be sold, assigned and transferred to CBTC PA on any Subsequent Closing Date.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates, variances and similar rights obtained, or required by Law or any Governmental Entity to be obtained, from Governmental Entities.

“Permitted Liens” means (i) statutory liens securing payments not yet delinquent; (ii) Liens that will be discharged at Closing; (iii) liens for real estate taxes that are not yet due and payable; (iv) the Existing Loan Documents or any other documents securing the Existing Loans; and (iv) (A) covenants, conditions, and restrictions of record and (B) building liens and requirements, that, in the case of (A) or (B), individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets of any of the Acquired Companies or any of their Subsidiaries or otherwise materially impair business operations of any of the Acquired Companies or any of their Subsidiaries as presently conducted.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pledged Subsidiary” means any Subsidiary named on Exhibit E attached hereto.

“Policies” has the meaning set forth in Section 4.20.

“Pre-Closing Tax Period” means any Tax period which ends on or prior to the applicable Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.7(a).

“Pre-Closing Straddle Taxes” has the meaning set forth in Section 6.7(a).

“Privilege Period” has the meaning set forth in Section 6.7(b).

“Promissory Notes” has the meaning set forth in Section 2.5(j).

“Property” or “Properties” has the meaning set forth in the Recitals.

“Purchase Option” or “Purchase Options” has the meaning set forth in the Recitals.

“Purchase Rights” has the meaning set forth in Section 4.23.

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

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“Registered Intellectual Property” has the meaning set forth in Section 4.14(a).

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials into or upon the environment.

“Remediation” means any abatement, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, including any associated monitoring, sampling and analysis, reclamation, closure, or post-closure activities conducted in connection with the threatened or actual Release of Hazardous Materials.

“Representatives” means, with respect to a Person, each of such Person’s respective directors, officers, attorneys, accountants, employees, advisors, agents, consultants or managers.

“Restricted Customer” has the meaning set forth in Section 6.6(b)(ii).

“Restricted Employees” has the meaning set forth in Section 6.6(b)(i).

“Restricted Period” has the meaning set forth in Section 6.6(a)(i).

“Restructuring” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Seller Intellectual Property” has the meaning set forth in Section 4.14(a).

“Seller Material Adverse Effect” means any circumstance, event, occurrence, effect or change that is or would be materially adverse to (i) the business, assets, properties, results of operations of either of the Acquired Companies or their Subsidiaries, taken as a whole, or (ii) the ability of any Party to consummate timely the transactions contemplated hereby or perform its obligations hereunder; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Seller Material Adverse Effect: (A) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Acquired Companies and their Subsidiaries, to the extent such changes do not adversely affect the Acquired Companies or their Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Acquired Companies and its Subsidiaries operate, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attacks upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (6) taking of any action contemplated by this Agreement or the Transaction Documents, (b) any failure to meet a forecast (whether internal or published) or revenue, earnings, cash flow, or other data for any period or any change in such a forecast, and (c) any adverse change in or effect on the business of the Acquired Companies and their Subsidiaries that is cured by the Sellers before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9.1 hereof.

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“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Representative” has the meaning set forth in Section 9.2(a).

“Space Leases” has the meaning set forth in Section 4.12(i).

“Straddle Period” means any Tax period which begins before and end after the Closing Date.

“Subsequent Closing” has the meaning set forth in Section 2.9.

“Subsequent Closing Cash Payment” has the meaning set forth in Section 2.8(a).

“Subsequent Closing Date” has the meaning set forth in Section 2.9.

“Subsequent Closing Escrow Amount” means an amount equal to the product of Seventy Five Million Nine Hundred Thousand Dollars ($75,900,000) multiplied by a fraction, the numerator of which is the aggregate of the agreed values of each Subsidiary as set forth in Exhibit F which is not included in the Restructuring and the denominator of which is Four Hundred Four Million Two Hundred Thousand One Hundred Two Dollars ($404,200,102).

“Subsidiary” means any Person of which (i) at least thirty-six percent (36%) of the outstanding share capital, voting securities or other equity interests are owned, or will be owned prior to the Closing, directly or indirectly, by one of the Acquired Companies or (ii) one of the Acquired Companies is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person. For the avoidance of doubt, (i) each of the Non-Pennsylvania Copper Beech Entities and its Subsidiaries shall be considered a Subsidiary of CBTC and (ii) each of the Pennsylvania Copper Beech Entities and its Subsidiaries shall be considered a Subsidiary of CBTC PA for the purposes of this Agreement.

“Subsidiary Equity Interests” means the Non-Pennsylvania Subsidiary Equity Interests and the Pennsylvania Subsidiary Equity Interests.

“Survival Period” has the meaning set forth in Section 8.1(b).

“Tax” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimates, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Dispute” means any dispute, audit, request for information, investigation, examination, claim, litigation, proceeding, controversy, assessment, or collection relating to Taxes or any Tax Return.

“Tax Protection Agreement” means any agreement (whether written or otherwise) to which any of the Acquired Companies or any of their Subsidiaries is a party or otherwise subject pursuant to which: (a) any of the Acquired Companies or any of their Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular partner; (ii) make available any debt to be guaranteed or indemnified, whether directly or indirectly; (iii) retain or not dispose of assets for a period of time that has not since expired; (iv) make or refrain from making Tax elections; and/or (v) only dispose of assets in a particular manner.

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“Tax Return” means any return, statement, declaration, form, report, claim for refund or credit, or information return or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, by any of the Acquired Companies or any of their Subsidiaries with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (whether written or otherwise) relating to the apportionment, sharing, indemnification, assignment, assumption, or allocation of any Taxes.

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Title IV Plan” has the meaning set forth in Section 4.16(b).

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Promissory Notes, the Amended and Restated Subsidiary Operating Agreements, the Amended and Restated Holding Company Operating Agreements, the Escrow Agreement, the Consulting Agreements and any other written agreement signed by the Parties that is expressly identified as a “Transaction Document”, and any exhibits or attachments to any of the foregoing

“Transaction Expenses” means any expenses incurred by or on behalf of the Acquired Companies on or before the Closing Date and payable by the Acquired Companies to third parties in connection with the preparation or execution of this Agreement or the Transaction Documents or consummation of the transactions contemplated by this Agreement or the Transaction Documents and/or any related or alternative transactions (including fees and disbursements of financial advisors, investment bankers, attorneys, accountants and other representatives or agents of the Acquired Companies), but excluding such expenses, if any, for which the Buyers are obligated to pay or reimburse Sellers pursuant to the terms of this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.7(d).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unaudited Financial Statements” has the meaning set forth in Section 4.7(b).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2              Other Definitional and Interpretive Matters.

(a)                Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

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(i)                 Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)               Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii)             Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iv)             Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(v)               Herein. The words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vi)             Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)               The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS; INITIAL PURCHASE PRICE; CLOSING

2.1              Initial Purchase and Sale of Membership Interests. Subject to and upon the terms and conditions contained in this Agreement, at the Initial Closing, each Seller agrees (a) to sell, assign and transfer to CBTC Buyer, free and clear of any and all Liens, and CBTC Buyer agrees to acquire and purchase from each Seller, all of such Seller’s right, title and interest in the CBTC Membership Interests to be owned by such Seller after the Restructuring set forth opposite such Seller’s name on Exhibit A hereto (such Exhibit A, the “Capitalization Spreadsheet”) and (b) to sell, assign and transfer to CBTC PA Buyer, free and clear of any and all Liens, and CBTC PA Buyer agrees to acquire and purchase from each Seller, all of such Seller’s right, title and interest in the CBTC PA Membership Interests to be owned by such Seller after the Restructuring set forth opposite such Seller’s name the Capitalization Spreadsheet.

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2.2              Initial Purchase Price. The Initial Purchase Price to be paid by the Buyers for the Membership Interests shall be an amount in cash equal to One Hundred Eighty Two Million Six Hundred Thousand Dollars ($182,600,000) (the “Initial Purchase Price”).

2.3              Payment of Initial Closing Cash Payment and Indebtedness.

(a)                On the Initial Closing Date, the Buyers shall pay to the Sellers the Initial Purchase Price, minus (ii) the Pay-Off Indebtedness Amount, minus (iii) the Escrow Amount, minus (iv) the amount, if any, of the unpaid Transaction Expenses (such amount payable to the Sellers on the Initial Closing Date, the “Initial Closing Cash Payment”). The Initial Closing Cash Payment shall be deliverable at the Initial Closing by wire transfer of immediately available funds into an account or accounts designated in writing by the Sellers’ Representative not less than three (3) Business Days prior to the Initial Closing Date. The Initial Closing Cash Payment shall be payable to each of the Sellers in proportion to each such Seller’s ownership of the Membership Interests, in each case as set forth on the Capitalization Spreadsheet. The Sellers (x) acknowledge and agree that the payments to be made by the Buyers pursuant to this Section 2.3(a) constitute payment in full of the Initial Purchase Price and that the Buyers shall have no liability with respect to the distribution of the Initial Purchase Price among the Sellers so long as such distribution is in accordance with the instructions provided by the Sellers’ Representative, (y) acknowledge and agree that the Sellers are entitled to no further payments in respect of the Membership Interests and (z) hereby waive any rights they may have under any of the Acquired Companies’ Organizational Documents.

(b)               At least two (2) Business Days prior to the Initial Closing Date, the Sellers shall deliver to the Buyers: (i) Pay-Off Letters reasonably satisfactory to the Buyers, together with wire instructions and any other information or instruments as may be necessary to effect payment of the Pay-Off Indebtedness Amount to a third party. Simultaneously with the Initial Closing, the Buyers shall pay on behalf of the Acquired Companies all of the Pay-Off Indebtedness.

(c)                By virtue of this Agreement, at the Initial Closing, the Buyers will deposit with the Escrow Agent the Escrow Amount, in accordance with the terms of this Agreement and the Escrow Agreement.

2.4              Initial Closing Date. The consummation of the sale and purchase of the Membership Interests provided for in Section 2.1 (the “Initial Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, District of Columbia 20004 on the date that is two (2) Business Days following the date on which the last of the conditions precedent to the Initial Closing (except for such conditions that can only be satisfied at the Initial Closing) set forth in Article VII of this Agreement has been satisfied or waived by the Party for whose benefit such conditions precedent exist, or such other date as the Parties may mutually agree (the “Initial Closing Date”) (it being understood that the Initial Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier). Such Initial Closing shall be effective as of 12:01 a.m. EST on the Initial Closing Date. For the avoidance of doubt, except for purposes of Article VIII herein, after the Initial Closing, the definition of “Buyers” and “Buyer Parties” set forth in the Preamble shall be deemed to include each of CBTC and CBTC PA

2.5              Deliveries on the Initial Closing Date by the Acquired Companies and Sellers. At the Initial Closing, the Sellers shall deliver or cause the Acquired Companies and/or the Sellers’ Representative to deliver, as applicable, to the Buyers:

(a)                all right, title and interest in and to the initial closing Membership Interests, free and clear of all Liens (other than Permitted Liens), pursuant to one or more assignment instruments reasonably acceptable to the Buyers, representing the transfer of the Membership Interests in form acceptable for transfer of such Membership Interests on the books of the Acquired Companies;

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(b)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Acquired Company certifying that (i) attached thereto are true, correct and complete copies of such Acquired Company’s Organizational Documents, in each case as amended through the Initial Closing Date, (ii) attached thereto are true, correct and complete copies of all resolutions adopted by the managers of such Acquired Company (and, if applicable or required, the Sellers) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iv) the names and signatures of the officers of such Acquired Company authorized to sign this Agreement and the Transaction Documents;

(c)                a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller that is not a natural person certifying that (i) attached thereto are true, correct and complete copies of such Seller’s Organizational Documents, in each case as amended through the Initial Closing Date, (ii) attached thereto are true, correct and complete copies of all resolutions adopted by the managers of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iv) the names and signatures of the officers of such Seller authorized to sign this Agreement and the Transaction Documents;

(d)               a certificate confirming the good standing of each Seller that is not a natural person from the Secretary of State or similar office, as applicable, of their respective jurisdictions of organization;

(e)                a certificate confirming the good standing of each Acquired Company and each of their Subsidiaries, dated not more than five (5) Business Days prior to the Initial Closing Date, from the Secretary of State or similar office, as applicable, of their respective jurisdictions of organization; provided that no such certificate shall be required for jurisdictions that do not recognize the concept of good standing or that do not provide certificates of good standing;

(f)                the certificates required of the Sellers and the Acquired Companies by Section 7.2(a);

(g)                all corporate books and records, to the extent there are any, including any minute books, membership interest ledgers and transfer records, the corporate seal and other materials related to the corporate administration of the Acquired Companies;

(h)               a written statement from each of the Sellers, dated as of the Initial Closing Date, in form and substance reasonably acceptable to the Buyers and consistent with Treasury Regulations section 1.1445-2(b)(2), certifying that such Seller is not a “foreign person” as defined in Section 1445 of the Code and Treasury Regulations section 1.1445-2(b)(2);

(i)                 the Pay-Off Letters, and evidence reasonably satisfactory to the Buyers (including recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by the Buyers) to confirm that all Liens (other than Permitted Liens) on the assets or properties of the Acquired Companies and each of their Subsidiaries specified in Exhibit C attached hereto shall be, assuming that the Pay-Off Indebtedness Amount is paid at or prior to the Initial Closing, satisfied, terminated and discharged on or prior to the Initial Closing Date;

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(j)                 promissory notes in favor of CBTC Buyer, substantially in the form of Attachment I hereto, executed by each of the Sellers in an initial face amount equal to the amount set forth opposite such Seller’s name on Exhibit D hereto (the “Promissory Notes”) and certificates evidencing all of the interests of the Sellers in the Pledged Subsidiaries, duly endorsed to CBTC Buyer;

(k)               copies of the amended and restated operating agreement of each of the Acquired Companies’ Subsidiaries included in the Restructuring, in a form substantially consistent with the form of Amended and Restated Holding Company Operating Agreements, executed by each of the Sellers of the applicable Subsidiary (the “Amended and Restated Subsidiary Operating Agreements”);

(l)                 consulting agreements, substantially in the form of Attachment III hereto, executed by each of John R. McWhirter, Jeannette McWhirter, Robert Heiser, Molly Shoemaker, Chris Summers, Frederick Brenner, Eric Porter and Thomas Foley (the “Consulting Agreements”);

(m)             an executed Escrow Agreement; and

(n)               such other agreements, consents, documents, instruments and writing as are reasonably required to be delivered by the Sellers or any Acquired Company at or prior to the Initial Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as the Buyer Parties or their counsel may reasonably request in connection with the transactions contemplated by this Agreement.

2.6              Deliveries on the Initial Closing Date by the Buyer Parties. At the Initial Closing, the Buyer Parties shall deliver to the Acquired Companies, the Sellers’ Representative and/or the Sellers, as applicable:

(a)                the Initial Closing Cash Payment, payable in accordance with Section 2.3(a);

(b)               the Pay-Off Indebtedness Amount, payable in accordance with Section 2.3(b);

(c)                a secretary’s certificate of each Buyer Party certifying (i) true, correct and complete copies of such Buyer Party’s Organizational Documents as such documents may have theretofore been amended, (ii) resolutions duly adopted by the managers, the board of directors or an equivalent governing body of such Buyer Party and by the members or partners of such Buyer Party authorizing the execution of this Agreement and the execution, performance and delivery of all Transaction Documents and other agreements, documents and transactions contemplated hereby; and (iii) the incumbency of the officers or other representatives of the individuals executing this Agreement and the other agreements, documents and certificates delivered by such Buyer Party;

(d)               the officer’s certificates required of the Buyer Parties by Section 7.3(a);

(e)                executed Consulting Agreements;

(f)                an executed Escrow Agreement and delivery of the Escrow Amount; and

(g)                such other agreements, consents, documents, instruments and writing as are reasonably required to be delivered by the Buyer Parties at or prior to the Initial Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as the Sellers or their counsel may reasonably request in connection with the transactions contemplated by this Agreement.

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2.7              Purchase and Sale of Remaining Subsidiary Equity Interests Relating to Initial Closing.

(a)                At least five (5) Business Days prior to each Subsequent Closing Date, the Buyers shall provide notice to the Sellers of their intent to effectuate a Subsequent Closing with respect to the remaining Subsidiary Equity Interests for which all consents and approvals to transfer have been received. The Buyers may effectuate as many Subsequent Closings as necessary to purchase all Subsidiary Equity Interests not included in the Restructuring.

(b)               Subject to and upon the terms and conditions contained in this Agreement, at the applicable Subsequent Closing, each Seller agrees (a) to sell, assign and transfer to CBTC, free and clear of any and all Liens, and CBTC agrees to acquire and purchase from each Seller, all of such Seller’s right, title and interest in the Non-Pennsylvania Subsidiary Equity Interests to be sold, assigned and transferred by such Seller on the applicable Subsequent Closing Date and (b) to sell, assign and transfer to CBTC PA, free and clear of any and all Liens, and CBTC PA agrees to acquire and purchase from each Seller, all of such Seller’s right, title and interest in the Pennsylvania Subsidiary Equity Interests to be sold, assigned and transferred by such Seller on the applicable Subsequent Closing Date.

2.8              Payment of Subsequent Closing Cash Payment and Indebtedness.

(a)                At least two (2) Business Days prior to each Subsequent Closing Date, the Buyers shall instruct the Escrow Agent to pay, on such Subsequent Closing Date, (i) to the Sellers from the Subsequent Closing Escrow Amount an amount equal to the product of Seventy Five Million Nine Hundred Thousand Dollars ($75,900,000) multiplied by a fraction, the numerator of which is the aggregate of the agreed values of each Subsidiary set forth on Exhibit F to be sold, conveyed and transferred on such Subsequent Closing Date and the denominator of which is Four Hundred Four Million Two Hundred Thousand One Hundred Two Dollars ($404,200,102) (the “Subsequent Closing Cash Payment”) and (ii) to the applicable third parties from the Loan Escrow Amount, the Subsequent Closing Pay-Off Indebtedness. Each Subsequent Closing Cash Payment shall be deliverable at the applicable Subsequent Closing by wire transfer of immediately available funds into an account or accounts designated in writing by the Sellers’ Representative. The applicable Subsequent Closing Cash Payment shall be payable to each of the Sellers in proportion to each such Seller’s ownership of the applicable Subsidiary Equity Interests, in each case as set forth on the Capitalization Spreadsheet. The Sellers (x) acknowledge and agree that the payments to be made by the Buyers pursuant to this Section 2.8(a) constitute payment in full for the applicable Subsidiary Equity Interests and that the Buyers shall have no liability with respect to the distribution of the applicable Subsequent Closing Cash Payment among the Sellers so long as such distribution is in accordance with the instructions provided by the Sellers’ Representative, (y) acknowledge and agree that the Sellers are entitled to no further payments in respect of the Subsidiary Equity Interests and (z) hereby waive any rights they may have under any of the applicable Subsidiaries’ Organizational Documents.

(b)               At least two (2) Business Days prior to the applicable Subsequent Closing Date, the Sellers shall deliver to the Buyers: (i) Pay-Off Letters reasonably satisfactory to the Buyers, together with wire instructions and any other information or instruments as may be necessary to effect payment of the Subsequent Closing Pay-Off Indebtedness Amount to a third party. The Buyers shall instruct the Escrow Agent to pay from the Loan Payment Escrow Amount, simultaneously with the applicable Subsequent Closing, on behalf of the Sellers the applicable Subsequent Closing Pay-Off Indebtedness.

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2.9              Subsequent Closing Date. The consummation of the sale and purchase of the applicable Subsidiary Equity Interests provided for in Section 2.7 (each, a “Subsequent Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, District of Columbia 20004 on the date that is two (2) Business Days following the date on which the last of the conditions precedent to a Subsequent Closing applicable to the Subsidiary Equity Interests (except for such conditions that can only be satisfied at such Subsequent Closing) set forth in Article VII of this Agreement has been satisfied or waived by the Party for whose benefit such conditions precedent exist, or such other date as the Parties may mutually agree (each, a “Subsequent Closing Date”) (it being understood that such Subsequent Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier). Such Initial Closing shall be effective as of 12:01 a.m. EST on the Initial Closing Date.

2.10          Deliveries on each Subsequent Closing Date by the Sellers. At each Subsequent Closing, the Sellers shall deliver or cause the Sellers’ Representative to deliver, as applicable, to the Buyers:

(a)                all right, title and interest in and to the applicable Subsidiary Equity Interests, free and clear of all Liens (other than Permitted Liens), pursuant to one or more assignment instruments reasonably acceptable to the Buyers, representing the transfer of such Subsidiary Equity Interests in form acceptable for transfer of such Subsidiary Equity Interests on the books of the applicable Subsidiaries;

(b)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each applicable Subsidiary certifying that (i) attached thereto are true, correct and complete copies of such Subsidiary’s Organizational Documents, in each case as amended through the Subsequent Closing Date, (ii) attached thereto are true, correct and complete copies of all resolutions adopted by the managers of such Subsidiary (and, if applicable or required, the Sellers) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iv) the names and signatures of the officers of such Acquired Company authorized to sign this Agreement and the Transaction Documents;

(c)                a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller that is not a natural person certifying that (i) attached thereto are true, correct and complete copies of such Seller’s Organizational Documents, in each case as amended through the Subsequent Closing Date, (ii) attached thereto are true, correct and complete copies of all resolutions adopted by the managers of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iv) the names and signatures of the officers of such Seller authorized to sign this Agreement and the Transaction Documents;

(d)               a certificate confirming the good standing of each Seller that is not a natural person from the Secretary of State or similar office, as applicable, of their respective jurisdictions of organization;

(e)                a certificate confirming the good standing of each applicable Subsidiary, dated not more than five (5) Business Days prior to the Subsequent Closing Date, from the Secretary of State or similar office, as applicable, of their respective jurisdictions of organization; provided that no such certificate shall be required for jurisdictions that do not recognize the concept of good standing or that do not provide certificates of good standing;

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(f)                the certificates required of the Sellers by Section 7.2(a);

(g)                all corporate books and records, to the extent there are any, including any minute books, membership interest ledgers and transfer records, the corporate seal and other materials related to the corporate administration of the applicable Subsidiaries;

(h)               a written statement from each of the Sellers, dated as of the Subsequent Closing Date, in form and substance reasonably acceptable to the Buyers and consistent with Treasury Regulations section 1.1445-2(b)(2), certifying that such Seller is not a “foreign person” as defined in Section 1445 of the Code and Treasury Regulations section 1.1445-2(b)(2);

(i)                 the Pay-Off Letters, and evidence reasonably satisfactory to the Buyers (including recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by the Buyers) to confirm that all Liens (other than Permitted Liens) on the assets or properties of the applicable Subsidiaries specified in Exhibit C attached hereto shall be, assuming that the Subsequent Closing Pay-Off Indebtedness Amount is paid at or prior to the Initial Closing, satisfied, terminated and discharged on or prior to the Initial Closing Date;

(j)                 copies of the Amended and Restated Subsidiary Operating Agreement of each of the applicable Subsidiaries;

(k)               an executed assignment agreement, in a form reasonably satisfactory to the Buyers, necessary to assign any of the Sellers’ interests in the Ground Leases specified in Section 4.12(g) of the Disclosure Schedule to a Subsidiary of either Acquired Company; and

(l)                 such other agreements, consents, documents, instruments and writing as are reasonably required to be delivered by the Sellers or any applicable Subsidiary at or prior to the Subsequent Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as the Buyer Parties or their counsel may reasonably request in connection with the transactions contemplated by this Agreement.

2.11          Deliveries on each Subsequent Closing Date by the Buyer Parties. At each Subsequent Closing, the Buyer Parties shall deliver to the Sellers’ Representative and/or the Sellers, as applicable:

(a)                a secretary’s certificate of each Buyer Party certifying (i) true, correct and complete copies of such Buyer Party’s Organizational Documents as such documents may have theretofore been amended, (ii) resolutions duly adopted by the managers, the board of directors or an equivalent governing body of such Buyer Party and by the members or partners of such Buyer Party authorizing the execution of this Agreement and the execution, performance and delivery of all Transaction Documents and other agreements, documents and transactions contemplated hereby; and (iii) the incumbency of the officers or other representatives of the individuals executing this Agreement and the other agreements, documents and certificates delivered by such Buyer Party;

(b)               the officer’s certificates required of the Buyer Parties by Section 7.3(a); and

(c)                such other agreements, consents, documents, instruments and writing as are reasonably required to be delivered by the Buyer Parties at or prior to the Subsequent Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as the Sellers or their counsel may reasonably request in connection with the transactions contemplated by this Agreement.

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2.12          Option to Purchase Additional Interests. The Parties hereby agree that the Amended and Restated Holding Company Operating Agreements shall contain the following provisions relating to the Purchase Options:

(a)                Amended and Restated Holding Company Operating Agreement of CBTC:

(i)                 CBTC First Purchase Option. CBTC hereby grants to CBTC Buyer the option to increase its Participating Percentage in CBTC by twenty-seven percent (27%) or more (resulting in an aggregate Participating Percentage of seventy-five percent (75%)) on the terms and conditions set forth in this Section 2.12(a)(i) (the “CBTC First Purchase Option”).

(A)              The CBTC First Purchase Option shall be exercisable by CBTC Buyer by giving notice to CBTC, with a copy to all of the other members of CBTC, on or promptly after the date twelve (12) months after the Initial Closing Date, but in no event later than the date fourteen (14) months after the Initial Closing Date.

(B)              Within fifteen (15) days after exercise of the CBTC First Purchase Option, (A), CBTC Buyer shall make an aggregate capital contribution of Ninety Five Million Three Hundred Thousand Dollars ($95,300,000) to CBTC in exchange for the issuance by CBTC of a number of units representing CBTC Membership Interests with a Participating Percentage equal to twenty-seven percent (27%) (determined prior to the issuance of such CBTC Membership Interests ).

(C)              Immediately following the receipt of the capital contribution from CBTC Buyer, CBTC shall redeem from the members of CBTC other than CBTC Buyer an aggregate number of CBTC Membership Interests equal to the number of CBTC Membership Interests issued to CBTC Buyer in exchange for its capital contribution, which CBTC Membership Interests shall be redeemed from the members of CBTC ratably in accordance with their respective Participating Percentages, in exchange for an aggregate payment of Eighty Million Eight Hundred Thousand Dollars ($80,800,000). Any fractional CBTC Membership Interests resulting from such redemption shall be rounded down to the nearest whole CBTC Membership Interest.

(D)              CBTC shall apply the remaining Fourteen Million Five Hundred Thousand Dollars ($14,500,000) contributed by CBTC Buyer to repayment of property-level indebtedness of its Subsidiaries that matures in 2014.

(ii)               CBTC Second Purchase Option. CBTC hereby grants to CBTC Buyer the option to increase its Participating Percentage in CBTC by thirteen and nine-tenths percent (13.9%) (resulting in an aggregate Participating Percentage of eighty-eight and nine-tenths percent (88.9%)) on the terms and conditions set forth in this Section 2.12(a)(ii) (the “CBTC Second Purchase Option”).

(A)              The CBTC Second Purchase Option shall be exercisable by CBTC Buyer by giving notice to CBTC, with a copy to all of the other members of CBTC, on or promptly after the date twenty-four (24) months after the Initial Closing Date, but in no event later than the date twenty-six (26) months after the Initial Closing Date.

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(B)              Within fifteen (15) days after exercise of the CBTC Second Purchase Option, CBTC Buyer shall make an aggregate capital contribution of Sixty Five Million Nine Hundred Thousand Dollars ($65,900,000) to CBTC in exchange for the issuance by CBTC of a number of units representing CBTC Membership Interests with a Participating Percentage equal to thirteen and nine-tenths percent (13.9%) (determined prior to the issuance of such CBTC Membership Interests).

(C)              Immediately following the receipt of the capital contribution from CBTC Buyer, CBTC shall redeem from the members of CBTC other than CBTC Buyer an aggregate number of CBTC Membership Interests equal to the number of units representing CBTC Membership Interests issued to CBTC Buyer in exchange for its capital contribution, which units representing CBTC Membership Interests shall be redeemed from the members of CBTC ratably in accordance with their respective Participating Percentages, in exchange for an aggregate payment of Sixty Five Million Nine Hundred Thousand Dollars ($65,900,000). Any fractional units representing CBTC Membership Interests resulting from such redemption shall be rounded down to the nearest whole unit representing CBTC Membership Interests.

(iii)             CBTC Third Purchase Option. CBTC hereby grants to CBTC Buyer the option to increase its Participating Percentage in CBTC by eleven and one-tenth percent (11.1%) (resulting in an aggregate Participating Percentage of one hundred percent (100%)) on the terms and conditions set forth in this Section 2.12(a)(iii) (the “CBTC Third Purchase Option”).

(A)              The CBTC Third Purchase Option shall be exercisable by CBTC Buyer by giving notice to CBTC, with a copy to all of the other members of CBTC, on or promptly after the date thirty-six (36) months after the Initial Closing Date, but in no event later than the date thirty-eight (38) months after the Initial Closing Date.

(B)              Within fifteen (15) days after exercise of the CBTC Third Purchase Option, CBTC Buyer shall make an aggregate capital contribution of Thirty Five Million Six Hundred Thousand Dollars ($35,600,000) to CBTC in exchange for the issuance by CBTC of a number of units representing CBTC Membership Interests with a Participating Percentage equal to eleven and one-tenth percent (11.1%) (determined prior to the issuance of such units representing CBTC Membership Interests).

(C)              Immediately following the receipt of the capital contribution from CBTC Buyer, CBTC shall redeem from the members of CBTC other than CBTC Buyer all of their remaining units representing CBTC Membership Interests in exchange for an aggregate payment of Thirty Five Million Six Hundred Thousand Dollars ($35,600,000).

(b)               Amended and Restated Holding Company Operating Agreement of CBTC PA:

(i)                 CBTC PA First Purchase Option. CBTC PA hereby grants to CBTC PA Buyer the option to increase its Participating Percentage in CBTC PA by twenty-seven percent (27%) or more (resulting in an aggregate Participating Percentage of seventy-five (75%)) on the terms and conditions set forth in this Section 2.12(b)(i) (the “CBTC PA First Purchase Option”).

(A)              The CBTC PA First Purchase Option shall be exercisable by CBTC PA Buyer by giving notice to CBTC PA, with a copy to all of the other members of CBTC PA, on or promptly after the date twelve (12) months after the Initial Closing Date, but in no event later than the date fourteen (14) months after the Initial Closing Date.

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(B)              Within fifteen (15) days after exercise of the CBTC PA First Purchase Option, (A), Campus shall make an aggregate capital contribution of Thirty Six Million One Hundred Thousand Dollars ($36,100,000) to CBTC PA in exchange for the issuance by CBTC PA of a number of units representing CBTC PA Membership Interests with a Participating Percentage equal to twenty-seven percent (27%) (determined prior to the issuance of such units representing CBTC PA Membership Interests).

(C)              Immediately following the receipt of the capital contribution from CBTC PA Buyer, CBTC PA shall redeem from the members of CBTC PA other than CBTC PA Buyer an aggregate number of units representing CBTC PA Membership Interests equal to the number of CBTC PA Membership Interests issued to CBTC PA Buyer in exchange for its capital contribution, which CBTC PA Membership Interests shall be redeemed from the members of CBTC PA ratably in accordance with their respective Participating Percentages, in exchange for an aggregate payment of Twenty Nine Million Six Hundred Thousand Dollars ($29,600,000). Any fractional units representing CBTC PA Membership Interests resulting from such redemption shall be rounded down to the nearest whole unit representing CBTC PA Membership Interests.

(D)              CBTC PA shall apply the remaining Six Million Five Hundred Thousand Dollars ($6,500,000) contributed by CBTC PA Buyer to repayment of property-level indebtedness of its Subsidiaries that matures in 2014.

(ii)               CBTC PA Second Purchase Option. CBTC PA hereby grants to CBTC PA Buyer the option to increase its Participating Percentage in CBTC PA by thirteen and nine-tenths percent (13.9%) (resulting in an aggregate Participating Percentage of eighty-eight and nine-tenths percent (88.9%)) on the terms and conditions set forth in this Section 2.12(b)(ii) (the “CBTC PA Second Purchase Option”).

(A)              The CBTC PA Second Purchase Option shall be exercisable by CBTC PA Buyer by giving notice to CBTC PA, with a copy to all of the other members of CBTC PA, on or promptly after the date twenty-four (24) months after the Initial Closing Date, but in no event later than the date twenty-six (26) months after the Initial Closing Date.

(B)              Within fifteen (15) days after exercise of the CBTC PA Second Purchase Option, CBTC PA Buyer shall make an aggregate capital contribution of Forty Three Million One Hundred Thousand Dollars ($43,100,000) to CBTC PA in exchange for the issuance by CBTC PA of a number of units representing CBTC PA Membership Interests with a Participating Percentage equal to thirteen and nine-tenths percent (13.9%) (determined prior to the issuance of such units representing CBTC PA Membership Interests).

(C)              Immediately following the receipt of the capital contribution from CBTC PA Buyer, CBTC PA shall redeem from the members of CBTC PA other than CBTC PA Buyer an aggregate number of units representing CBTC PA Membership Interests equal to the number of CBTC PA Membership Interests issued to CBTC PA Buyer in exchange for its capital contribution, which units representing CBTC PA Membership Interests shall be redeemed from the members of CBTC PA ratably in accordance with their respective Participating Percentages, in exchange for an aggregate payment of Twenty Four Million One Hundred Thousand Dollars ($24,100,000). Any fractional units representing CBTC PA Membership Interests resulting from such redemption shall be rounded down to the nearest whole unit representing CBTC PA Membership Interests.

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(D)              CBTC PA shall apply the remaining Nineteen Million Dollars ($19,000,000) contributed by CBTC PA Buyer to repayment of property-level indebtedness of its Subsidiaries that matures in 2015.

(iii)             CBTC PA Third Purchase Option. CBTC PA hereby grants to CBTC PA Buyer the option to increase its Participating Percentage in CBTC PA by eleven and one-tenth percent (11.1%) (resulting in an aggregate Participating Percentage of 100%) on the terms and conditions set forth in this Section 2.12(b)(iii) (the “CBTC PA Third Purchase Option”).

(A)              The CBTC PA Third Purchase Option shall be exercisable by CBTC PA Buyer by giving notice to CBTC PA, with a copy to all of the other members of CBTC PA, on or promptly after the date thirty-six (36) months after the Initial Closing Date, but in no event later than the date thirty-eight (38) months after the Initial Closing Date.

(B)              Within fifteen (15) days after exercise of the CBTC PA Third Purchase Option, CBTC PA Buyer shall make an aggregate capital contribution of Thirteen Million One Hundred Thousand Dollars ($13,100,000) to CBTC PA in exchange for the issuance by CBTC PA Buyer of a number of units representing CBTC PA Membership Interests with a Participating Percentage equal to eleven and one-tenth percent (11.1%) (determined prior to the issuance of such units representing CBTC PA Membership Interests).

(C)              Immediately following the receipt of the capital contribution from CBTC PA Buyer, CBTC PA shall redeem from the members of CBTC PA other than CBTC PA Buyer all of their remaining units representing CBTC PA Membership Interests in exchange for an aggregate payment of Thirteen Million One Hundred Thousand Dollars ($13,100,000).

2.13          Provisions Applicable if Purchase Options Not Exercised. The Parties hereby agree that each of the Amended and Restated Holding Company Operating Agreements shall contain the following provisions relating to distributions in the event any of the Purchase Options is not exercised.

(a)                If CBTC Buyer does not exercise the CBTC First Purchase Option on or before the date fourteen (14) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), CBTC Buyer shall no longer be entitled to any preference payment with respect to distributions from CBTC and all such distributions shall be made to the members of CBTC in accordance with their respective Participating Percentages in CBTC; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, CBTC Buyer’s Participating Percentage in CBTC shall be increased to 55.84%.  In addition, in the event of any sale of CBTC or any of its assets, proceeds from such sale shall be distributed 55% to the Sellers and 45% to CBTC Buyer; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, such proceeds shall be distributed 47.16% to the Sellers and 52.84% to  CBTC Buyer.  If CBTC PA Buyer does not exercise the CBTC PA First Purchase Option on or before the date fifteen (15) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), CBTC PA Buyer shall no longer be entitled to any preference payment with respect to distributions from CBTC PA and all such distributions shall be made to the members of CBTC PA in accordance with their respective Participating Percentages in CBTC PA; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, CBTC PA Buyer’s Participating Percentage in CBTC PA shall be increased to 55.84%. In addition, in the event of any sale of CBTC PA or any of its assets, proceeds from such sale shall be distributed fifty-five percent (55%) to the Sellers and forty-five percent (45%) to CBTC PA Buyer; provided , however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, such proceeds shall be distributed 47.16% to the Sellers and 52.84% to CBTC PA Buyer.

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(b)               If CBTC Buyer does not exercise the CBTC Second Purchase Option on or before the date twenty-six (26) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), all distributions shall be made to the members of CBTC in accordance with their respective Participating Percentages in CBTC; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, CBTC Buyer’s Participating Percentage in CBTC shall be increased to 78.83%.  In addition, in the event of any sale of CBTC or any of its assets, proceeds from such sale shall be distributed thirty percent (30%) to the Sellers and seventy percent (70%) to CBTC Buyer; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, such proceeds shall be distributed 26.17% to the Sellers and 73.83% to  CBTC Buyer.  If CBTC PA Buyer does not exercise the CBTC PA Second Purchase Option on or before the date twenty-seven (27) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), all distributions shall be made to the members of CBTC PA in accordance with their respective Participating Percentages in CBTC PA; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, CBTC PA Buyer’s Participating Percentage in CBTC PA shall be increased to 78.83%.  In addition, in the event of any sale of CBTC PA or any of its assets, proceeds from such sale shall be distributed thirty percent (30%) to the Sellers and seventy percent (70%) to CBTC PA Buyer; provided , however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, such proceeds shall be distributed 26.17% to the Sellers and 73.83% to  CBTC PA Buyer.

(c)                If CBTC Buyer does not exercise the CBTC Third Purchase Option on or before the date thirty-eight (38) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), all distributions, including distributions of the proceeds of any sale of CBTC or any of its assets, shall be made to the members of CBTC in accordance with their respective Participating Percentages in CBTC; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, CBTC Buyer’s Participating Percentage in CBTC shall be increased to 90.09%.  If CBTC PA Buyer does not exercise the CBTC PA Third Purchase Option on or before the date thirty-nine (39) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), all distributions, including distributions of the proceeds of any sale of CBTC or any of its assets, shall be made to the members of CBTC PA in accordance with their respective Participating Percentages in CBTC PA; provided, however, that in the event the Sellers elect to repay the outstanding principal amount plus accrued and unpaid interest on the Promissory Notes in kind pursuant to Section 2(d)(ii) of the Promissory Note, CBTC PA Buyer’s Participating Percentage in CBTC shall be increased to 90.09%.

2.14          Withholding. Notwithstanding anything to the contrary herein or elsewhere, the Buyer Parties and their Affiliates shall be entitled to deduct, withhold, and pay to a Governmental Entity from consideration otherwise payable pursuant to this Agreement to any Seller or other Person such amounts as are required to be deducted and withheld under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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2.15          Allocation of the Initial Purchase Price. The Parties hereby agree that the Initial Purchase Price and the price paid upon exercise of the Purchase Options, and other relevant consideration, shall be allocated among the assets of each of the Acquired Companies as set forth in Exhibit G attached hereto (such schedule, the “Allocation Schedule”); provided, however, that such agreement shall not be a condition to the exercise of any such Purchase Option or the effecting of a transaction described in Section 2.13. No Party shall take any position inconsistent with the Allocation Schedule for income Tax reporting purposes (such as, for instance, for purposes of reporting income under Code Section 751). In the event that the allocation as determined hereunder is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute. Upon the request of CCG, CCG and the Seller Representative shall, prior to or after the applicable Closing and from time to time, use good faith efforts to agree upon the fair market value of the assets of the relevant Copper Beech Entities.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Except as specifically set forth in the Disclosure Schedule, which are numbered to correspond to the Section numbers of this Agreement, each Seller hereby severally, and not jointly and severally, represents and warrants to the Buyers as of the date hereof and as of the applicable Closing Date, as follows (it being understood that any information set forth in a particular section of the Disclosure Schedule shall be deemed to be disclosed in each other section of the Disclosure Schedule to the extent the relevance of such information is reasonably apparent from such disclosure):

3.1              Organization and Good Standing. Such Seller that is not a natural Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Seller has all requisite corporate, company or other power and authority to enable it to operate, own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

3.2              Authorization, Execution and Enforceability of Transactions. Such Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and each of the Transactions Documents to which it is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of such Seller and no other proceedings, actions or authorization on the part of such Seller or, in the event such Seller is not a natural person, any holders of interests in such Seller are necessary to authorize the execution and delivery by such Seller of any Transaction Document to which it is a party or the consummation by such Seller of the transactions contemplated thereby. This Agreement and each of the Transaction Documents to which such Seller is a party has been duly executed and delivered by such Seller, or will at the applicable Closing be duly executed and delivered by such Seller, and constitutes, or will constitute at applicable Closing, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general equitable principles. Upon execution and delivery of the Promissory Note to which such Seller is a party and delivery of the duly endorsed certificates evidencing the membership interests in the Pledged Subsidiaries owned by such Seller, CBTC Buyer shall have a perfected first priority security interest in all of the membership interests of such Seller in the Pledged Subsidiaries.

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3.3              Consents and Approvals; No Violations.

(a)                Except as set forth in Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by such Seller of this Agreement and each Transaction Document to which it is a party, the consummation by such Seller of the transactions contemplated hereby or thereby, and compliance by such Seller with any of the provisions hereof or thereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation or breach of, default under, or give rise to a remedy, penalty, right of termination, cancellation or acceleration of any obligation, loss of a material benefit under, or give rise to any obligation of such Seller or any of the Acquired Companies to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than Permitted Liens) upon any of the properties or assets of such Seller, any of the Acquired Companies or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of such Seller (in the event such Seller is not a natural person), or of any of the Acquired Companies or any of their respective Subsidiaries; (ii) any Contract, or Permit to which such Seller, any of the Acquired Companies or any of their respective Subsidiaries is a party or to which any of the properties or assets of such Seller, any of the Acquired Companies or any of their respective Subsidiaries are subject; (iii) any Order applicable to such Seller, any of the Acquired Companies or any of their respective Subsidiaries or to which any of the properties or assets of such Seller, any of the Acquired Companies or any of their respective Subsidiaries are subject; or (iv) any applicable Law.

(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of such Seller in connection with the execution and delivery of this Agreement, the other Transactions Documents to which it is a party, the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

3.4              Ownership and Transfer of Membership Interests.

(a)                On the Initial Closing Date such Seller will be the record and beneficial owner of the Membership Interests indicated as being owned by such Seller on the Capitalization Spreadsheet, free and clear of any and all Liens, and will not own any other equity interest in the Acquired Companies. On the Initial Closing Date, such Seller will have the power and authority to sell, transfer, assign and deliver the Membership Interests as provided in this Agreement, and such delivery will convey to the Buyers good and marketable title to such Membership Interests, free and clear of any and all Liens. Such Seller is not a party to any Contract, agreement or understanding providing for the sale (contingent or otherwise) of any Membership Interests or any interest therein or any calls, commitments or Claims of any other character relating to the sale of any Membership Interests or relating to the voting, registration or other similar rights in respect of the Membership Interests.

(b)               On the applicable Subsequent Closing Date such Seller will be the record and beneficial owner of the applicable Subsidiary Equity Interests indicated as being owned by such Seller on the Capitalization Spreadsheet, free and clear of any and all Liens, and will not own any other equity interest in the applicable Subsidiaries. On the applicable Subsequent Closing Date, such Seller will have the power and authority to sell, transfer, assign and deliver the applicable Subsidiary Equity Interests as provided in this Agreement, and such delivery will convey to the Buyers good and marketable title to such Subsidiary Equity Interests, free and clear of any and all Liens. Such Seller is not a party to any Contract, agreement or understanding providing for the sale (contingent or otherwise) of any Subsidiary Equity Interests or any interest therein or any calls, commitments or Claims of any other character relating to the sale of any Subsidiary Equity Interests or relating to the voting, registration or other similar rights in respect of the Subsidiary Equity Interests (other than this Agreement with respect to the Restructuring).

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3.5              Litigation. Except as set forth in Section 3.5 of the Disclosure Schedule, there are no Legal Proceedings pending against nor, to the knowledge of such Seller, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement, the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

3.6              Tax. No Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. No amount is required to be withheld by the Buyers or any of their Affiliates in respect of consideration payable pursuant to this Agreement.

3.7              Financial Advisors. Except as set forth on Section 3.7 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

Except as specifically set forth in the Disclosure Schedule, which are numbered to correspond to the Section numbers of this Agreement, each Seller hereby severally, and not jointly and severally, represents and warrants to the Buyers (i) with respect to the Acquired Companies, as of the date hereof and as of the Initial Closing Date and (ii) with respect to each of the Subsidiaries, as of the date hereof and as of the applicable Subsequent Closing Date, as follows (it being understood that any information set forth in a particular section of the Disclosure Schedule shall be deemed to be disclosed in each other section of the Disclosure Schedule to the extent the relevance of such information is reasonably apparent from such disclosure):

4.1              Organization and Good Standing.

(a)                Each Acquired Company and each of their respective Subsidiaries is a limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Acquired Company and each of their respective Subsidiaries have all requisite corporate, company or other power and authority to enable it to operate, own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as presently conducted requires it to qualify except for such failures to qualify that would not have a Seller Material Adverse Effect. Section 4.1 of the Disclosure Schedule contains a true, correct and complete list of the jurisdiction in which each Acquired Company and each of their Subsidiaries is organized.

(b)               True, correct and complete copies of (i) the Organizational Documents, including all supplements and amendments thereto with respect to each Acquired Company and each of their Subsidiaries, and (ii) records of ownership and transfer or ownership interests have been made available to the Buyer Parties and are true, correct and complete.

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4.2              Authorization; Execution and Enforceability of Transactions. Each Acquired Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of such Acquired Company and no other proceedings, actions or authorizations on the part of such Acquired Company or any holders of interests in such Acquired Company are necessary to authorize the execution and delivery by such Acquired Company of any Transaction Document to which it is a party or the consummation by such Acquired Company of the transactions contemplated thereby. This Agreement and each of the Transaction Documents to which any Acquired Company is a party have been duly executed and delivered by such Acquired Company, or will at the Initial Closing be duly executed and delivered by such Acquired Company, and constitute, or will constitute at the Initial Closing, the legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general equitable principles. Neither of the Acquired Companies is in default under or in violation of any provision of its respective Organizational Documents.

4.3              Consents and Approvals; No Violations. Except as set forth on Section 4.3 of the Disclosure Schedule:

(a)                At least two (2) Business Days prior to each Subsequent Closing Date, the Buyers shall instruct the Escrow Agent to pay, on such Subsequent Closing Date, (i) to the Sellers from the Subsequent Closing Escrow Amount an amount equal to the product of Seventy Five Million Nine Hundred Thousand Dollars ($75,900,000) multiplied by a fraction, the numerator of which is the aggregate of the agreed values of each Subsidiary set forth on Exhibit F to be sold, conveyed and transferred on such Subsequent Closing Date and the denominator of which is Four Hundred Four Million Two Hundred Thousand One Hundred Two Dollars ($404,200,102) (the “Subsequent Closing Cash Payment”) and (ii) to the applicable third parties from the Loan Escrow Amount, the Subsequent Closing Pay-Off Indebtedness. Each Subsequent Closing Cash Payment shall be deliverable at the applicable Subsequent Closing by wire transfer of immediately available funds into an account or accounts designated in writing by the Sellers’ Representative. The applicable Subsequent Closing Cash Payment shall be payable to each of the Sellers in proportion to each such Seller’s ownership of the applicable Subsidiary Equity Interests, in each case as set forth on the Capitalization Spreadsheet. The Sellers (x) acknowledge and agree that the payments to be made by the Buyers pursuant to this Section 2.8(a) constitute payment in full for the applicable Subsidiary Equity Interests and that the Buyers shall have no liability with respect to the distribution of the applicable Subsequent Closing Cash Payment among the Sellers so long as such distribution is in accordance with the instructions provided by the Sellers’ Representative, (y) acknowledge and agree that the Sellers are entitled to no further payments in respect of the Subsidiary Equity Interests and (z) hereby waive any rights they may have under any of the applicable Subsidiaries’ Organizational Documents.

(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of any Acquired Company in connection with (i) the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, the compliance by such Acquired Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of any of the Acquired Companies or any of their Subsidiaries.

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4.4              Capitalization.

(a)                Section 4.4(a) of the Disclosure Schedule sets forth, for each Acquired Company and each of its Subsidiaries, its jurisdiction of formation, the amount, as of the date hereof and as of the applicable Closing Date, of its outstanding equity interests and the record owner(s) of its outstanding equity interests as of the date hereof and as of the applicable Closing Date. Except as set forth in Section 4.4(a) of the Disclosure Schedule, as of the date hereof and as of the applicable Closing Date, there are no equity interests in any Acquired Company or any of their Subsidiaries. Except as set forth in Section 4.4(a) of the Disclosure Schedule, the Membership Interests and other equity interests of each Acquired Company and each of their Subsidiaries have, to the extent applicable, been duly authorized and validly issued, are fully paid and non-assessable, and are owned beneficially and of record by the Sellers and the other record owners set forth in Section 4.4(a) of the Disclosure Schedule, free and clear of any Liens (other than Permitted Liens), and were not (i) issued in violation of, and are not subject to, the preemptive rights of any Person, (ii) issued in violation of, and are not subject to, any agreement or contract (including any right of first offer or right of first refusal) or (iii) issued in violation of any applicable Laws or Orders of any Governmental Entity. The Sellers have full voting power over the Membership Interests, subject to no proxy, shareholders’ or similar agreement, voting trust or other agreement relating to the voting of any of the Membership Interests, and except as set forth in Section 4.4(a) of the Disclosure Schedule and the Membership Interests, there are no outstanding securities or other instruments of any Acquired Company giving the owner or holder thereof the right to vote on any matters on which such Acquired Company’s equity holders may vote. Except as set forth in Section 4.4(a) of the Disclosure Schedule and as contemplated by this Agreement or any other Transaction Document, none of the Acquired Companies or any of their Subsidiaries has outstanding, or is bound by, any subscription, option, warrant, or other right, call or commitment to issue, sell, pledge, transfer or otherwise dispose of, or any obligation or commitment to purchase or otherwise acquire, any of its equity interests or any securities convertible into or exchangeable for any of its equity interests.

(b)               Except as set forth in Section 4.4(b) of the Disclosure Schedule, as of the applicable Closing Date, there will be no dividends, distributions or similar rights against any Acquired Company or any of their Subsidiaries that have accrued or been declared but are unpaid on the Membership Interests of either Acquired Company or equity interests of any of their Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to either Acquired Company or any of their Subsidiaries.

(c)                Except as set forth on Section 4.4(c) of the Disclosure Schedule, none of the Acquired Companies or any of their Subsidiaries owns or holds the right to acquire any stock, partnership interest or other equity ownership interest in any other Person.

(d)               The Sellers will transfer and deliver to the Buyers at the Initial Closing good and marketable title to the Membership Interests free and clear of any Liens.

(e)                The Sellers will transfer and deliver to the Buyers at the applicable Subsequent Closing good and marketable title to the applicable Subsidiary Equity Interests free and clear of any Liens.

4.5              Environmental.

(a)                Each of the Acquired Companies and each of their Subsidiaries have complied, and are in compliance, in all material respects, with all applicable Environmental Laws.

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(b)               (i) Except as set forth in Section 4.5(b)(i) of the Disclosure Schedule, to the Knowledge of the Sellers, none of the Acquired Companies or any of their Subsidiaries has any liability under any Environmental Law, nor is any Acquired Company or any of their Subsidiaries responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. (ii) Except as set forth in Section 4.5(b)(ii) of the Disclosure Schedule, to the Knowledge of the Sellers, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the applicable Closing Date, which have or will result in liability to any of the Acquired Companies or any of their Subsidiaries under Environmental Law. (iii) Except as set forth on Section 4.5(b)(iii) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Sellers, threatened Environmental Claims.

(c)                (i) Except as set forth in Section 4.5(c)(i) of the Disclosure Schedule, to the Knowledge of the Sellers, each of the Acquired Companies and each of their Subsidiaries have been duly issued and maintain all Environmental Permits necessary to operate the business of any of the Acquired Companies and their Subsidiaries as currently operated other than those the failure of which to possess is immaterial. (ii) A true and complete list of all such Environmental Permits, all of which, to the Knowledge of the Sellers, are valid and in full force and effect, is set out in Section 4.5(c)(ii) of the Disclosure Schedule. (iii) Except as set forth in Section 4.5(c)(iii) of the Disclosure Schedule, to the Knowledge of the Sellers, each of the Acquired Companies and each of its Subsidiaries have timely filed applications for all such Environmental Permits other than those where the failure to so timely apply is immaterial.

4.6              Corporate Records. The Acquired Companies have made available to the Buyer Parties true, correct and complete copies of the Organizational Documents of each of the Acquired Companies, in each case as amended and in effect on the date hereof, including all amendments thereto.

4.7              Financial Statements.

(a)                The audited financial statements prepared in accordance with Section 3-14 of Regulation S-X (the “3-14 Financial Statements”) are attached as Section 4.7(a) of the Disclosure Schedule.

(b)               The unaudited combined balance sheet of the Acquired Companies’ Subsidiaries as of December 31, 2011, and December 31, 2012, and the related combined statement of income of the Acquired Companies’ Subsidiaries for the twelve (12) month periods then ended, are attached as Section 4.7(a) of the Disclosure Schedule (such audited statements, including the related notes and schedules thereto, are referred to herein as the “Unaudited Financial Statements” and, together with the 3-14 Financial Statements, the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, and presents fairly in all material respects the financial position and the results of operations of the Acquired Companies’ Subsidiaries as at the dates and for the periods indicated therein, subject to the absence of footnotes and year-end adjustments (that, if presented, would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect). The unaudited combined balance sheet of the Acquired Companies’ Subsidiaries is referred to herein as the “Balance Sheet” and December 31, 2012 is referred to herein as the “Balance Sheet Date.” The Financial Statements were prepared from, and are consistent with, the books and records of the Acquired Companies and their Subsidiaries.

(c)                All books, records and accounts (electronic or written) that exist for each Acquired Company and each of their Subsidiaries are accurate and complete and are maintained in all material respects in accordance with all applicable Laws.

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(d)               There are no “off balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission) with respect to the Acquired Companies or their Subsidiaries.

4.8              No Undisclosed Liabilities. None of the Acquired Companies or any of their Subsidiaries has any Indebtedness, Liabilities or obligations of any nature (whether known or unknown, whether absolute, accrued, contingent or otherwise, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (a) specifically reflected on and fully reserved against in the Balance Sheet and (b) current Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date that are not, individually or in the aggregate, material to the Acquired Companies and their Subsidiaries.

4.9              Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Section 4.9 of the Disclosure Schedule, since the Balance Sheet Date:

(a)                there has not been any effect, event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect, and

(b)               each Acquired Company and each of their Subsidiaries:

(i)                 have conducted their respective businesses only in the Ordinary Course of Business consistent with past practice;

(ii)               have not repurchased, redeemed or otherwise acquired any outstanding securities of, or other ownership interests in, any Acquired Company or any of their Subsidiaries;

(iii)             have not (A) except in the Ordinary Course of Business, increased the salary or other compensation of any manager, officer or Employee, (B) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any manager, officer, Employee or consultant, (C) increased the coverage or benefits available under any (or created any new) severance pay, termination pay, vacation pay, awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, officers, Employees, agents or representatives of any Acquired Company or any of their Subsidiaries or otherwise modified or amended or terminated any such plan or arrangement or (D) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers or officers of any Acquired Company or any of their Subsidiaries (or amended any such agreement to which any Acquired Company or any of their Subsidiaries is a party);

(iv)             have not issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or modified the terms of any Indebtedness or other Liability;

(v)               except for Permitted Liens, have not permitted, allowed or suffered to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any Acquired Company or any of their Subsidiaries;

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(vi)             have not cancelled or compromised any debt or claim or waived or released any material right of any Acquired Company or any of their Subsidiaries, except in the Ordinary Course of Business;

(vii)           have not terminated, amended, restated, supplemented or waived any rights under any (A) Material Contract (other than in the Ordinary Course of Business) or (B) Permit;

(viii)         have not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings; and

(ix)             have not agreed (whether in writing or otherwise) to do or cause to be done any of the actions set forth in clauses (ii) – (viii) above.

4.10          Taxes and Tax Matters.

(a)                The Acquired Companies and all of their Subsidiaries have timely (taking into account extensions) filed, had filed on its behalf, or joined in the filing of all Income Tax Returns and all other material Tax Returns required to have been filed with respect to (or taking into account) any Acquired Company and their Subsidiaries, and have paid all Income Taxes shown thereon as owing.

(b)               All Taxes shown as due and owing on any Tax Return by or with respect to each Acquired Company and each of their Subsidiaries have been timely paid.

(c)                The Sellers have made available to the Buyers true, correct and complete copies of all U.S. federal, state, and non-U.S. Income Tax Returns filed by or with respect to each Acquired Company and its Subsidiaries for Tax periods ending on or after December 31, 2010.

(d)               None of the Acquired Companies or any of their Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Returns or has a request for any such extension pending.

(e)                To the Knowledge of the Sellers, there are no ongoing, pending, or threatened, Tax Disputes of or with respect to any of the Acquired Companies or any of their Subsidiaries.

(f)                There are no Liens for any Taxes (other than Liens described in clause (iii) of the definition of Permitted Liens) against any interest in or any asset of any Acquired Company or their Subsidiaries.

(g)                None of the Acquired Companies or any of their Subsidiaries has executed or filed with any Governmental Entity any agreement extending the period for assessment or collection of any Taxes that is still open.

(h)               No written claim has been received asserting that any of the Acquired Companies or any of their Subsidiaries is or may be subject to taxation in any jurisdiction where any of the Acquired Companies or any such Subsidiary, as the case may be, has not filed, for the relevant Tax period, Tax Returns except for such claims that would not result in a Seller Material Adverse Effect.

(i)                 None of the Acquired Companies or any of their Subsidiaries is or has been a party or otherwise bound by or subject to any Tax Sharing Agreement or Tax Protection Agreement.

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(j)                 None of the Acquired Companies or any of their Subsidiaries is or has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (whether for U.S. federal, state, local, or non-U.S.) (together, a “Consolidated Tax Group”). None of the Acquired Companies or any of their Subsidiaries could have any liability for Taxes of a Person other than itself, whether by Law, as a successor, by contract, or otherwise.

(k)               There is no request pending with respect to a private letter ruling or technical advice memorandum from the IRS or comparable ruling or advice from any other Governmental Entity, in each case with respect to any of the Acquired Companies or any of their Subsidiaries. There is no outstanding “closing agreement” as described in Section 7121 of the Code (or any state, local or non-U.S. analogue), or any request therefore, with respect to any of the Acquired Companies or any of their Subsidiaries.

(l)                 None of the Acquired Companies or any of their Subsidiaries is or has been a party to any “listed transaction” as defined in Code §6707A(c)(2) and Reg. § 1.6011-4(b)(2) or has been a “material advisor” as defined in Section 6111(b) of the Code (or any state, local, or non-U.S. analogue).

(m)             Section 4.10(m) of the Disclosure Schedule lists all outstanding powers of attorney issued by, or otherwise relating to, any of the Acquired Companies or any of their Subsidiaries that relate to Taxes or Tax matters.

(n)               Section 4.10(n) of the Disclosure Schedule sets forth a full and accurate description of any reserves of any Person or Consolidated Tax Group for any Taxes, including as required by “FIN 48 (ASC 470)” or “FAS 5 (ASC 450)” or to be set forth on “Schedule UTP” or on the Financial Statements, in each case for which any of the Acquired Companies or any of their Subsidiaries could be legally liable as a result of being a member at any time of a Consolidated Tax Group.

(o)               Section 4.10(o) of the Disclosure Schedule lists all state, local, and non-U.S. jurisdictions in which any of the Acquired Companies or any of their Subsidiaries is required by Law to file a Tax Return, or is otherwise subject to Tax by virtue of having a nexus or permanent establishment or other place of business in that jurisdiction.

(p)               Section 4.10(p) of the Disclosure Schedule sets forth the adjusted basis (as determined for U.S. federal income tax purposes) of each asset owned by the Acquired Companies and their Subsidiaries.

(q)               No less than ninety percent (90%) of the fair market value of the assets of each Subsidiary is comprised of land and/or improvements on land.

(r)                 None of the Acquired Companies or any of their Subsidiaries (i) has ever been treated or otherwise taxable as other than a partnership or disregarded entity for U.S. federal income tax purposes, and (ii) has ever elected or taken the position (on any Tax Return otherwise) that it is or was taxable as other than a partnership or disregarded entity for U.S. federal income tax purposes.

(s)                To the Knowledge of the Sellers, any and all transactions between or among any of the Acquired Companies, their Subsidiaries, the Sellers, and/or Affiliates of the foregoing, have occurred on arm’s length terms, and each of the Acquired Companies and their Subsidiaries have complied with any and all Tax-related requirements that the arm’s-length nature of the terms of such transactions be documented.

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For purposes of this Section 4.10, references to the Acquired Companies and their Subsidiaries including an entity with respect to which any of the Acquired Companies or any of their Subsidiaries is a successor, whether pursuant to Section 381 of the Code or by operation of Law.

4.11          Title to Properties. Each of the Acquired Companies and each of their Subsidiaries (a) have good, valid and marketable title to all properties and other assets that are reflected on the Financial Statements as being owned by any of the Acquired Companies or any of their Subsidiaries (or that are acquired after the date thereof) and that are, individually or in the aggregate, material to the business or financial condition of the Acquired Companies and their Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all Liens except Permitted Liens and (b) are the lessees or sublessees of all leasehold estates and leasehold interests reflected in the Financial Statements (or acquired after the date thereof). Each of the Acquired Companies’ and each of their Subsidiaries’ tangible personal property and equipment is in good repair and condition (subject to normal wear and tear) and constitutes all of the tangible personal property and equipment used in connection with the operation or conduct of the respective businesses of the Acquired Companies and their Subsidiaries as currently conducted. As of the date hereof, the tangible personal property owned and leased by the Acquired Companies and their Subsidiaries is sufficient to conduct the business of the Acquired Companies and their Subsidiaries at the Properties.

4.12          Real Property.

(a)                Each Subsidiary owns or leases, as the case may be, the Properties set forth opposite its name on Section 4.12(a) of the Disclosure Schedule. The Subsidiaries do not own any real property other than the Properties that are shown on Section 4.12(a) of the Disclosure Schedule.

(b)               Except as set forth in Section 4.12(b) of the Disclosure Schedule, and except with respect to the Existing Loan Documents or any other documents securing the Existing Loans, none of the Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

(c)                The Sellers have made available to the Buyer Parties copies that are true, correct and complete in all material respects of all Existing Title Insurance Policies and Existing Surveys as of the date hereof.

(d)               To the Knowledge of the Sellers, the Existing Title Insurance Policies, on the date hereof, are in full force and effect and no material claim has been made against any such policy.

(e)                There is no pending bankruptcy proceedings involving any of the Acquired Companies or any of their Subsidiaries in which such Acquired Company or such Subsidiary is a debtor.

(f)                Section 4.12(f) of the Disclosure Schedule sets forth each non-residential Lease pursuant to which any Subsidiary is the landlord (each, a “Non-Residential Lease”). The Sellers have made available to the Buyer Parties copies of all Non-Residential Leases and any amendments, modifications, supplements, renewals, extensions and guarantees related thereto. Such copies are true, correct and complete in all material respects. No Subsidiary that is a landlord under a Non-Residential Lease is in default thereunder, and, to the Knowledge of the Sellers, no tenant under a Non-Residential Lease is in default under any material obligations thereunder.

(g)                Except as set forth in Section 4.12(g) of the Disclosure Schedule, there are no Properties under development.

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(h)               Section 4.12(h) of the Disclosure Schedule sets forth all ground leases (“Ground Leases”) pursuant to which any Subsidiary is a tenant. Copies of the Ground Leases that are true, correct and complete in all respects have been made available to the Buyer Parties by the Sellers. The Ground Leases are the valid, legal and binding obligations of the Subsidiaries named therein and are enforceable in accordance with their respective terms against such Subsidiaries and, to the Knowledge of the Sellers, the other parties thereto. Except as set forth on Section 4.12(h) of the Disclosure Schedule, no breach or default by a Subsidiary and, to the Knowledge of the Sellers, by a third party, has occurred and is continuing under the Ground Leases, and no event has occurred which, with notice or lapse of time, or both, would constitute a material breach or default under any of the Ground Leases by a Subsidiary or, to the Knowledge of the Sellers, by a third party. No Subsidiary is a tenant under any ground lease other than the Ground Leases.

(i)                 Section 4.12(i) of the Disclosure Schedule sets forth all office space leases as to which the rent payable by a Subsidiary under any such lease will exceed Forty Thousand Dollars ($40,000) per annum following the applicable Closing Date (“Space Leases”). Copies of the Space Leases that are true, correct and complete in all respects have been made available to the Buyer Parties by the Sellers. The Space Leases are the valid, legal, and binding obligations of the Subsidiaries named therein and are enforceable in accordance with their respective terms against such Subsidiaries. Except as set forth on Section 4.12(i) of the Disclosure Schedule, no breach or default by a Subsidiary has occurred and is continuing under the Space Leases. No Subsidiary is a tenant under any office space lease as to which the rent will exceed Forty Thousand Dollars ($40,000) per annum following the applicable Closing Date, other than the Space Leases.

4.13          No Condemnation. As of the date hereof, except as set forth in Section 4.13 of the Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Sellers, threatened condemnation, expropriation, requisition or similar proceedings against any of Property or any portion thereof that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii) none of the Acquired Companies or any of their Subsidiaries has received written notice that any such proceeding is contemplated. Section 4.13 of the Disclosure Schedule lists all pending or, to the Knowledge of the Sellers, threatened condemnation, expropriation, requisition or similar proceedings against any Property or any portion thereof.

4.14          Intellectual Property.

(a)                Section 4.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all Intellectual Property owned by any of the Acquired Companies or any of their Subsidiaries that is registered, or for which an application to register has been filed with the appropriate government body for granting such registration and is pending, in any jurisdiction (the “Registered Intellectual Property”) and (ii) all unregistered Intellectual Property used by the Acquired Companies or any of their Subsidiaries that is material to the operation of the business that is owned by any of the Acquired Companies or any of their Subsidiaries (collectively with the Registered Intellectual Property, the “Seller Intellectual Property”). The Seller Intellectual property is free and clear of all Liens, other than Permitted Liens.

(b)               Section 4.14(b) of the Disclosure Schedule sets forth a true, correct and complete list of all licenses to Intellectual Property granted to any of the Acquired Companies or any of their Subsidiaries (the “Licensed Intellectual Property”) (other than off-the-shelf software programs that are commercially available on a general basis) that is material to the operation of the business of the Acquired Companies and their Subsidiaries. To the Knowledge of the Sellers, the Acquired Companies and their Subsidiaries possess adequate and valid rights to use all of the Licensed Intellectual Property listed in Section 4.14(b) of the Disclosure Schedule under the terms and conditions set forth in the license(s) included in the Licensed Intellectual Property.

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(c)                To the Knowledge of the Sellers, except as set forth on Section 4.14(c) of the Disclosure Schedule, all Intellectual Property material to the operation of the business of the Acquired Companies and their Subsidiaries is included within the Seller Intellectual Property or the Licensed Intellectual Property. None of the Seller Intellectual Property or the Licensed Intellectual Property used by any of the Acquired Companies or any of their Subsidiaries, nor the validity of the Acquired Companies’ or their Subsidiaries’ rights to use such Intellectual Property is being contested in any litigation to which any of the Acquired Companies or any of their Subsidiaries is a party, nor, to the Knowledge of the Sellers, has any such litigation been threatened. None of the Acquired Companies or any of their Subsidiaries have given or received any written correspondence with respect to any actual, alleged or potential infringement of any Seller Intellectual Property or Licensed Intellectual Property, in each case, except for such infringement that would not materially interfere with the conduct of the business of the Acquired Companies and their Subsidiaries, taken as a whole.

(d)               The Sellers, the Acquired Companies and their Subsidiaries have entered into confidentiality agreements with Persons with access to the Seller Intellectual Property and the Licensed Intellectual Property (except for such Seller Intellectual Property and the Licensed Intellectual Property whose value would be unimpaired by disclosure) in regard to the content of Seller Intellectual Property and Licensed Intellectual Property. Such confidentiality agreements are either contained in the employment agreements or independent contractor agreements of such Persons or in separate confidentiality agreements.

4.15          Material Contracts.

(a)                Section 4.15(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 4.15(a), all of the following Contracts to which any of the Acquired Companies or any of their Subsidiaries is a party or by which any of them or their assets or properties are bound (collectively, all Contracts listed or required to be listed on Section 4.15(a) of the Disclosure Schedule and together with the Leases, the “Material Contracts”):

(i)                 Contracts that contain “change in control” or similar provisions that would be triggered by entry into this Agreement or any of the Transaction Documents or that would be triggered by the consummation of the transactions contemplated hereby or thereby;

(ii)               Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of any of the Acquired Companies or any Subsidiary;

(iii)             Contracts with any Seller or Affiliate thereof or any current or former officer, manager, member or Affiliate of the Acquired Companies and their Subsidiaries;

(iv)             Contracts relating to construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (other than purchase orders for such items in the Ordinary Course of Business) in each case requiring aggregate payments by any of the Acquired Companies or any of their Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000);

(v)               Contracts with any labor union or association representing any Employee of any Acquired Company or any of their Subsidiaries;

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(vi)             any management, service, consulting, financial advisory or any other similar type of Contract and any Contracts with any investment or commercial bank, in each case involving aggregate payments or obligations by any of the Acquired Companies or any of their Subsidiaries in excess of One Hundred Thousand Dollars ($100,000);

(vii)           Contracts for the sale or attempted sale of the Membership Interests or any material portion of the assets of the Acquired Companies or their Subsidiaries or for the grant to any Person of any preferential rights to purchase any of the Membership Interests or assets (including any rights of first or last refusal, options or similar provisions);

(viii)         Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Organizational Documents;

(ix)             Contracts that limit or purport to limit the ability of any of the Acquired Companies or any of their Subsidiaries (A) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) to solicit or hire any Person, (C) to acquire any product or other asset or any services from any other Person or (D) to transact business with any other Person;

(x)               Contracts containing non-disclosure or confidentiality covenants with Employees or third parties;

(xi)             Contracts and executed letters of intent relating to the future acquisition or disposition of assets or Properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xii)           Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of any of the Acquired Companies or any of their Subsidiaries, including indentures, guarantees, loan or credit agreements, promissory notes, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xiii)         Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, in each case providing for aggregate payments under each such Contract by any of the Acquired Companies or any of their Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than any such Contracts concerning the routine collection of debts entered into in the Ordinary Course of Business;

(xiv)         all management agreements to which any of the Acquired Companies or any of their Subsidiaries is a party as manager;

(xv)           Contracts under which any of the Acquired Companies or any of their Subsidiaries has made advances or loans to any other Person;

(xvi)         Contracts providing for severance, retention, change in control or other similar payments;

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(xvii)       Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xviii)     outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any of the Acquired Companies or any of their Subsidiaries;

(xix)         Contracts (or group of related Contracts) which involve the expenditure of more than One Hundred Thousand Dollars ($100,000) annually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate or require performance by any party more than one year from the date hereof;

(xx)           Contracts providing for indemnification and similar arrangements of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xxi)         all agreements relating to material transactions involving any of the Acquired Companies or any of their Subsidiaries and (A) any member, manager or officer of any of the Acquired Companies or any of their Subsidiaries or (B) any other Affiliate of the Acquired Companies and their Subsidiaries, and any agreements pertaining to the foregoing, which are not reflected in the items heretofore listed;

(xxii)       agreements relating to voting of membership interests, pre-emptive rights, restrictive share transfers or similar matters;

(xxiii)     Contracts or plans providing for or requiring the issuance of equity securities (or securities or other instruments convertible into or exchangeable for equity securities) by any of the Acquired Companies or any of their Subsidiaries;

(xxiv)     all Contracts the breach or termination of which would be reasonably likely to result in a Seller Material Adverse Effect; and

(xxv)       all Contracts entered into outside of the Ordinary Course of Business (including any leases and subleases to which any of the Acquired Companies or any of their Subsidiaries is party as lessor or tenant outside of the Ordinary Course of Business), involving payments or obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) which have a remaining stated term in excess of one (1) year or are not terminable by the applicable Acquired Company or the applicable Subsidiary without penalty or premium within one (1) year from the date hereof.

(b)               Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Acquired Company or Subsidiary which is party thereto, and, to the Knowledge of the Sellers, the other parties thereto, enforceable against each such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles, and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty, termination or material modification of terms. None of the Acquired Companies or any of their Subsidiaries is in default under any Material Contract, nor, to the Knowledge of the Sellers, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred, and upon receipt of the consents set forth in Section 4.15(b) of the Disclosure Schedule, no event will have occurred as of the applicable Closing, that with the lapse of time or the giving of notice or both would constitute a breach or default by any of the Acquired Companies or any of their Subsidiaries or, to the Knowledge of the Sellers, any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Sellers have delivered to the Buyer Parties true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

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4.16          Employee Benefits Plans.

(a)                Section 4.16(a) of the Disclosure Schedule sets forth a correct and complete list of: all “employee benefit plans” (as defined in Section 3(3) of ERISA), all other employee benefit plans, policies, agreements or arrangements, and all payroll practices, including but not limited to, employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which any of the Acquired Companies or any of their Subsidiaries has any obligation or liability, contingent or otherwise, for current or former Employees, consultants or managers of such Acquired Company or such Subsidiary (collectively, the “Company Plans”).

(b)               No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither of the Acquired Companies nor any of their ERISA Affiliates has ever sponsored, maintained or contributed to a Title IV Plan.

(c)                No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). Neither of the Acquired Companies, their Subsidiaries nor any of their ERISA Affiliates has ever sponsored, maintained or contributed to a Multiemployer Plan.

(d)               None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.

(e)                No Company Plan is or has been a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(f)                Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to the Buyer Parties by the Acquired Companies and their Subsidiaries to the extent applicable: (i) all plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 or other forms required to be filed annually with the DOL or IRS and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) all correspondence, rulings or opinions issued by the DOL or the IRS and all material correspondence from either of the Acquired Companies to the DOL or the IRS other than routine reports, returns or other filings within the last three (3) years; (vi) the most recent summary plan descriptions; and (vii) written summaries of all non-written Company Plans.

(g)                The Company Plans have been established and maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

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(h)               The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code. No event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject any of the Acquired Companies or any of their Subsidiaries, either directly or by reason of an ERISA Affiliate of such Acquired Company or such Subsidiary, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(i)                 All contributions required to have been made under any of the Company Plans or by Law have been timely made.

(j)                 None of the Acquired Companies, any of their Subsidiaries or any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Company Plan, nor have there been any fiduciary violations under ERISA which could subject any of the Acquired Companies or any of their Subsidiaries (or any officer, manager or Employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

(k)               There are no pending actions, Claims or lawsuits arising from or relating to the Company Plans (other than routine benefit Claims), nor to the Knowledge of the Sellers, are there any facts that could form the basis for any such claim or lawsuit. There are no filings, applications or other matters pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Entity.

(l)                 All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the applicable Closing Date.

(m)             Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated herein or therein will result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (iv) require any contributions or payments to fund any obligations under any Company Plan. No amount so disclosed is an “excess parachute payment” within the meaning of Section 280G of the Code that would be non-deductible by any of the Acquired Companies or any of their Subsidiaries under Section 4999 of the Code.

4.17          Labor.

(a)                Section 4.17(a) of the Disclosure Schedule sets forth for each Employee who is employed as of the date hereof, the Employee’s name, job title, date of hire, current base salary or wage rate, bonus or commissions for 2012, target bonus or commissions for 2013, whether such Employee is exempt or non-exempt under the Fair Labor Standards Act, as amended, and whether such Employee is full-time or part-time. Section 4.17(a) of the Disclosure Schedule also sets forth, for each other individual performing services for any Acquired Company or any Subsidiary who is not an Employee, including independent contractors and consultants, the individual’s name, current compensation terms and the expiration date of the individual’s Contract or other arrangement with the applicable Acquired Company or the applicable Subsidiary.

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(b)               Any individual who performs services for any of the Acquired Companies or any of their Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an Employee of such Acquired Company or such Subsidiary, as applicable, for federal income tax purposes by such Acquired Company or such Subsidiary is properly classified under applicable tax and other Laws and is not an Employee under such Laws.

(c)                None of the Acquired Companies or any of their Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of any of the Acquired Companies or any of their Subsidiaries.

(d)               No Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any of the Acquired Companies or any of their Subsidiaries pending or, to the Knowledge of the Sellers, threatened by any labor organization or group of Employees.

(e)                There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Sellers, threatened against or involving any of the Acquired Companies or any of their Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Sellers threatened by or on behalf of any Employee or group of Employees.

(f)                There are no complaints, charges or Claims against any of the Acquired Companies or any of their Subsidiaries pending or, to Knowledge of the Sellers, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Each of the Acquired Companies and each of their Subsidiaries is in compliance with all Laws relating to the employment of labor. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any of the Acquired Companies or any of their Subsidiaries within the six (6) months prior to the applicable Closing.

4.18          Litigation. Except as set forth in Section 4.18 of the Disclosure Schedule, there is no material Legal Proceeding (a) pending or, to the Knowledge of the Sellers, threatened against any of the Acquired Companies or any of their Subsidiaries or affecting any of the Acquired Companies’ or any of their Subsidiaries’ assets (or to the Knowledge of the Sellers, pending or threatened, against any Acquired Company or any Affiliates of the Acquired Companies or any of the Sellers relating to the Acquired Companies or any of their Subsidiaries), (b) to which any of the Acquired Companies or any of their Subsidiaries is otherwise a party before any Governmental Entity or (c) against or by any of the Acquired Companies or any of their Subsidiaries, any Seller or any Affiliate of the Acquired Companies, their Subsidiaries or any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding. None of the Acquired Companies or any of their Subsidiaries is subject to any Order, and there are no unsatisfied judgments, penalties or awards against or affecting any of the Acquired Companies or any of their Subsidiaries or any of their properties or assets (or by or against any Seller or any Affiliate of the Acquired Companies or any Seller and relating to any of the Acquired Companies or any of their Subsidiaries), and none of the Acquired Companies or any of their Subsidiaries is in breach or violation of any Order. None of the Acquired Companies or any of their Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it.

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4.19          Compliance with Laws; Permits.

(a)                Each of the Acquired Companies and each of their Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to their business, operations or assets. None of the Acquired Companies or any of their Subsidiaries has received any written notice of or been charged with the violation of any Laws during the last five (5) years. To the Knowledge of the Sellers, none of the Acquired Companies or any of their Subsidiaries is under investigation with respect to the violation of any Laws and, to the Knowledge of the Sellers, there are no facts or circumstances which could form the basis for any such violation.

(b)               Section 4.19 of the Disclosure Schedule contains a list of all Permits which are required for the operation of the business of the Acquired Companies and their Subsidiaries as presently conducted (such Permits set forth, or required to be set forth, on Section 4.18 of the Disclosure Schedule, the “Company Permits”), other than those the failure of which to possess is immaterial. Each of the Acquired Companies and each of their Subsidiaries currently have all Permits which are required for the operation of their businesses as currently conducted, other than those the failure of which to possess is immaterial. None of the Acquired Companies or any of their Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Sellers, there are no facts or circumstances which could form the basis for any such default or violation.

4.20          Insurance. Section 4.20 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by each of the Acquired Companies and each of their Subsidiaries (such insurance policies set forth, or required to be set forth, on Section 4.20 of the Disclosure Schedule, the “Policies”) as of the date hereof. The Policies (a) have been issued by insurers which, to the Knowledge of the Sellers, are reputable and financially sound, and (b) are in full force and effect. None of the Acquired Companies or any of their Subsidiaries has received any written notice disclaiming coverage under, reserving rights with respect to a particular claim under, or of cancellation or termination of, premium increase with respect to, or alteration of coverage under, any of such Policies. All premiums due on such Policies have been paid in accordance with the payment terms of each Policy. None of the Acquired Companies or any of their Subsidiaries is in material breach or default, and none of the Acquired Companies or any of their Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation or termination of any Policy. To the Knowledge of the Sellers, since January 1, 2009, there have been no gaps in the insurance coverage of any of the Acquired Companies or any of their Subsidiaries. None of the Policies provides for any retrospective premium adjustment or other experience-based liability on the part of any of the Acquired Companies or any of their Subsidiaries.

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4.21          Existing Loans. Section 4.21 of the Disclosure Schedule sets forth a complete list of all loans affecting the Properties and all other loans to, and debt for borrowed money of, each of the Acquired Companies and each of their Subsidiaries that will not be paid in full, cancelled and discharged at the applicable Closing (collectively, the “Existing Loans”) and sets forth the borrower, the original lender and the current holder (to the extent that a Subsidiary has received written notice of the assignment thereof), the original principal balance, the outstanding principal balance as of December 31, 2012, the interest rate, the monthly payment, the maturity date, and any balloon payment with respect to the Existing Loans. Copies of the principal loan documents in connection with the Existing Loans (“Existing Loan Documents”) previously made available to the Buyer Parties are true, correct and complete in all material respects. No material breach or default has occurred, or is continuing, under the Existing Loan Documents, and no event has occurred that, with notice or lapse of time, or both, would constitute a material breach or default under the Existing Loan Documents.

4.22          Transactions with Affiliates. Except as set forth in Section 4.22 of the Disclosure Schedule and except for the Organizational Documents of the Acquired Companies, (a) there are no Contracts, Leases, liabilities, obligations or other existing arrangements between any Seller, any of the Acquired Companies or any of their Subsidiaries, on the one hand, and either (i) any Affiliate of such Seller, or (ii) any of the Acquired Companies or any of their Subsidiaries, on the other hand and (b) none of the Acquired Companies or their Subsidiaries or any officer or director of any of the Acquired Companies or any of their Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of any of the Acquired Companies or any of their Subsidiaries. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, of two percent (2%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.21.

4.23          Purchase Rights. Except as set forth in Section 4.23 of the Disclosure Schedule (the agreements listed therein are being referred to as the “Purchase Rights”), no Subsidiary is bound by any contract for the sale of any Property that is outstanding or any outstanding rights of first refusal, rights of first offer, buy-sell rights or options to purchase any of the Properties or any direct ownership in the Properties or portion thereof.

4.24          Certain Payments. None of the Acquired Companies, their Subsidiaries, any Seller or, to the Knowledge of the Sellers, any member, manager, officer, Employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any of the Acquired Companies or any of their Subsidiaries, (ii) to pay for favorable treatment for business secured by any of the Acquired Companies or any of their Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Acquired Companies or any of their Subsidiaries, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to any of the Acquired Companies or any of their Subsidiaries that has not been recorded in the books and records of the Acquired Companies and their Subsidiaries.

4.25          Insolvency. None of the Acquired Companies or any of their Subsidiaries is the subject of any pending, rendered or, to the Knowledge of the Sellers, threatened insolvency or similar Legal Proceedings. None of the Acquired Companies or any of their Subsidiaries has made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the initiation of any such insolvency or similar Legal Proceeding. None of the Acquired Companies or any of their Subsidiaries is insolvent or will become insolvent as a result of the execution, delivery and performance by any Acquired Company of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

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4.26          Financial Advisors. Except as set forth on Section 4.26 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or the Acquired Companies in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.27          Full Disclosure. To the Knowledge of the Sellers, no representation or warranty of the Acquired Companies or the Sellers contained in this Agreement or in any of the Transaction Documents (including the Disclosure Schedule) and no written statement made by or on behalf of any Acquired Company or a Seller to the Buyers or any of their Affiliates pursuant to this Agreement or any of the Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

5.1              Organization and Good Standing. Each Buyer Party is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Buyer Party has all requisite corporate or other power and authority to operate, own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as presently conducted requires it to qualify.

5.2              Authorization; Execution and Enforceability of Transactions. Each Buyer Party has the requisite power, authority and legal capacity to execute and deliver this Agreement and each the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer Parties of this Agreement and each of the Transactions Documents to which any Buyer Party is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Buyer Parties and no other proceedings, actions or authorizations on the part of any Buyer Party or any holders of interests in any Buyer Party are necessary to authorize the execution and delivery by any Buyer Party of any Transaction Document to which it is a party or the consummation by such Buyer Party of the transactions contemplated thereby. This Agreement and each of the Transaction Documents to which any Buyer Party is a party have been duly executed and delivered by each Buyer Party, or will at the Initial Closing be duly executed and delivered by each Buyer Party, and constitutes, or will constitute at Initial Closing, the legal, valid and binding obligation of each Buyer Party, enforceable in each case against the Buyer Parties in accordance with its respective terms, except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general equitable principles.

5.3              Consents and Approvals; No Violations.

(a)                The execution, delivery and performance by each Buyer Party of this Agreement and each Transaction Document to which any Buyer Party is a party, the consummation by each Buyer Party of the transactions contemplated hereby or thereby and the compliance by each Buyer Party with any of the provisions hereof or thereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation or breach of, default under, or give rise a remedy, penalty, right of termination, cancellation or acceleration of any obligation, loss of a material benefit under, or give rise to any obligation of any Buyer Party to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any provision of (i) the certificate of organization and partnership agreement of any Buyer Party; (ii) any Contract, or Permit to which any Buyer Party is a party or to which any of the properties or assets of such Buyer Party are subject; (iii) any Order applicable to any of the Buyer Parties or to which any of the properties or assets of the Buyer Parties are subject; or (iv) any applicable Law, except in the cases of clauses (i) through (iv) above, as would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement.

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(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of any of the Buyer Parties in connection with the execution and delivery of this Agreement, the other Transactions Documents to which any Buyer Party is a party, the compliance by each Buyer Party with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

5.4              Financial Advisors. Except as set forth on Section 5.4 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any of the Buyer Parties in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.5              Investment Intention.

(a)                Each of CBTC Buyer and CBTC PA Buyer is acquiring the CBTC Membership Interests and the CBTC PA Membership Interests, respectively, for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.

(b)               The Buyers understand that the Membership Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6              Available Funds. Assuming receipt of the proceeds from the Equity Offering, the Buyers shall have on the Initial Closing Date sufficient funds to enable the Buyers to consummate the transactions contemplated by this Agreement, including payment of the Initial Purchase Price as set forth in Article II and fees and expenses of the Buyers relating to the transactions contemplated hereby.

Article VI
COVENANTS

6.1              Conduct of Business.

(a)                Each of the Sellers covenants and agrees that, except (x) as set forth in Section 6.1(a) of the Disclosure Schedule, (y) as expressly contemplated by this Agreement or any Transaction Document, or (z) with the prior written consent of the Buyers, between the date hereof and the applicable Closing Date, each Seller shall, and shall cause each of the Acquired Companies and each of their Subsidiaries, to:

(i)                 conduct the business of each of the Acquired Companies and each of their Subsidiaries in the Ordinary Course of Business consistent with historical and customary operating practices, and operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in substantially the same manner as heretofore, subject to ordinary wear and tear and damage by fire or other casualty;

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(ii)               use commercially reasonable efforts to maintain, in all material respects, each of the Acquired Companies’ and each of their Subsidiaries’ relationships with their respective employees, managers, suppliers, customers, lenders, lessors and other Persons having business dealings with them and to preserve the goodwill and ongoing businesses of each of the Acquired Companies and each of their Subsidiaries;

(iii)             maintain its books and records in accordance with the accounting principles currently utilized by it, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting currently in effect, except as may be required by applicable Law or GAAP;

(iv)             duly and timely file Tax Returns (in accordance with Section 6.7(a)) and other documents required to be filed with federal, state, local and other Governmental Entities, subject to extensions permitted by Law, and pay all Taxes then due (whether or not such Taxes are shown as due on Tax Returns, reports or other documents);

(v)               keep in full force and effect with respect to the Properties policies of insurance providing coverage at least as extensive as the policies covering the applicable Property on the date hereof;

(vi)             take such other steps as regards the management and operation of the Properties as shall be requested in writing by a Buyer and which are reasonably necessary (in the good faith determination of the Buyers) to permit the Buyers or any of their Affiliates to qualify as a REIT (taking into account the Buyers’ respective ownership of an interest in the Acquired Companies); provided, however, that such steps may include, without limitation, the formation (including before the applicable Closing) of one or more separate joint ventures between either of the Buyers (or one of their Affiliates), on the one hand, and one or more Sellers, on the other hand, and to which certain assets and/or the conduct of certain activities (including shuttle bus and other transportation activities conducted at one or more the Properties) currently held or conducted by any of the Acquired Companies or any of their Subsidiaries, or any of the Cooper Beech Entities, would be transferred at or prior to the applicable Closing; provided further, that the economic interests in such joint venture would be consistent with the direct and indirect economic interests of the Buyer Parties and the Seller Parties in the relevant Copper Beech Entities; and

(vii)           comply in all material respects with all applicable Laws wherever the business of the Acquired Companies and their Subsidiaries is conducted.

(b)               Without limiting the generality of Section 6.1(a), and in furtherance thereof, between the date hereof and the applicable Closing Date, except (u) as set forth in Section 6.1(b) of the Disclosure Schedule, (w) as required under applicable Law, (x) as expressly contemplated by this Agreement or any other Transaction Document, (y) except for matters denoted in clause (x) below, pursuant to existing Contracts or otherwise in the Ordinary Course of Business and consistent with past practice, or (z) with the prior written consent of the Buyers, each Seller shall, and shall cause each of the Acquired Companies and each of their Subsidiaries to not, directly or indirectly, do any of the following:

(i)                 acquire or sell or ground lease, or enter into any option or agreement to acquire or sell or ground lease, or exercise an option or contract to acquire, sell or ground lease any of the Properties or any additional real property or any part thereof or interest therein, other than with respect to the Restructuring, the Transaction and the Purchase Rights;

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(ii)               make any loans or advances to any other Person, except advances to employees in the Ordinary Course of Business;

(iii)             encumber or subject to any Lien any of the Properties other than Permitted Liens, or take or omit to take any action that results in a Lien, other than a Permitted Lien, being imposed on any of the Properties;

(iv)             encumber or subject to any Lien any of the Membership Interests, or take or omit to take any action that results in a Lien being imposed on any of the Membership Interests;

(v)               terminate or assign any Material Contract, the Existing Loan Documents, the Space Leases or the Ground Leases or modify any of the foregoing in a manner that would materially increase the post-Closing monetary or performance obligations of the Buyers;

(vi)             transfer, sell or assign, or enter into any option or agreement to transfer, sell or assign, or exercise an option or contract to transfer, sell or assign, the Membership Interests or the Properties;

(vii)           enter into any Material Contract, Ground Lease, Non-Residential Lease or Space Lease other than in the Ordinary Course of Business;

(viii)         amend any of the Organizational Documents of any of the Acquired Companies or any of their Subsidiaries;

(ix)             incur, create or assume any Indebtedness except Indebtedness (x) incurred in the Ordinary Course of Business that does not individually exceed Two Hundred Fifty Thousand Dollars ($250,000), or (y) that shall be satisfied and discharged prior to the applicable Closing Date;

(x)               (A) make or change any Tax election, or change any method of, or period for, Tax accounting; (B) file any amended Tax Return; (C) modify, enter into, or commence negotiations regarding, any material closing, settlement, or other agreement relating to Taxes; (D) agree to extend or waive any period of adjustment, assessment, or collection of Taxes, or issue a power of attorney with respect to Taxes; (E) apply for, request or enter into any ruling, technical advice memoranda, or closing agreement (or comparable version of the foregoing) from any Governmental Entity; (F) surrender or limit any right to claim a refund of Taxes; (G) take any action outside the ordinary course of its business that would have the effect of limiting any material tax attribute of any of the Acquired Companies; or (H) file any Tax Return except in a manner consistent with past practice and applicable Law;

(xi)             enter into, adopt, amend or terminate any Company Plan, increase in any manner the compensation (including, but not limited to, wages, salaries, bonuses or any other remuneration) or benefits of any director, officer, employee or consultant or pay or otherwise grant any benefit not required by any Company Plan, or enter into any contract to do any of the foregoing, except to the extent required by applicable Law, and other than increases of wages and salaries and payment of bonuses and other remuneration scheduled to occur in the Ordinary Course of Business;

(xii)           enter into or offer to enter into or amend, terminate or waive any right under any employment or consulting arrangement with any Person or any group of Persons, except to the extent the same is done in the Ordinary Course of Business with respect to any employment or consulting arrangement of property level employees and consultants;

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(xiii)         cancel any debts or waive any claims or rights of substantial value outside of the Ordinary Course of Business;

(xiv)         enter into any Contract with any of their respective officers, directors or Affiliates, other than in the Ordinary Course of Business consistent with past practices, or in connection with Contracts that are terminable upon 30-days’ notice without penalty or premium or which would be satisfied and fully discharged at or prior to the applicable Closing;

(xv)           authorize the issuance, issuing, selling or delivering of (A) any capital stock of, or other equity or voting interest in, any of the Acquired Companies or any of their Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, any of the Acquired Company or any of their Subsidiaries, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any of the Acquired Companies or any of their Subsidiaries, except in connection with the Restructuring;

(xvi)         split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of, or other equity or voting interest in, any of the Acquired Companies or any of their Subsidiaries, or make any other change in the capital structure of any of the Acquired Companies or any of their Subsidiaries, unless obligated to do so pursuant to the Organizational Documents of the Acquired Companies or their Subsidiaries;

(xvii)       except as provided for in its Organizational Documents or as set forth in Section 4.4(b) of the Disclosure Schedule, or as contemplated hereby, declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, or other ownership interests in, any of the Acquired Companies or any of their Subsidiaries;

(xviii)     compromise or settle any liability insurance claims or other litigation relating to the business of the Acquired Companies and their Subsidiaries, this Agreement or the Transactions contemplated hereby, other than any settlements that do not require any payments following the applicable Closing Date and do not impose any material obligations or liabilities on any of the Acquired Companies or any of their Subsidiaries following the applicable Closing Date;

(xix)         make or commit to make any capital expenditures or capital commitments other than those capital expenditures or capital commitments included in the 2012/2013 lease year budget for the Copper Beech Entities;

(xx)           enter into any commitments or agreements with any Governmental Entity affecting any Property or commence any rezoning proceedings, other than commitments, agreements or proceedings entered into or commenced in the Ordinary Course of Business and that do not impose any material economic burden in each case on such Property or do not involve settlement of any Environmental Claims;

(xxi)         make any changes to the accounting methods, principles or principles or practices of the Acquired Companies or any of their Subsidiaries, except as required by GAAP;

(xxii)       accelerate, beyond the normal collection cycle, collection of any material accounts receivable;

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(xxiii)     terminate the coverage of any material policies of title, liability, fire, workers’ compensation, property or any other form of insurance maintained by or for the benefit of any of the Acquired Companies or any of their Subsidiaries, except where such terminated coverage is replaced by comparable coverage; or

(xxiv)     agree, or otherwise commit to take, any of the foregoing actions.

6.2              Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, the Buyer Parties and the Sellers will use commercially reasonable efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Entities and the making of all necessary registrations as to which such consent, approval or waiver relates and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) subject to the terms of Article VIII, the defending of themselves in any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

6.3              Investigation and Evaluation. From the date of this Agreement until the applicable Closing Date, the Sellers shall, and shall cause the Acquired Companies and their Subsidiaries to (a) during reasonable hours and under reasonable circumstances, give the Buyer Parties and their employees, accountants and other Representatives access to all premises, properties, books, records, financial information, Contracts, documents, employees, personnel, agents or other Representatives of the Acquired Companies and their Subsidiaries, (b) furnish to the Buyer Parties and their Representatives such financial, operating, marketing, employee, legal, regulatory and environmental related data and other information relating to the Acquired Companies, their Subsidiaries and the Properties as the Buyer Parties reasonably may request, and (c) promptly following the request thereof by the Buyer Parties, seek to arrange such meetings and telephone conferences with employees or other Representatives of the Acquired Companies and their Subsidiaries; provided, that such meetings and telephone conferences shall be conducted in a manner that would not be expected to adversely interfere with the operations or business relationships of the Acquired Companies or the Sellers with such Persons. Without the prior written consent of the Sellers, none of the Buyer Parties or any of their respective Representatives or Affiliates may contact any vendor, suppliers, contractors or customers of the Acquired Companies or their Subsidiaries in connection with the transaction contemplated by this Agreement (for the avoidance of doubt, the Buyer Parties and their respective Representatives and Affiliates may continue to contact such vendors, suppliers, contractors and customers in the ordinary course of business and consistent with past practice). The Sellers shall, and shall cause the Acquired Companies and their Subsidiaries to, fully cooperate with the conduct of due diligence by the Buyer Parties and their Representatives.

6.4              No Alternative Transaction. The Sellers will not take or authorize or permit any Affiliate of any Seller (or authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Seller or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, participate in any discussions, facilitate, encourage or accept any offer or inquiry from any Person (a) that would reasonably be expected to lead to an Alternative Transaction; (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Alternative Transaction; or (c) to furnish or cause to be furnished any information with respect to the Sellers, the Acquired Companies or any of their Subsidiaries to any Person who the Sellers or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering an Alternative Transaction. As used herein, “Alternative Transaction” means any sale or other disposition of the Membership Interests, Properties or all or any substantial portion of the business of the Acquired Companies and their Subsidiaries.

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6.5              Publicity. The Sellers and the Buyer Parties shall use commercially reasonable efforts to agree on the description of the transactions contemplated by this Agreement contained in the initial press releases to be issued by the Parties with respect to their execution and delivery of this Agreement. Each party will use commercially reasonable efforts to consult with the other Parties before issuing, and provide the other Parties the opportunity to review and comment upon, any press release or other written public statement that contains a description of the transactions contemplated by this Agreement (other than any such press release or public statement that contains only such description as has been previously agreed upon), and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.6              Non-Competition; Non-Solicitation.

(a)                Agreement Not to Compete.

(i) Except for the activities of certain of the Sellers set forth in Section 6.6(a)(i) of the Disclosure Schedule, the Sellers agree that from the Final Closing Date until the date that is three (3) years after the closing of the Buyers’ final acquisition of interests in the Properties pursuant to a Purchase Option; provided, however, that if the Buyers do not exercise a Purchase Option, then from the Final Closing Date until the date that is one (1) year after the expiration of the Purchase Option not exercised (the “Restricted Period”), such Seller shall not, directly or indirectly, through an Affiliate or otherwise, either for such Seller’s own benefit or for the benefit of any other Person, without the prior written consent of the Buyers (which consent may be withheld by the Buyers in their sole discretion), compete with any of the Acquired Companies, any of the Acquired Companies’ Subsidiaries, any of the Buyer Parties or any of their respective Affiliates in any manner or capacity (e.g., through any form of ownership, lending relationship, or as an advisor, principal, agent, partner, officer, director, employee, employer, consultant, member of any association or otherwise, whether or not for compensation or gain) in any geographic area where any of the Acquired Companies or any of their Subsidiaries does business, in any aspect of the business in which the applicable Acquired Company, the applicable Subsidiary, the applicable Buyer Party or any of their respective Affiliates has engaged in the two (2) year period preceding the Initial Closing Date. Each Seller hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 6.6(a) are reasonable and are no broader than are necessary to protect the legitimate business interests of the Buyers including, the ability of the Buyers to realize the benefit of their bargain and to enjoy the goodwill of the Acquired Companies and their Subsidiaries.

(ii)               Ownership by a Seller, as a passive investment, in the aggregate of less than two percent (2%) of the outstanding shares or other equity interests of capital stock of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of Section 6.6(a).

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(iii)             Each Seller further agrees that during the Restricted Period it will not, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the foregoing provisions of this Section 6.6(a) if such activity were carried out by such Seller, either directly or indirectly. In particular, each Seller agrees that it will not, during the Restricted Period, directly or indirectly, induce any Employee of the Seller, the Acquired Companies or any of their Subsidiaries, or of any of their respective Affiliates, to carry out, directly or indirectly, any such activity.

(b)               Agreement Not to Hire or Solicit. Except for the activities of certain of the Sellers set forth in Section 6.6(b) of the Disclosure Schedule, during the Restricted Period, the Sellers shall not, without the prior written consent of the Buyers,

(i)                 hire, or directly or indirectly attempt to hire, away any then-current Employee, employee of any of the Buyers, or any of their Affiliates or any Person who was so employed by any of the Buyers, any of the Acquired Companies, any of their Subsidiaries, or any of their respective Affiliates within six (6) months prior to the Seller’s action (collectively, the “Restricted Employees”), or to persuade any such Restricted Employees to leave employment with any of the Buyers, any of the Acquired Companies, any of the Acquired Companies’ Subsidiaries, or any of their respective Affiliates or to become an employee or consultant of any individual or entity other than any of the Buyers, any of the Acquired Companies, any of the Acquired Company’s Subsidiaries or any of their respective Affiliates; or

(ii)               conduct competitive business with, directly or indirectly solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any Person with whom any of the Buyers, any of the Acquired Companies, any of the Acquired Companies’ Subsidiaries, or any of their respective Affiliates has established or is actively seeking to establish a customer relationship to the extent such business relates to the business conducted by any of the Buyers, any of the Acquired Companies, any of the Acquired Companies’ Subsidiaries, or any of their respective Affiliates (a “Restricted Customer”). The Sellers agree that in the course of any activity that would be a violation of this Section 6.6(b) if taken with regard to a Restricted Customer, the Seller shall take all reasonable steps necessary to ascertain whether such entity is a Restricted Customer.

(c)                Available Remedies. The Sellers acknowledge that it would be difficult to fully compensate the Buyers or any of their Affiliates for damages resulting from any breach by them of the provisions of Section 6.6(a) or Section 6.6(b). Accordingly, in the event of any actual or threatened breach of such provisions, the Buyers and their Affiliates shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. The Sellers further acknowledge that Section 6.6(a) and Section 6.6(b) constitute a material inducement to the Buyers to complete the transactions contemplated by this Agreement and the Buyers will be relying on the enforceability of Section 6.6(a) and Section 6.6(b) in completing such transactions contemplated by this Agreement.

(d)               Scope. The Parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.6 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party. In the event that such a modification is not possible, then, because each obligation in this Section 6.6 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

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6.7              Tax Matters.

(a)                Tax Matters; Seller Tax Returns. The Sellers shall, at their expense, prepare and file, or cause to be prepared and filed, all Tax Returns (including such Tax Returns filed pursuant to any valid extension of time to file and any amendments thereto) required to be filed prior to the applicable Closing Date by or with respect to the Acquired Companies and their Subsidiaries, and for Subsequent Closings, each relevant Subsidiary and its Subsidiaries (“Pre-Closing Tax Returns”). The Sellers shall pay (or cause to be paid) and be liable for all Taxes with respect to Pre-Closing Tax Returns (and all other Taxes attributable to (i) a Pre-Closing Tax Period and (ii) the portion of the Straddle Period ending prior to the applicable Closing Date as determined in accordance with Section 6.7(b) (“Pre-Closing Straddle Taxes”) of any of the Acquired Companies or any of their Subsidiaries), and for Subsequent Closings, each relevant Subsidiary and its Subsidiaries. Pre-Closing Tax Returns shall be prepared on a basis consistent with prior practice and applicable Law, and utilizing accounting methods, elections, and conventions that do not have the effect of distorting the allocation of taxable amounts and deductions between the Tax periods covered by such Tax Returns and subsequent Tax periods; provided, however, that, to the extent relevant, any Subsidiary of an Acquired Company that is a partnership (determined for U.S. federal income tax purposes) shall use the “interim closing of the books” method for purposes of allocating tax items to the periods before and after the applicable Closing for U.S. federal income tax purposes.

(b)               Calculation of Taxes for Straddle Period Tax Returns. Pre-Closing Straddle Taxes of the Acquired Companies and their Subsidiaries shall be calculated as though the Tax period of the Acquired Companies and any relevant Subsidiary terminated as of the applicable Closing Date; provided, however, that (i) in the case of a Tax not based on income, receipts, proceeds, profits or similar items, or a specific transaction, Pre-Closing Straddle Taxes shall be equal to the amount of Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through the applicable Closing Date and the denominator of which is the total number of days in the Straddle Period; and (ii) to the extent that any Tax is based on the greater of a Tax on income, receipts, proceeds, or profits, or similar items on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, receipts, proceeds, or profits on the other hand, the portion of such Tax is a Pre-Closing Straddle Tax shall be deemed to be (i) if the amount of such Tax for the Straddle Period is measured by net worth or such other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the applicable Closing Date and multiplying the amount of such Tax by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through the applicable Closing Date and the denominator of which is the total number of days in the Straddle Period, or (ii) if the amount of such Tax for the Straddle Period is measured by income, receipts, proceeds, or profits, or similar items, the amount of such Tax determined as though the Straddle Period terminated at the applicable Closing Date. In the case of a Tax that is (x) paid for the privilege of doing business during a period (a “Privilege Period”) and (y) computed based on business activity occurring during an accounting period ending prior to the Privilege Period, any reference to a “Tax period,” a “tax period” or a “taxable period” means such accounting period and not the Privilege Period. For purposes of this Section 6.7(b), any exemption, deduction, credit or other item that is calculated on an annual basis (e.g., cost recovery deductions) will be taken into account in calculating Pre-Closing Straddle Taxes on a pro rata basis by multiplying the total amount of such item by a fraction, the numerator of which is the number of days from the beginning of the Straddle Period through the applicable Closing Date and the denominator of which is the total number of days in the Straddle Period. All Taxes of the Acquired Companies and its Subsidiaries that occur as a result of the Restructuring shall be Pre-Closing Straddle Taxes.

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(c)                Tax Indemnity. The Sellers shall be liable for and indemnify, defend and hold harmless the Buyers and their Affiliates from, against and in respect of any and all Tax claims resulting from, arising out of or relating to: (a) any Taxes imposed on or with respect to any of the Acquired Companies or any of their Subsidiaries with respect to any Pre-Closing Tax Period, and any Pre-Closing Straddle Taxes, and any other amounts for which the Sellers are liable or required to pay pursuant to Section 6.7; (b) any breach or inaccuracy of a representation or warranty set forth in Section 4.10; (c) any breach or failure to comply with any covenant or obligation with respect to Taxes or Tax matters set forth in this Agreement; (d) all Taxes of any member of an Consolidated Tax Group of which any of the Acquired Companies or any of their Subsidiaries (or any predecessor of any of the Acquired Companies or any of their Subsidiaries) is or was a member prior to the applicable Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any state, local, provincial or non-U.S. analogue; (e) any and all Taxes of any Person imposed on any of the Acquired Companies or any of their Subsidiaries, or on the Buyers or any of their Affiliates, as a transferee or successor or pursuant to any Law, in each case as a result of any event, action, relationship, omission, or transaction occurring before the applicable Closing; (f) any Taxes associated with any items of income in, or exclusions of any item of deduction or credit from, taxable income for any Tax period under (1) Section 481 or Section 482 of the Code; (2) an installment sale or “open transaction” disposition made on or prior to the applicable Closing Date; (3) a prepaid amount received, or paid, prior to the applicable Closing Date, (4) deferred income or gain arising from a transaction or event occurring prior to the applicable Closing Date, or (5) an election under Section 108(i) of the Code; and (g) for the sake of clarity, their own Taxes. Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of the Sellers pursuant to this Section 6.7(c) shall survive until six (6) months after the expiration of the longest applicable statute of limitations (including any extensions or waivers thereof).

(d)               Transfer Taxes. All transfer, documentary, sales, use, registration and any other similar Taxes and related fees (including any penalties, interest and additions thereto) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement, regardless of the Party upon whom such Transfer Taxes are legally imposed, shall be paid one-half by the Sellers, on the one hand, and one-half by the Buyers, on the other hand. The Buyers shall bear sole responsibility for preparing and timely filing all necessary Tax Returns relating to any Transfer Taxes, and if required by applicable Law, the Sellers shall join in the execution of any such Tax Returns and other documentation.

(e)                Tax Treatment of the Transaction. The Parties agree and acknowledge that (i) the acquisition of the Acquired Companies and their Subsidiaries is intended to be treated for U.S. federal income tax purposes as a purchase (by CBTC Buyer and CBTC PA Buyer) and sale (by the relevant Sellers) of (A) equity interests in the Copper Beech Entity owned by each Acquired Company at the Initial Closing, and (B) the relevant Subsidiary Equity Interests at Subsequent Closings, and (ii) the Acquired Companies shall not have a taxable year that begins prior to or as a result of the applicable Closing. The Parties shall not (and shall cause their respective Affiliates not to) take any action or position inconsistent with such treatment for all relevant tax purposes.

6.8              Notification of Certain Matters. From the date of this Agreement until the Final Closing Date, the Sellers shall give prompt notice to the Buyer Parties, and the Buyer Parties shall give prompt notice to the Sellers, of any written notice or other written communication received by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. In addition, from the date hereof to the Final Closing, each of the Buyer Parties and the Sellers shall give prompt notice to the other Party upon first becoming aware of any event, change, effect or circumstance that is reasonably likely to prevent or delay the satisfaction of the conditions to any Closing under this Agreement.

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6.9              Financing Cooperation. Upon the request of the CCG, the Sellers shall, and shall cause the Acquired Companies and their Subsidiaries, to use their commercially reasonable efforts to provide such cooperation as may be reasonably requested by CCG in connection with its efforts to consummate the Equity Offering; provided that such cooperation does not unreasonably interfere with the ongoing operations of the Acquired Company and their Subsidiaries. Such commercially reasonable efforts shall include, to the extent reasonably requested by CCG, (a) making available to CCG appropriate personnel of the Acquired Companies and their Subsidiaries, (b) providing, as promptly as reasonably practicable, information relating to the Acquired Companies and their Subsidiaries to the extent reasonably requested by CCG to assist in preparation of customary offering or information documents to be used for the completion of the Equity Offering, and (c) assisting CCG in obtaining customary comfort letters and consents of the independent accountants of the Acquired Companies and their Subsidiaries, including with respect to the auditor consents in connection with any filings with the SEC. CCG shall promptly, upon request by the Sellers, reimburse the Sellers for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by the Sellers or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 6.9, and shall indemnify and hold harmless the Sellers, the Acquired Companies and their Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the consummation of the Equity Offering and any information used in connection therewith (other than information provided by the Sellers, any of the Acquired Companies or any of their Subsidiaries) and all other actions taken by the Sellers, the Acquired Companies and their Subsidiaries and their respective Representatives pursuant to this Section 6.9.

6.10          Casualty and Condemnation.

(a)                If, prior to the applicable Closing Date, a Property is destroyed or damaged by fire or other casualty or a Subsidiary receives notice or the Sellers obtains Knowledge of condemnation or sale in lieu of condemnation of a Property, the Sellers shall notify the Buyers of that event and provide the Buyers with details of the extent of the damage or condemnation. The Buyers shall be bound to purchase the Membership Interests for the full Initial Purchase Price as required by the terms hereof without regard to the occurrence or effect of any damage to Properties or destruction of Improvements thereon or condemnation of any portion of a Property.

(b)               The Sellers will obtain the Buyer’s approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for any Property affected by a casualty or condemnation between the date hereof and the applicable Closing. Seller shall conduct all such restoration, repair and reconstruction substantially in accordance with such restoration, repair and reconstruction plans approved by the Buyers. Notwithstanding the foregoing, the Sellers will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Property or health and safety matters or which are required by the terms of any lease, loan document or other agreement to which any of the Acquired Companies or any of their Subsidiaries is a party.

6.11          Funding of New Developments. The Parties hereby agree to cooperate in good faith to identify and agree upon student housing property development projects. For each of the first three (3) years following the Initial Closing, CCG shall contribute up to Twenty Million Dollars ($20,000,000) annually to the Acquired Companies to fund the development of new student housing properties to the extent such property developments are agreed upon by the Parties.

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Article VII
CONDITIONS TO CLOSING

7.1              Conditions Precedent to the Parties’ Obligations. The obligations of the Buyer Parties and the Sellers to consummate each Closing are subject to the fulfillment or satisfaction (or waiver by the applicable Party), prior to or at the applicable Closing, of each of the following conditions precedent:

(a)                no effective injunction, writ, temporary restraining order, or other order issued by a Governmental Entity, shall be in effect which restrains or prohibits the consummation of the applicable Closing in accordance with this Agreement, and no lawsuit or other Legal Proceeding shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ, temporary restraining order or other order, and no notice shall have been received by the Buyer Parties, the Sellers or the Acquired Companies or any of their Subsidiaries from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the Transaction;

(b)               all consents, approval and actions of, filings with, and notices to, any Governmental Entity required by the Buyer Parties or the Sellers with regard to the Transaction, shall have been obtained or made and remain in full force and effect;

(c)                the Sellers shall have obtained the consents of third parties set forth in Section 7.1(c) of the Disclosure Schedule;

(d)               CBTC shall have completed the acquisition of the equity interests in the applicable Non-Pennsylvania Copper Beech Entities held by the Former Non-Pennsylvania Members; and

(e)                CBTC PA shall have completed the acquisition of the equity interests in the applicable Pennsylvania Copper Beech Entities held by the Former Pennsylvania Members.

7.2              Conditions to Obligation of the Buyer Parties. The obligations of the Buyer Parties to consummate each Closing are subject to the fulfillment or satisfaction (or waiver by the Buyer Parties), prior to the applicable Closing, of each of the following additional conditions precedent:

(a)                (i) the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects as of the applicable Closing, as if made at and as of each such date, and the Parties agree that the Sellers shall be permitted to update the Disclosure Schedules to reflect changes prior to such applicable Closing (except that those representations and warranties which by their terms are made as of a specific date shall be required to be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect (without giving effect to any limitation included by the words “Seller Material Adverse Effect,” “in all material respects,” “material” or “materiality”); (ii) each of the Sellers shall have complied with and performed in all material respects its obligations hereunder required to be complied with or performed by it on or prior to the applicable Closing Date; and (iii) the Buyers shall have received a certificate to the foregoing effect from each Seller and from an authorized officer of each Acquired Company;

(b)               the Buyers shall have received the deliverables set forth in Section 2.5 or Section 2.10, as applicable;

(c)                between the date of the Agreement and the applicable Closing Date, there shall not have occurred a Seller Material Adverse Effect or any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, would reasonably be likely to result in a Seller Material Adverse Effect;

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(d)               solely with respect to the Initial Closing, the Restructuring shall have been consummated; and

(e)                CCG shall have successfully completed and received the net proceeds from the Equity Offering.

7.3              Conditions to Obligation of the Sellers. The obligations of the Sellers to consummate each Closing are subject to the fulfillment or satisfaction (or waiver by the Sellers), prior to or at the applicable Closing, of the following additional conditions precedent:

(a)                (i) the representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct in all respects as of the applicable Closing, as if made at and as of each such date and the Parties agree that the Buyer Parties shall be permitted to update the Disclosure Schedules to reflect changes prior to such applicable Closing (except that those representations and warranties which by their terms are made as of a specific date shall be required to be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Buyer Material Adverse Effect (without giving effect to any limitation included by the words “Buyer Material Adverse Effect,” “in all material respects,” “material” or “materiality”); (ii) each of the Buyer Parties shall have complied with and performed in all material respects its obligations hereunder required to be complied with or performed by it on or prior to the applicable Closing Date; and (iii) the Sellers shall have received a certificate to the foregoing effect from each Buyer Party;

(b)               the Sellers shall have received the deliverables set forth in Section 2.6 or Section 2.11, as applicable; and

(c)                between the date of the Agreement and the applicable Closing Date, there shall not have occurred a Buyer Material Adverse Effect or any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, would reasonably be likely to result in a Buyer Material Adverse Effect.

Article VIII
INDEMNIFICATION

8.1              Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any Transaction Document shall survive the Final Closing through and until the date that is three (3) years after the Final Closing Date; provided, however, that:

(a)                the representations and warranties of the Sellers (i) set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 4.1 (Organization), 4.2 (Authorization) and 4.4 (Capitalization) shall survive the Final Closing indefinitely and (ii) set forth in Sections 4.5 (Environmental), 4.10 (Taxes) and 4.15 (Employee Benefit Plans) shall survive the Final Closing until the date that is the later of (A) three (3) years after the Final Closing Date and (B) six (6) months after the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) (such representations and warranties described in the abovementioned clauses (i) and (ii), the “Fundamental Representations”); and

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(b)               the covenants set forth in Section 6.7 shall survive the Final Closing until the date that is six (6) months after the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) (in each case, the “Survival Period”).

provided, however, that any obligations under Sections 8.2(a)(i) and 8.2(b)(i) shall not terminate with respect to any Indemnifiable Losses as to which the Person to be indemnified pursuant to this Article VIII (the “Indemnified Party”) shall have given notice to the indemnifying party pursuant to this Article VIII (the “Indemnifying Party”) before the termination of the applicable Survival Period.

Notwithstanding the foregoing, in the event the Buyers do not exercise a Purchase Option, other than the Fundamental Representations and the covenants set forth in Section 6.7, which shall survive in accordance with Sections 8.1(a) and 8.1(b) above, the representations and warranties contained in this Agreement, any certificate delivered pursuant hereto or any Transaction Document shall survive the Final Closing through and until the date that is the earlier of (x) three (3) years after the Final Closing Date or (y) one (1) year after the expiration date of a Purchase Option not exercised by the Buyers. Unless otherwise expressly provided in this Agreement, all of the covenants and agreements of the Parties contained in this Agreement shall survive until fully performed unless such covenant or agreement has an express termination date. Notwithstanding anything herein to the contrary, Claims for fraud, intentional misrepresentation or gross negligence on the part of any Party to this Agreement shall survive indefinitely.

8.2              Indemnification.

(a)                From and after the applicable Closing and subject to Sections 8.1 and 8.4 hereof, the Sellers hereby agree to severally and not jointly with respect to Article III, and jointly and severally with respect to Article IV, indemnify and hold the Buyer Parties, each Acquired Company and their respective directors, managers, officers, employees, Affiliates, shareholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all Losses, whether or not involving a Third Party Claim (individually, an “Indemnifiable Loss” and, collectively, “Indemnifiable Losses”) based upon, attributable to or resulting from:

(i)                 the failure of any of the representations or warranties made by the Sellers in this Agreement or in any Transaction Document to be true and correct in all respects at and as of the applicable Closing;

(ii)               the breach of any covenant or other agreement on the part of any of the Sellers or the Acquired Companies or any of their Subsidiaries under this Agreement or any Transaction Document;

(iii)             any liability of Sellers under Section 6.7(d) or any breach of the covenants set forth in Section 6.7;

(iv)             any Transaction Expenses that are not paid at or prior to the Initial Closing (and not taken into account for purposes of determining the Initial Closing Cash Payment); or

(v)               any claims of brokers or finders engaged by the Sellers.

(b)               From and after the applicable Closing and subject to Sections 8.1 and 8.4, the Buyer Parties hereby agree to jointly and severally indemnify and hold the Sellers and their respective Affiliates, shareholders, members, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Indemnifiable Losses based upon, attributable to or resulting from:

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(i)                 the failure of any of the representations or warranties made by the Buyers in this Agreement or in any Transaction Document to be true and correct in all respects at and as of the applicable Closing;

(ii)               the breach of any covenant or other agreement on the part of the Buyers under this Agreement or any Transaction Document; and

(iii)             any claims of brokers or finders engaged by the Buyer Parties.

(c)                The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Transaction Documents shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the applicable Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(d)               For the sole purpose of determining Indemnifiable Losses (and not for determining whether any breach of any representation or warranty has occurred), any representations or warranties of the Seller shall not be deemed qualified by any references to materiality or to Seller Material Adverse Effect.

8.3              Indemnification Procedures.

(a)                A claim for indemnification for any matter not involving a Third Party Claim may be asserted by prompt written notice to the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, to the Sellers’ Representative on their behalf); provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VIII, except to the extent such failure has prejudiced the Indemnifying Party.

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(b)               In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge to be forwarded to the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, to the Sellers’ Representative on their behalf). The failure of the Indemnified Party to give reasonably prompt written notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent such failure shall have prejudiced the Indemnifying Party. Subject to the provisions of this Section 8.3, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Indemnifiable Losses indemnified against hereunder; provided, however, that the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative on their behalf) shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party pursuant to the terms of this Agreement. If the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative on their behalf) elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Indemnifiable Losses indemnified by it hereunder, it shall within twenty (20) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, the election shall conclusively establish for purposes of this Agreement that the Indemnified Party is entitled to relief under this Agreement for any Loss arising from or in connection with such Third Party Claim (subject to the provisions of Section 8.4); provided, however, that such election shall not conclusively establish the nature, category or amount of such Loss arising from or in connection with such Third Party Claim. If the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative on their behalf) elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Indemnifiable Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Indemnifiable Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative on their behalf) shall assume the defense of any Third Party Claim, the Indemnified Party may participate in any such defense with separate counsel with the reasonable expense of such counsel borne by the Indemnified Party. The Parties agree to provide reasonable access to the other to such non-privileged documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding the foregoing, if a Third Party Claim (i) seeks relief other than the payment of monetary damages or would result in the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or would result in the imposition of a criminal penalty, (ii) seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) would result in any monetary liability of the Indemnified Party that will not be fully and promptly paid or reimbursed by the Indemnifying Party, then, in each such case, (A) the Indemnifying Party (or the Sellers’ Representative, as the case may be) shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim (and no such settlement or compromise shall include any of the matters set forth in (i) or (ii) above without Buyer’s prior written consent (which may be withheld in its sole discretion)) and (B) the Indemnified Party shall be entitled to participate in any such defense with separate counsel, with the reasonable expense of such counsel borne by the Indemnifying Party.

(c)                After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the Indemnified Party shall forward to the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative on their behalf), notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

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(d)               Except with respect to any claim based upon fraud or intentional misrepresentation, for which there shall be no limitations imposed by this Agreement, following the applicable Closing Date, the sole and exclusive remedy for any Indemnifiable Loss pursuant to this Article VIII by the Buyer Indemnified Parties and the Seller Indemnified Parties, or any of them, shall be indemnity pursuant to this Article VIII. Except for indemnification pursuant to this Article VII and except in the case of fraud or intentional misrepresentation, the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive and release any statutory, equitable or common law rights or remedies they may have against any Indemnifying Party relating to environmental matters, including any such matters arising under Environmental Laws or in any way related to Hazardous Materials, Environmental Claims or Environmental Permits.

8.4              Limitations on Indemnification for Breaches of Representations and Warranties.

(a)                Neither the Sellers nor the Buyer Parties shall be required to indemnify any Person under Section 8.2(a)(i) or 8.2(b)(i), (i) unless the aggregate amount of Indemnifiable Losses pursuant to Sections 8.2(a)(i) or 8.2(b)(i), as applicable, exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket”), in which case, for the avoidance of doubt, the Sellers or the Buyer Parties, as applicable, shall be required to indemnify, defend and hold harmless for only those Indemnifiable Losses in excess of the Basket, or (ii) for an aggregate amount of Indemnifiable Losses exceeding Nine Million Dollars ($9,000,000) (the “Cap”), in connection with Indemnifiable Losses related to the breach or inaccuracy of any of the representations or warranties of the Sellers or the Acquired Companies in Articles III and IV or the Buyer Parties in Article V; provided that there shall be no Basket or Cap with respect to Indemnifiable Losses related to the breach or inaccuracy of any of the Fundamental Representations, for breaches of or, for the sake of clarity, any amount due under Section 6.7 or in the case of fraud or intentional misrepresentation.

(b)               The Sellers and the Buyer Parties agree that the Basket and Cap amounts agreed herein assume that the Final Closing has occurred. In the event the Final Closing shall not have occurred, and provided that the failure to consummate the Final Closing shall not have been caused by the failure of the Sellers to perform in all material respects their covenants or agreements contained in this Agreement, the Basket and Cap shall be reduced such that the Basket shall equal two tenths of one percent (0.2%) of the actual purchase price received by the Sellers (either from the Buyer Parties or through a release from the Subsequent Closing Escrow Amount), and the Cap shall equal five percent (5%) of the actual purchase price received by the Sellers (either from the Buyer Parties or through a release from the Subsequent Closing Escrow Amount).

(c)                The Sellers shall have no right of contribution or other recourse against any of the Acquired Companies or any of their Subsidiaries or their directors, officers, Employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Buyer Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Acquired Companies are solely for the benefit of the Buyer Indemnified Parties.

(d)               The Sellers and the Buyer Parties agree that all indemnification payments under this Article VIII shall be paid by the Indemnifying Party net of any insurance coverage that may be available to the Indemnified Party, the Acquired Companies or any of its Subsidiaries.

(e)                The Sellers and the Buyer Parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Initial Purchase Price for U.S. federal income and all other relevant tax purposes.

(f)                For the avoidance of doubt, “Buyer Parties” shall not include CBTC or CBTC PA for purposes of this Article VIII.

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Article IX
MISCELLANEOUS

9.1              Termination. This Agreement may be terminated prior to the Initial Closing or the Final Closing as follows:

(a)                by mutual written consent of the Buyers and the Sellers;

(b)               by either the Buyers or the Sellers, if the Initial Closing has not occurred on or before September 30, 2013 or the Final Closing has not occurred on or before December 31, 2013 (each an “Outside Date”); provided, however, that neither the Buyer Parties nor the Sellers may terminate this Agreement pursuant to this Section 9.1(b) if the Initial Closing or Final Closing shall not have been consummated by such date by reason of the failure of such Party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(c)                by either the Buyers or the Sellers if any event or circumstance shall occur, or the other Party shall materially breach any of its representations, warranties, covenants or agreements contained in this Agreement, where the effect of such event, circumstance or breach would be to cause the conditions to the obligation to consummate the Initial Closing of the terminating Party not to be capable of being satisfied prior to the Outside Date; provided, that prior to any such termination, the non-breaching Party shall provide notice to the breaching Party specifying the breach and if such breach is capable of cure by the Outside Date (it being understood that in the event such breach is cured prior to the Outside Date, the non-breaching Party shall not have the right to terminate this Agreement);

(d)               by either the Buyers or the Sellers if a Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transaction and such Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party that has initiated such Legal Proceeding, or that has not taken any and all actions required by this Agreement necessary to oppose, contest and resist, and to have lifted, rescinded or vacated, such order, decree or judgment before it became final and nonappealable; or

(e)                by the Buyers if CCG shall not have successfully completed the Equity Offering prior to March 31, 2013.

9.2              Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1:

(a)                this Agreement shall forthwith become null and void and have no further force or effect (except for this Section 9.2 and Sections 9.3 (Expenses) and 9.7 (Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial), which shall remain in full force and effect following such termination); and

(b)               neither Party shall have any liability or obligation to the other in respect of this Agreement; provided that:

(i)                 if the Transaction fails to close as a result of a breach of this Agreement by either Party, the breaching Party shall be fully liable to the other Party for all reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) actually incurred by such other Party in connection with the preparation of this Agreement and the carrying out of the provisions of this Agreement, so long as the Party seeking such costs and expenses is not itself in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement and is ready, willing and able to close the Transaction; and

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(ii)               each Party shall be fully liable to the other Party for any breach of any provisions of this Agreement that survive the termination hereof.

9.3              Expenses. Except as otherwise provided in this Agreement, the Sellers and the Buyer Parties shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.4              Sellers’ Representative.

(a)                Each of the Sellers irrevocably nominates, constitutes and appoints John R. McWhirter as its agent and true and lawful attorney-in-fact (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of such Seller with respect to the transactions contemplated by this Agreement, including the transfer of such Seller’s Membership Interests to the Buyers in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in connection with any matters concerning, amendment of, waiver under or litigation involving this Agreement or any claim for indemnification pursuant to Article VIII and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)                 to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement or to terminate this Agreement if the Sellers are entitled to do so;

(ii)               to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that, upon request by the Buyers, such Seller shall execute and deliver any such documents which the Sellers’ Representative agrees to execute);

(iii)             to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any Claims under this Agreement; and

(iv)             to take all actions which under this Agreement may be taken by the Sellers (including under Article VIII hereof) and to do or refrain from doing any further act or deed on behalf of the Seller which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.

(b)               John R. McWhirter hereby accepts his appointment as Sellers’ Representative.

(c)                Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated by this Agreement: (i) each Buyer Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to any claim for indemnification, compensation or reimbursement pursuant to Article VIII; and (ii) each Buyer Party, each Buyer Indemnified Party and each Seller shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller. A decision, act, consent or instruction of the Sellers’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.8 hereof shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and the Buyer Parties may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. The Buyer Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

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(d)               The Sellers recognize and intend that the power of attorney granted in Section 9.2(a): (i) is coupled with an interest and is irrevocable and will not be terminated by any act of any Seller or by operation of law; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death or incapacity of each of the Sellers.

(e)                If the Sellers’ Representative shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by consent of those Persons holding at least a majority of the Membership Interests prior to the Initial Closing (excluding, for purposes of this calculation, any Membership Interests held by the Sellers’ Representative)), within ten (10) days after such death, disability or inability, appoint a successor to the Sellers’ Representative (who shall be reasonably satisfactory to the Buyers) and immediately thereafter notify the Buyers of the identity of such successor. If after the death, incapacity or resignation of the Sellers’ Representative, a successor Sellers’ Representative has not been appointed by Sellers within fifteen (15) days after a request by the Buyers, the Buyers may appoint a new Sellers’ Representative from among Sellers to fill the vacancy by notice to Sellers of such appointment. Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.

9.5              Specific Performance. The Sellers acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Buyer Parties and that the Buyer Parties will not have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including the Sellers’ obligation to sell the Membership Interests to the Buyers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. Each of the Sellers further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

9.6              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

9.7              Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)                Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating to the transactions contemplated by this Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court of the State of Delaware or, to the extent permitted by law, in such Federal court. Subject to rights of appeal, each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b)               Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

(d)               THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.8              Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules, Exhibits and Attachments hereto), the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.9              Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), or (ii) one Business Day following the day sent by nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

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If to the Sellers, to:

John R. McWhirter

Copper Beech Townhome Communities

2590 Park Center Boulevard

State College, PA 16801

Attention: John R. McWhirter

Phone: (814) 861-8100

With a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

500 North Capitol Street, NW

Washington, DC 20001

Attention: Thomas P. Conaghan

Phone: (202) 756-8161

If to the Buyers, to:

Campus Crest Communities Operating Partnership, LP

c/o Campus Crest Communities, Inc.

2100 Rexford Road

Suite 414

Charlotte, NC 28211

Attention: Andrew Young

Phone: (704) 496-2500

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Stuart Barr

Phone: (202) 637-6554

9.10          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible

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9.11          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Buyers (by operation of law or otherwise) without the prior written consent of the Buyers or the Sellers’ Representative, as applicable, and any attempted assignment without the required consents shall be void; provided, however, that the Buyers may assign this Agreement and any or all rights or obligations hereunder (including Buyer’s rights to seek indemnification hereunder), whether by operation of law or otherwise, to any Affiliate of the Buyers, upon prior written notice to Sellers’ Representative. Upon any such permitted assignment, the references in this Agreement to the Buyers shall also apply to any such assignee unless the context otherwise requires.

9.12          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.13          Disclosure Schedule, Exhibits and Attachments. The Disclosure Schedule and all Exhibits and Attachments referred to herein are intended to be and hereby are specifically made a part of this Agreement.

[Signatures on following pages]

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IN WITNESS WHEREOF, the Parties have duly executed this Purchase and Sale Agreement or have caused this Purchase and Sale Agreement to be duly executed by their respective authorized officers as of the date first above written.

CB-CAMPUS CREST, LLC

By: Campus Crest Communities Operating Partnership, LP, its sole member

By: Campus Crest Communities GP, LLC, its general partner

By: Campus Crest Communities, Inc., its sole member

By: /s/ Ted W. Rollins

Name: Ted W. Rollins

Title: Chief Executive Officer

CB-CAMPUS CREST PA, LLC

By: Campus Crest Communities Operating Partnership, LP, its sole member

By: Campus Crest Communities GP, LLC, its general partner

By: Campus Crest Communities, Inc., its sole member

By: /s/ Ted W. Rollins

Name: Ted W. Rollins

Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

ACQUIRED COMPANIES:

COPPER BEECH TOWNHOMES COMMUNITIES, LLC

By:	/s/ John R. McWhirter
Name: John R. McWhirter
Title: Manager

COPPER BEECH TOWNHOMES COMMUNITIES (PA) LLC

By:	/s/ John R. McWhirter

Name: John R. McWhirter
Title: Manager

[Signature Page to Purchase and Sale Agreement]

SELLERS:

MCWHIRTER FAMILY LIMITED PARTNERSHIP

By: /s/ John R. McWhirter
Name: John R. McWhirter
Title:

/s/ Jeanette R. McWhirter
Jeanette R. McWhirter

/s/ John W. McWhirter
John W. McWhirter

/s/ Jodi McWhirter
Jodi McWhirter

/s/ Thomas D. Simco
Thomas D. Simco

/s/ Betty Simco
Betty Simco

/s/ Mark McWhirter
Mark McWhirter

/s/ Debbie McWhirter
Debbie McWhirter

/s/ Andy McWhirter
Andy McWhirter

[Signature Page to Purchase and Sale Agreement]

/s/ Mary James
Mary James

/s/ Eric Heiser
Eric Heiser

/s/ Rebecca Heiser
Rebecca Heiser

/s/ Brian McWhirter
Brian McWhirter

/s/ Susan McWhirter
Susan McWhirter

/s/ Robert Heiser
Robert Heiser

/s/ Judy Heiser
Judy Heiser

/s/ Gail McWhirter
Gail McWhirter

/s/ Peter Tombros
Peter Tombros

/s/ Ann Tombros
Ann Tombros

[Signature Page to Purchase and Sale Agreement]

/s/ Frederick Brenner
Frederick Brenner

/s/ Robert Oldford
Robert Oldford

/s/ Patricia Oldford
Patricia Oldford

/s/ Chris Summers
Chris Summers

/s/ Maria Summers
Maria Summers

/s/ Thomas Foley
Thomas Foley

/s/ Eric Porter
Eric Porter

/s/ Molly Shoemaker
Molly Shoemaker

[Signature Page to Purchase and Sale Agreement]

The undersigned hereby acknowledges his appointment as Sellers’ Representative and his willingness to fulfill the duties of the Sellers’ Representative as contemplated by this Agreement.

SELLERS’ REPRESENTATIVE:

/s/ John R. McWhirter
John R. McWhirter

Exhibit A

Capitalization Spreadsheet

Seller	% of CBTC Membership Interests	% of CBTC PA Membership Interests
John R. & Jeanette D. McWhirter McWhirter Family Limited Partnership	35.45%	25.27%
John W. & Jodi McWhirter	9.22%	8.02%
Thomas D. & Betty Simco	11.75%	8.02%
Mark & Debbie McWhirter	7.53%	8.68%
Andy McWhirter & Mary James	7.53%	8.02%
Eric & Rebecca Heiser	7.19%	8.02%
Brian & Susan McWhirter	6.96%	8.02%
Robert & Judy Heiser	7.53%	8.68%
Gail McWhirter	1.76%	1.23%
Peter & Ann Tombros	0.34%	0.00%
Fredrick C. Brenner	1.85%	6.62%
Robert & Patricia Oldford	1.80%	3.59%
Chris & Maria Summers	1.09%	4.97%
Thomas Foley	0.00%	0.46%
Eric Porter	0.00%	0.26%
Molly Shoemaker	0.00%	0.14%
Total	100.0%	100.0%

Property	City	State
McWhirter Liberty Square (Grand Duke)	Harrisonburg	VA
CBTC 7 Radford	Radford	VA
CBTC 8 Klondike	West Lafayette	IN
CBTC 11 Baywater	West Lafayette	IN
CBTC 12 Bloomington	Bloomington	IN
CBTC 13 CMU	Mt. Pleasant	MI
CBTC 14 Fresno	Clovis	CA
CBTC 15 BG P1	Bowling Green	OH
CBTC 16 Allendale P1	Allendale	MI
CBTC 17 BG P2	Bowling Green	OH
CBTC 20 Columbia, MO	Columbia	MO
CBTC 21 Statesboro	Statesboro	GA
CBTC 22 Colonial Crest	Bloomington	IN
CBTC 23 Kalamazoo P1	Kalamazoo	MI
CBTC 24 Allendale P2	Allendale	MI
CBTC 25 S. Carolina P1	Columbia	SC
CBTC 26 Morgantown	Morgantown	WV
CBTC 27 Kalamazoo P2	Kalamazoo	MI
CBTC 28 Harrisonburg	Harrisonburg	VA
CBTC 29 San Marcos P1	San Marcos	TX
CBTC 30 Greenville	Greenville	NC
CBTC 31 Charlotte	Charlotte	NC
CBTC 32 S. Carolina P2	Columbia	SC
CBTC 33 Auburn P1	Auburn	AL
CBTC 35 San Marcos P2	San Marcos	TX
CBTC 36 CMU P2	Mt Pleasant	MI
CBTC 38 Statesboro P2	Statesboro	GA

Property	City	State
CB I Aaron Drive	State College	PA
CB II Aaron Drive	State College	PA
CBTC 1 Oakwood	State College	PA
CBTC 3 IUP Buy	Indiana	PA
CBTC 3 IUP P1	Indiana	PA
CBTC 4 IUP P2	Indiana	PA
CBTC 6 Oak Hill	State College	PA
CBTC 9 Northbrook	State College	PA
CBTC 10 Parkway	State College	PA
CBTC 19 Bristol Office	State College	PA

Exhibit C

	Entity	Property	Lender	Amount

1	CBTC Fourteen, LLC	Fresno	PNC	$ 17,748,808.91	*
2	CBTC Seventeen, LLC	Bowling Green P2	Nittany Bank	$ 6,673,161.83
3	CBTC Nineteen, LLC	Bristol Office	Sovereign Bank	$ 639,794.98
4	CBTC Twenty Two, LLC	Colonial Crest	First Commonwealth	$ 9,603,355.84
5	CBTC Thirty Three, LLC	Auburn	Citizens Bank	$ 26,237,163.00	*
6	CBTC Thirty Five, LLC	San Marcos P2	Citizens Bank	$ 13,138,798.00	*

	Sub-Total Immediately Payable			$ 74,041,082.56

* principal amount only - waiting for full pay off amount

EXHIBIT D

Seller	Promissory Note Principal Amount
John D. & Jeanette R. McWhirter and the McWhirter Family Limited Partnership	$8,822,110
John W. & Jodi McWhirter	$2,662,800
Thomas D. & Betty Simco	$2,875,190
Mark & Debbie McWhirter	$2,618,420
Andy McWhirter	$1,258,490
Mary James	$1,258,490
Eric & Rebecca Heiser	$2,485,280
Brian & Susan McWhirter	$2,466,260
Robert & Judy Heiser	$2,618,420
Gail McWhirter	$437,460
Peter & Ann Tombros	$28,530
Federick Brenner	$1,708,630
Robert & Patricia Oldford	$992,210
Chris & Maria Summers	$1,261,660
Thomas Foley	$110,950
Eric Porter	$63,400
Molly Shoemaker	$31,700
Total	$31,700,000

Exhibit E

Pledged Subsidiaries

1	CBTC Fourteen, LLC	Fresno
2	CBTC Seventeen, LLC	Bowling Green P2
3	CBTC Nineteen, LLC	Bristol Office
4	CBTC Twenty Two, LLC	Colonial Crest
5	CBTC Thirty Three, LLC	Auburn
6	CBTC Thirty Five, LLC	San Marcos P2

	Exhibit F
					Current Valuation
					Equity Value
#	Entity	Property	Location	University
1	Copper Beech Townhomes, LLC	1100 W Aaron Dr	State College, PA	Penn State University	$9,338,515
2	Copper Beech Townhomes II, LLC	1003 W Aaron Dr	State College, PA	Penn State University	$13,127,720
3	McWhirter Liberty Square, LLC	Grand Duke	Harrisonburg, VA	James Madison University	$6,887,510
4	CBTC One, LP	Oakwood	State College, PA	Penn State University	$6,006,455
5	CBTC Three IUP Buy PSE, LLC	IUP Buy	Indiana, PA	Indiana University of Pennsylvania	$1,459,734
6	CBTC Three, LLC	IUP P1	Indiana, PA	Indiana University of Pennsylvania	$5,850,776
7	CBTC Four, LLC	IUP P2	Indiana, PA	Indiana University of Pennsylvania	$3,482,762
8	CBTC Six, LLC	Oak Hill	State College, PA	Penn State University	$18,303,498
9	CBTC Seven, LLC	Radford	Radford, VA	Radford University	$9,974,177
10	CBTC Eight, LLC	Klondike	West Lafayette, IN	Purdue University	$10,531,896
11	CBTC Nine, LLC	Northbrook	State College, PA	Penn State University	$18,365,737
12	CBTC Ten, LLC	Parkway Plaza	State College, PA	Penn State University	$33,547,107
13	CBTC Eleven, LLC	Baywater	West Lafayette, IN	Purdue University	$6,542,527
14	CBTC Twelve, LLC	Bloomington	Bloomington, IN	Indiana University	$602,910
15	CBTC Thirteen, LLC	CMU	Mt. Pleasant, MI	Central Michigan University	$17,732,947
16	CBTC Fourteen, LLC	Fresno	Clovis, CA	California State University at Fresno	$11,257,281
17	CBTC Fifteen, LLC	Bowling Green P1	Bowling Green, OH	Bowling Green University	$1,434,073
18	CBTC Sixteen, LLC	Grand Valley P1	Allendale, MI	Grand Valley State University	$9,387,217
19	CBTC Seventeen, LLC	Bowling Green P2	Bowling Green, OH	Bowling Green University	$1,319,215
20	CBTC Nineteen, LLC	Bristol Office	State College, PA		$377,614
21	CBTC Twenty, LLC	Missouri	Columbia, MO	University of Missouri	$20,581,765
22	CBTC Twenty One, LLC	Statesboro	Statesboro, GA	Georgia Southern University	$18,950,051
23	CBTC Twenty Two, LLC	Colonial Crest	Bloomington, IN	Indiana University	$2,344,822
24	CBTC Twenty Three, LLC	Kalamazoo P1	Kalamazoo, MI	Western Michigan University	-$7,110,202
25	CBTC Twenty Four, LLC	Grand Valley P2	Allendale, MI	Grand Valley State University	$4,536,359
26	CBTC Twenty Five, LLC	S. Carolina P1	Columbia, SC	University of South Carolina	$13,470,630
27	CBTC Twenty Six, LLC	Morgantown	Morgantown , WV	West Virginia University	$20,285,777
28	CBTC Twenty Seven, LLC	Kalamazoo P2	Kalamazoo, MI	Western Michigan University	$2,133,906
29	CBTC Twenty Eight, LLC	Harrisonburg	Harrisonburg, VA	James Madison University	$35,318,984
30	CBTC Twenty Nine, LLC	San Marcos P1	San Marcos, TX	Texas State University	$25,932,435
31	CBTC Thirty, LLC	Greenville	Greenville, NC	East Carolina University	$31,253,029
32	CBTC Thirty One, LLC	UNC Charlotte	Charlotte, NC		$1,500,000
33	CBTC Thirty Two, LLC	S. Carolina P2	Columbia, SC	University of South Carolina	$4,036,088
34	CBTC Thirty Three, LLC	Auburn P1	Auburn, AL	Auburn University	$12,631,773
35	CBTC Thirty Five, LLC	San Marcos P2	San Marcos, TX	Texas State University	$16,670,276
36	CBTC Thirty Six, LLC	Statesboro P2	Statesboro, GA	Georgia Southern University	$9,234,784
37	CBTC Thirty Eight, LLC	Mt. Pleasant P2	Mt. Pleasant, MI	Central Michigan University	$6,899,854
38	Copper Beech Commercial Allendale, LLC				$100

	TOTAL				$404,200,102

EXHIBIT G

	Property	Property Market Value (Numbers in Thousands)
1.	McWhirter Liberty Square, L.L.C.	7,207
2.	Copper Beech Townhomes, LLC	14,418
3.	Copper Beech Townhome Communities One, LLC	11,682
4.	Copper Beech Townhomes II, LLC	21,717
5.	Copper Beech Townhome Communities Three, LLC	12,250
6.	Copper Beech Townhome Communities IUP BUY SPE, LLC	3,838
7.	Copper Beech Townhome Communities Four, LLC	9,515
8.	Copper Beech Townhome Communities Six, LLC	26,673
9.	Copper Beech Townhome Communities Seven, LLC	22,612
10.	Copper Beech Townhome Communities Eight, LLC	23,757
11.	Copper Beech Townhome Communities Nine, LLC	26,574
12.	Copper Beech Townhome Communities Ten, LLC	52,299
13.	Copper Beech Townhome Communities Eleven, LLC	20,985
14.	Copper Beech Townhome Communities Twelve, LLC	11,497
15.	Copper Beech Townhome Communities Thirteen, LLC	36,359
16.	Copper Beech Townhome Communities Fourteen, LLC	28,823
17.	Copper Beech Townhome Communities Fifteen, LLC	14,273
18.	Copper Beech Townhome Communities Sixteen, LLC	32,658
19.	Copper Beech Townhome Communities Seventeen, LLC	8,098
20.	Copper Beech Townhome Communities Nineteen, LLC	1,000
21.	Copper Beech Townhome Communities Twenty, LLC	44,598
22.	Copper Beech Townhome Communities Twenty One, LLC	49,643
23.	Copper Beech Townhome Communities Twenty Two, LLC	11,747

24.	Copper Beech Townhome Communities Twenty Three, LLC	23,038
25.	Copper Beech Townhome Communities Twenty Four, LLC	16,314
26.	Copper Beech Townhome Communities Twenty Five, LLC	50,494
27.	Copper Beech Townhome Communities Twenty Six, LLC	56,527
28.	Copper Beech Townhome Communities Twenty Seven, LLC	10,132
29.	Copper Beech Townhome Communities Twenty Eight, LLC	89,874
30.	Copper Beech Townhome Communities Twenty Nine, LLC	59,660
31.	Copper Beech Townhome Communities Thirty SPE, LLC	78,871
32.	Copper Beech Townhome Communities Thirty One, LLC	3,000
33.	Copper Beech Townhome Communities Thirty Two, LLC	10,170
34.	Copper Beech Townhome Communities Thirty Three, LLC	39,098
35.	Copper Beech Townhome Communities Thirty Five, LLC	29,809
36.	Copper Beech Townhome Communities Thirty Six, LLC	18,938
37.	Copper Beech Townhome Communities Thirty Eight, LLC	17,400

FORM OF NON-RECOURSE PROMISSORY NOTE AND PLEDGE AGREEMENT

$[___________]	[_________], 2013

FOR VALUE RECEIVED, [______________] (“Maker”) hereby unconditionally promises to pay to [CB-Campus Crest, LLC], a Delaware limited liability company (“Holder”), or its permitted assigns, in lawful money of the United States of America the aggregate principal sum of [___________] Dollars ($___________]), together with interest accrued thereon, calculated and payable as set forth below in this Promissory Note and Pledge Agreement (this “Note”).

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees

SECTION 1.                Definitions. Certain terms used in this Note are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Note shall be equally applicable to both the singular and plural forms of the terms defined).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Campus Crest Member” has the meaning set forth in the Amended and Restated Operating Agreements of CBTC and CBTC PA).

“CBTC” means Copper Beech Townhome Communities, LLC, a Delaware limited liability company.

“CBTC PA” means Copper Beech Townhome Communities (PA), LLC, a Delaware limited liability company.

“Closing Date” means the date of the first acquisition of interests in any of the Subject LLCs, CBTC or CBTC PA by Holder or any of its affiliates.

“Distribution Date” has the meaning set forth in Section 3.

“Event of Default” has the meaning set forth in Section 14.

“Holder” has the meaning set forth in the Preamble.

“Maker” has the meaning set forth in the Preamble.

“Maturity Date” has the meaning set forth in Section 3(b).

“Membership Interests” has the meaning set forth in Section 4.

“Note” has the meaning set forth in the Preamble.

“Option Purchase Price” means the aggregate amount of the cash or in kind distributions to be made to Maker by CBTC and CBTC PA to redeem a portion of Maker’s membership interests in each of CBTC and CBTC PA following the exercise of a Purchase Option by Campus Crest Member.

“Pledged Collateral” has the meaning set forth in Section 4.

“Purchase Option” means the option granted by each of CBTC and CBTC PA to Campus Crest Member to acquire additional interests in each of CBTC and CBTC PA for a specified period of time following each of the first, second and third anniversaries of the Closing Date.

“Roll-up” has the meaning set forth in the Amended and Restated Operating Agreements of CBTC and CBTC PA).

“Secured Obligations” has the meaning set forth in Section 4.

“Securities Laws” has the meaning set forth in Section 15.

“Subject LLC” means any of the entities set forth on Attachment I, CBTC, or CBTC PA, or any entity in which Maker receives an interest in exchange for its interest in any other Subject LLC.

SECTION	2. Interest.

(a)                From and after (but excluding) the date of this Note and continuing through and including the Maturity Date, interest on the unpaid principal balance of this Note outstanding from time to time shall accrue at a rate per annum equal to eight and one-half percent (8.5%). The amount of interest payable on this Note shall be computed on the basis of a 365/366-day year and shall compound daily.

(b)               Upon the occurrence, and during the continuation of an Event of Default, interest shall accrue on the outstanding principal of this Note at a rate per annum equal to fourteen and one-half percent (14.5%).

SECTION 3.                Payments of Principal and Interest.

(a)                Interest Payments.

(i)                 On or before the date that is five (5) days after the date any of the Subject LLCs pays a cash distribution to Maker, including a distribution in redemption of all or part of Maker’s interest in any Subject LLC (each such date a “Distribution Date”), Maker shall pay to Holder, in immediately available funds, an amount of accrued interest equal to, but not greater than, the aggregate amount paid to Maker by the Subject LLCs in such most recent distribution payment. In the event the aggregate amount of such cash distributions paid to Maker exceeds the amount of accrued interest as of the Distribution Date, Maker shall be entitled to retain the balance of the distributions paid by the Subject LLCs.

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(ii)               On the Maturity Date, or on such earlier date on which Maker elects to prepay all or a portion of the principal balance of this Note, Maker shall pay all accrued and unpaid interest as of such date.

(iii)             All payments of interest shall be made by wire transfer to the bank account set forth on Attachment III hereto or such other account as may be designated in writing by Holder at least three (3) Business Days prior to the date on which such payment is due.

(b)               Principal Payments.

(i)                 The principal amount of this Note shall be payable by Maker in installments of the following amounts and on June 30, 2016 (the “Maturity Date”) as follows:

(A)             on the date on which each of CBTC and CBTC PA makes a payment in redemption of a portion of the Maker’s interest in such Subject LLC following the exercise of the first Purchase Option, the Option Purchase Price shall be reduced by an amount equal to $[___] of each such redemption payment;

(B)              on the date on which each of CBTC and CBTC PA makes a payment in redemption of a portion of the Maker’s interest in such Subject LLC following the exercise of the second Purchase Option, the Option Purchase Price shall be reduced by an amount equal to $[___] of each such redemption payment; and

(C)              on the date on which each of CBTC and CBTC PA makes a payment in redemption of a portion of the Maker’s interest in such Subject LLC following the exercise of the third Purchase Option, the Option Purchase Price shall be reduced by an amount equal to the remaining unpaid principal balance.

(ii)               All payments of principal hereunder to Holder may be made, at Maker’s election, in immediately available funds by wire transfer to the bank account set forth on Attachment III hereto or such other account as may be designated in writing by Holder at least three (3) Business Days prior to the date on which such payment is due.

(iii)             Following completion of the Roll-up and subject to the approval of Holder, the Maker may elect to repay the entire outstanding principal amount of this Note plus accrued and unpaid interest in kind by the assignment, transfer and conveyance of (A) a [__]% equity interest held by Maker in CBTC and (B) a [__]% equity interest held by Maker in CBTC PA to Holder.

(c)                Payments under this Note will be applied (x) first, to reduce the amount of interest payable hereunder and (y) second, to reduce the principal balance of the Note.

(d)               Payments in the Event a Purchase Option is Not Exercised. In the event Campus Crest Member shall not have elected to exercise a Purchase Option on or before the expiration date of such Purchase Option, Maker may elect:

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(i)                 to continue to make payments of principal and interest in accordance with this Section 3; provided, however, that all payments of principal shall be made in accordance with Section 3(b)(ii) in amounts equal to the Option Purchase Price reductions set forth in Section 3(b)(i); such payments of principal shall be made on the expiration date of the applicable Purchase Option and thereafter on the date each subsequent Purchase Option would have been exercised; or

(ii)               to repay the entire outstanding principal amount of this Note plus accrued and unpaid interest in kind by the assignment, transfer and conveyance of:

(A)             a [__]% equity interest held by Maker in CBTC and a [__]% interest held by Maker in CBTC PA to Holder, in the event Campus Crest Member shall not have elected to exercise the first Purchase Option;

(B)              a [__]% equity interest held by Maker in CBTC and a [__]% interest held by Maker in CBTC PA to Holder, in the event Campus Crest Member shall not have elected to exercise the second Purchase Option; or

(C)              a [__]% equity interest held by Maker in CBTC and a [__]% interest held by Maker in CBTC PA to Holder, in the event Campus Crest Member shall not have elected to exercise the third Purchase Option; or

(iii)             to repay the entire outstanding principal amount of this Note plus accrued and unpaid interest in cash.

SECTION 4.                Pledge of Pledged Collateral.

(a)                As security for the prompt and full performance of all indebtedness, duties, liabilities and obligations of Maker under this Note (the “Secured Obligations”), Maker hereby pledges, assigns and grants to Holder a security interest in the following property of Maker, whether now existing or hereafter created or arising (collectively, the “Pledged Collateral”):

(i)                 all membership interests held by Maker in each of the entities set forth on Attachment II hereto, of which Maker is the beneficial owner (the “Membership Interests”);

(ii)               all rights, rights to subscribe, rights to distributions, dividends and other distributions (including, but not limited to, distributions in kind, cash dividends and distributions, dividends and distributions paid in equity interests, returns of capital and liquidating dividends and distributions) and all other rights, benefits, and property interests with respect to the Membership Interests;

(iii)             all other or additional (or less) equity interests or other securities or property (including, without limitation, money or instruments) which may be received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for the Membership Interests by way of equity split, spin-off, split-up, reclassification, combination of equity interests or similar rearrangement or by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar reorganization, or otherwise, including the CBTC and CBTC PA Units (as defined in the Amended and Restated Operating Agreements of CBTC and CBTC PA) received by Maker in exchange for the Pledged Collateral in the Roll-up;

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(iv)             all general intangibles, investment property, financial assets and security entitlements with respect to the foregoing; and

(v)               all proceeds (both cash and noncash) of the foregoing.

(b)               Maker agrees that with respect to the Pledged Collateral Holder shall have all the rights and remedies of a secured party under the Uniform Commercial Code, as well as those provided by law and/or in this Note.

SECTION 5.                Rights and Powers. Holder may, without obligation to do so, exercise one or more of the following rights and powers with respect to the Pledged Collateral:

(a)                accept in its discretion, but subject to the applicable limitations of Sections 10(a) and (c), other property of Maker in exchange for all or part of the Pledged Collateral and release Collateral to Maker to the extent necessary to effect such exchange, and in such event the money, property or securities received in the exchange shall be held by Holder as substitute security for this Note and all other indebtedness secured hereunder;

(b)               perform such acts as are necessary to preserve and protect Holder’s interest in the Pledged Collateral and the rights, powers and remedies granted with respect to such Pledged Collateral by this Note; and

(c)                transfer record ownership of the Pledged Collateral to Holder or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Pledged Collateral, provided and only if there exists at the time an outstanding Event of Default.

Any action by Holder pursuant to the provisions of this Section 5 may be taken without notice to Maker. Any costs or expenses (including reasonable attorneys’ fees) reasonably incurred in connection with any such action shall be payable by Maker and form part of the indebtedness secured hereunder as provided in Section 17.

So long as there exists no outstanding Event of Default, Maker may exercise all member rights and be entitled to receive any and all regular cash distributions paid on the Pledged Collateral. Accordingly, unless an Event of Default occurs and is continuing, all materials pertaining to the Pledged Collateral shall be delivered to Maker at the address set forth in Section 18(a); provided, however, if an Event of Default has occurred hereunder and is continuing, any or all Pledged Collateral may be registered, without notice, in the name of Holder or its nominee, and thereafter Holder or its nominee may exercise, without notice, all voting and limited liability company rights, any and all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to the Pledged Collateral, all as if Holder were the absolute owner thereof.

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Any cash sums that Holder may receive in the exercise of its rights under Section 5 shall be applied to the payment of this Note and any other indebtedness secured hereunder, in such order of application as Holder deems appropriate. Any remaining cash shall be paid over to Maker.

SECTION 6.                Duty to Deliver. Any new, additional or different securities that may now or hereafter become distributable with respect to the Pledged Collateral by reason of any equity split, spin-off, split-up, reclassification, combination of equity interests or similar rearrangement or by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar reorganization, or otherwise, including the CBTC and CBTC PA Units (as defined in the Amended and Restated Operating Agreements of CBTC and CBTC PA) received by Maker in exchange for the Pledged Collateral in the Roll-up, shall, upon receipt by Maker of any certificates therefor, be promptly delivered to and deposited with Holder as part of the Pledged Collateral hereunder. Such securities shall be accompanied by one or more properly endorsed stock power assignments.

SECTION 7.                Care of Collateral. Holder shall exercise reasonable care in the custody and preservation of the Pledged Collateral, but shall have no obligation to initiate any action with respect to, or otherwise inform Maker of, any conversion, call, exchange right, preemptive right, subscription right, purchase offer or other right or privilege relating to or affecting the Pledged Collateral; provided, however, that Holder will notify Maker of any such rights of Maker to protect against adverse claims or to protect the Pledged Collateral against the possibility of a decline in market value. Holder shall not be obligated to take any action with respect to the Pledged Collateral requested by Maker unless the request is made in writing and Holder determines that the requested action will not unreasonably jeopardize the value of the Pledged Collateral as security for this Note and other indebtedness secured hereunder.

Holder may at any time release and deliver all or part of the Pledged Collateral to Maker, and the receipt thereof by Maker shall constitute a complete and full acquittance for the Pledged Collateral so released and delivered. Holder shall accordingly be discharged from any further liability or responsibility for the Pledged Collateral so released and delivered, and the released Pledged Collateral shall no longer be subject to the provisions of this Note. However, any and all releases of the Pledged Collateral shall be effected in compliance with the applicable limitations of Sections 10(a) and 10(c).

SECTION 8.                Payment of Taxes and Other Charges. Maker shall pay, prior to the delinquency date, all taxes, liens, assessments and other charges against the Pledged Collateral, and in the event of Maker’s failure to do so, Holder may at its election pay any or all of such taxes and charges without contesting the validity or legality thereof. The payments so made shall become part of the indebtedness secured hereunder and until paid shall bear interest at the minimum annual rate, compounded annually, required to avoid the imputation of interest income to Holder and compensation income to Maker under U.S. federal tax laws.

SECTION 9.                Transfer of Collateral. In connection with the transfer or assignment of all or part of the indebtedness evidenced by this Note (whether by negotiation, discount or otherwise), Holder may transfer all or any part of Holder’s interest in the Pledged Collateral, and the transferee shall thereupon succeed to all the rights, powers and remedies granted Holder hereunder with respect to the Pledged Collateral so transferred. Upon such transfer, Holder shall be fully discharged from all liability and responsibility for the transferred Pledged Collateral. With respect to any Pledged Collateral not transferred, Holder shall retain all rights, powers, privileges and remedies provided herein.

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SECTION 10.            Release of Collateral. Provided that (i) all indebtedness secured hereunder shall at the time have been paid in full or cancelled and (ii) there does not otherwise exist any Event of Default, the Pledged Collateral shall be released from pledge and returned to Maker in accordance with the following provisions:

(a)                Upon payment or prepayment of principal under this Note, together with payment of all accrued interest to date, the Membership Interests held as Pledged Collateral hereunder shall (subject to the applicable limitations of Sections 10(c) below) be released to Maker upon such payment or prepayment.

(b)               Any additional Pledged Collateral that may hereafter be pledged and deposited with Holder (pursuant to the requirements of Section 6) with respect to the Membership Interests pledged hereunder shall be released at the same time the particular Membership Interests to which the additional Pledged Collateral relates are to be released in accordance with the applicable provisions of this Section 10. Under no circumstances, however, shall any Membership Interests or any other Pledged Collateral be released if previously applied to the payment of any indebtedness secured hereunder.

(c)                In no event shall any Membership Interests be released pursuant to the provisions of Sections 10(a) or 10(b) if, and to the extent, the fair market value of the Membership Interests and all other Pledged Collateral that would otherwise remain in pledge hereunder after such release were effected would be less than the unpaid balance of the Note (principal and accrued interest).

SECTION 11.            Representations and Warranties. Maker represents and warrants to Holder that:

(a)                The information contained in Attachment I, which is attached to and a part of this Note, is complete and correct in all material respects.

(b)               Maker is the owner of all legal and beneficial interests in and to the Pledged Collateral, free and clear of all Liens, except for those granted to Holder.

(c)                Maker has full power and authority to execute and deliver this Note and to incur and perform the Secured Obligations provided for herein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body and equity holders of Maker. No material consent or approval of any governmental authority on the part of Maker is required as a condition to the validity of this Note (other than any consent or approval which has been obtained and is in full force and effect).

(d)               This Agreement has been properly executed and delivered and constitutes the valid and legally binding obligations of Maker and is fully enforceable against Maker in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

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(e)                There is no provision of any organizational documents or other similar document pertaining to the organization, power or authority of Maker, no provision of applicable laws in any material respect, no provision of any existing material agreement, mortgage, indenture or contract binding on Maker or affecting its property that, in each case, would be breached or violated by, conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Note.

SECTION 12.            Covenants. Until the Secured Obligations have been paid in full, Maker covenants and agrees with Holder that:

(a)                All certificates or instruments representing or evidencing any of the Pledged Collateral shall be promptly delivered by Maker to Holder or Holder’s designee pursuant hereto at a location designated by Holder, shall be held by or on behalf of Holder pursuant to this Note, and shall be in suitable form for transfer by delivery, or shall be accompanied by executed irrevocable, blank stock powers (or other instrument of transfer or assignment in blank) for each of the certificates and instruments, all in number, form and substance reasonably satisfactory to Holder and its counsel.

(b)               At its expense, Maker will promptly upon request by Holder execute, authorize, and deliver or obtain any financing statement, continuation statement, security agreement, assignment, instruments, acknowledgments, third party waivers, filings or other document as may be reasonably necessary or beneficial, in the opinion of Holder, to perfect (by control or otherwise), preserve, provide notice of, maintain, continue, realize upon, protect and/or extend the lien granted to Holder under this Note and its priority.

(c)                Maker will do or cause to be done all things necessary to preserve and to keep in full force and effect its interests in the Pledged Collateral, and shall defend, at its sole expense, the title to the Pledged Collateral and any and all parts thereof.

(d)               Maker will not transfer any direct or indirect interest in the Pledged Collateral or create, incur, assume or suffer to exist any lien upon any of the Pledged Collateral, other than those in favor of Holder.

(e)                Maker agrees and acknowledges that Holder or an affiliate thereof is a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code of 1986, as amend (the “Code”), and that this Note is intended to qualify as a “real estate asset” within the meaning of Code Section 856(c)(5)(B). As such, Maker shall (and shall cause its affiliates) to take such reasonable actions, including in its respective capacity as a member or investor in a Subject LLC, as requested in good faith by Holder and so as to cause assets that are “real estate” (within the meaning of Code Section 856(c)(4)) to comprise no less than 85% of the assets of such Subject LLC at the end of each quarter.

SECTION 13.            Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Maker shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Maker.

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SECTION 14.            Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a)                a default by Maker in the payment of the principal amount of or interest accrued on this Note that continues for more than five (5) days after the same becomes due and payable whether at the Maturity Date, upon acceleration or otherwise; or

(b)               the failure by Maker to perform or observe any term, covenant or agreement contained in Section 12 of this Note and the failure to cure such default (if curable) within thirty (30) days after receipt by Maker of a notice of default specifying such failure; or

(c)                the failure by Maker to perform or observe any other term, covenant or agreement contained this Note and the failure to cure such default (if curable) within sixty (60) days after receipt by Maker of a notice of default specifying such failure; or

(d)               a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of Maker in an involuntary case or proceeding under any applicable bankruptcy law or (y) a decree or order adjudging Maker a bankrupt or insolvent, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(e)                Maker consents to the entry of a decree or order for relief in respect of Maker in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against Maker; or

(f)                Maker commences a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(g)               Maker files a petition seeking reorganization or relief under any applicable bankruptcy law.

Maker shall, within five (5) days after becoming aware thereof, notify Holder of the occurrence of any Event of Default.

SECTION 15.            Remedies on Default.

(a)                If an Event of Default shall occur and be continuing, all obligations under this Note shall bear interest at the applicable default interest rate set forth in Section 2(b). If an Event of Default (other than an Event of Default specified in clauses (d), (e), (f) or (g) of Section 14) shall occur and be continuing, Holder shall, without any kind of presentment, demand, protest or any kind of notice, each of which are expressly waived by Maker, be entitled to (i) declare all unpaid principal of and accrued and unpaid interest through the date of such declaration to be immediately due and payable, (ii) reduce any claim to judgment; and/or (iii) pursue and enforce any of Holder’s rights and remedies available pursuant to any applicable law or agreement including, without limitation, foreclosing all liens and security interests securing payment thereof or any part thereof. If an Event of Default specified in clauses (d), (e), (f) or (g) of Section 14 occurs and is continuing, then this Note shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Note, together with accrued and unpaid interest, if any, to the date this Note becomes due and payable, without any declaration or other act on the part of the Holder.

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(b)               In addition to any other remedies set forth herein, upon the occurrence and during the continuance of any Event of Default:

(i)                 Holder shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable laws. Upon demand by Holder, the Maker shall assemble the Pledged Collateral not in Holder’s possession and make it available to Holder, at a place designated by Holder.

(ii)               Any or all Pledged Collateral may be registered, without notice, in the name of Holder or its nominee, and thereafter Holder or its nominee may exercise, without notice, all voting and limited liability company rights, any and all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to the Pledged Collateral, all as if Holder were the absolute owner thereof.

(iii)             Any written notice of the sale, disposition or other intended action by Holder with respect to the Pledged Collateral which is sent by regular mail, postage prepaid, to Maker at the address set forth in Section 18(a), or such other address of Maker that may from time to time be shown on Holder’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to Maker. Holder may alternatively or additionally give such notice in any other commercially reasonable manner. Nothing in this Note shall require Holder to give any notice not required by applicable law.

(iv)             Any proceeds of sale or other disposition of the Pledged Collateral will be applied by Holder to the Secured Obligations in such order and manner of application as Holder may from time to time in its sole and absolute discretion determine.

(v)               Maker recognizes that Holder may be unable to effect a public sale of all or a part of the Pledged Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable federal and state laws (collectively, “Securities Laws”). Holder may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Securities Laws and may, for example, at any sale of the Pledged Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the persons making such purchases represent and agree to the satisfaction of Holder that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof. Maker covenants and agrees to do or cause to be done promptly all such acts and things as Holder may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner which is valid and binding and in conformance with all applicable Securities Laws and other laws.

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(vi)             In addition to all other rights and remedies provided in this Note, Holder may (but shall be under no obligation to), without notice to Maker, and Maker hereby irrevocably appoints Holder as its attorney-in-fact, with power of substitution, in the name of Holder or in the name of Maker or otherwise, for the use and benefit of Holder, but at the cost and expense of Maker and without notice to Maker: (A) require any account debtor or other obligor on any of the Pledged Collateral to make payments thereon directly to Holder, with Holder taking control of the cash and non-cash proceeds thereof; (B) compromise, extend or renew any of the Pledged Collateral or deal with the same as it may deem advisable; (C) make exchanges, substitutions or surrenders of all or any part of the Pledged Collateral; (D) copy, transcribe, or remove from any place of business of Maker all books, records, ledger sheets, correspondence, invoices and documents, relating to or evidencing any of the Pledged Collateral or without cost or expense to Holder, make such use of Maker’s place(s) of business as may be reasonably necessary to administer, control and collect the Pledged Collateral; (E) demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Pledged Collateral; (F) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Pledged Collateral; (G) settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Pledged Collateral or any legal proceedings brought in respect thereof; (H) endorse or sign the name of Maker upon any items of payment, securities, powers related to certificated securities, assignments, notices, or other writing relating to or part of the Pledged Collateral and on any proof of claim in bankruptcy against an account debtor or obligor; (I) take any other action necessary or beneficial to realize upon or dispose of the Pledged Collateral or to carry out the terms of this Note; (J) have a receiver appointed by any court of competent jurisdiction to take possession of the Pledged Collateral (Maker hereby consenting to the appointment of such a receiver and agreeing not to oppose any such appointment); or (K) without notice or demand to Maker, set off and apply against any and all of the Secured Obligations any and all deposits (general or special, time or demand, provisional or final), at any time held or owing by Holder or any of Holder’s agents or affiliates to or for the credit of the account of Maker or any guarantor or endorser of the Secured Obligations.

SECTION 16.            Non-Recourse Obligations. Maker’s payment obligations under this Note shall be non-recourse to Holder and payable only out of the Pledged Collateral and the amounts paid hereunder and out of any collateral as may hereafter be given as security for this Note, and Holder shall have no claim, remedy or right to proceed (at law or in equity) against Maker or any of Maker’s affiliates, partners or assignees, for any sum or sums owing on account of the indebtedness evidenced hereby, or for any other liability of any nature whatsoever, from any source other than the Pledged Collateral; provided, however, that nothing in this Section 16 shall be deemed to release or impair the indebtedness evidenced by this Note, Holder’s security interest in the Pledged Collateral or to preclude Holder from resorting to the Pledged Collateral in case of any default hereunder or from enforcing any of its rights under this Note or in respect of the Pledged Collateral. All rights and remedies of Holder under this Note and any other documents entered into in connection herewith or any applicable statute or rule of law shall be cumulative and are not exclusive of any rights or remedies otherwise available to Holder. Holder may exercise its rights and remedies successively or concurrently, and no single or partial exercise by Holder of any right hereunder or under any agreement or guaranty given as security for this Note or pertaining hereto, and no delay or omission on the part of Holder in exercising any right shall operate as a waiver thereof or of any other right and shall not preclude any other or further exercise of such rights or any other rights.

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SECTION 17.            Costs of Enforcement. In the event of the breach by Maker of any provision of this Note or the occurrence of an Event of Default, Holder shall be entitled to proceed to protect and enforce its rights hereunder by appropriate judicial proceedings and Holder shall be entitled to exercise all other rights and remedies available at law or in equity. Maker shall reimburse Holder for all reasonable costs and expenses incurred in connection with the protection and enforcement of its rights hereunder and collection of all amounts owing hereunder plus reasonable attorneys’ fees and expenses.

SECTION 18.            Miscellaneous.

(a)                Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Note shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, (iv) sent by fax, or (v) delivered by email as follows:

If to Maker:

[__________]

[__________]

[__________]

Attention: [__________]

Fax No.: [__________]

Email: [__________]

with a copy to:

[__________]

[__________]

[__________]

Attention: [__________]

Fax No.: [__________]

Email: [__________]

If to Holder:

[CB-Campus Crest, LLC]

c/o Campus Crest Communities, Inc.

2100 Rexford Road

Suite 414

Charlotte, NC 28211

Attention: Andrew Young

Fax No.: (704) 631-4641

Email: andrew.young@campuscrest.com

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with a copy to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Stuart Barr

Fax No.: (202) 637-5910

Email: stuart.barr@hoganlovells.com

All such notices, requests, demands, waivers and other communications shall be deemed to have been given when received (w) by personal delivery, on the day of such delivery if prior to 5:00 p.m., (x) by next-day or overnight mail or delivery, on the day delivered (y) by fax, on the Business Day on which such fax was received, and (z) by email, on the Business Day on which such email was delivered as evidenced by electronic record; provided, however, that the subject line must contain readily identifiable notice that the email is being delivered as an official notice pursuant to this Note.

(b)               Amendments; Waivers.

(i)                 Any provision of this Note may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of Maker and Holder, or in the case of a waiver, by the party against whom the waiver is to be effective.

(ii)               No failure or delay by either party in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Note, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Note. Any term, covenant or condition of this Note may be waived at any time by the party that is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(c)                Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors and permitted assigns. Neither Maker nor Holder may assign or otherwise transfer, directly or indirectly, in whole or in part, any of his or its rights or obligations under this Note without the prior written consent of the other party, except that Holder may assign, without the prior written consent of the other party, its rights hereunder. Any attempted assignment or other transfer in violation of this Section 18(c) shall be void and of no effect.

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(d)               Construction. As used in this Note, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Note to a party or other person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Note shall be deemed to be followed by the phrase “but not limited to” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Note to Sections and Attachments shall be deemed references to Sections of, and Attachments to, this Note. Unless the context otherwise requires, any reference to this Note or any other agreement shall be deemed to refer to such agreement, as may be amended, restated supplemented or otherwise modified from time to time. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Note refer to this Note in its entirety and not to any particular Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Note, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Note. All references in this Note to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(e)                Entire Agreement. This Note embodies the final, entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

(f)                Governing Law. This Note shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)               Jurisdiction.

(i)                 Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or for recognition or enforcement of any judgment relating this Note, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court of the State of Delaware k or, to the extent permitted by law, in such Federal court. Subject to rights of appeal, each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(ii)               Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)             Without limiting the foregoing, Maker and Holder agree that service of process upon such party at the address referred to in Section 12(a), together with written notice of such service to such party, shall be deemed effective service of process upon such party.

(iv)             EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS NOTE.

(h)               Severability. Any provision of this Note that is prohibited or unenforceable shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable law. To the extent any provision of this Note is determined to be prohibited or unenforceable in any jurisdiction, Maker and Holder agree to use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

By:

Name:
Title:

[Signature page to Promissory Note]

ATTACHMENT I

SUBJECT LLCs

Attachment I

ATTACHMENT II

PLEDGED COLLATERAL

Attachment II

ATTACHMENT III

HOLDER WIRE TRANSFER INSTRUCTIONS

Bank:

Name on Account:

Routing No.:

Account No.:

ATTACHMENT II

FORM OF AMENDED AND RESTATED

OPERATING AGREEMENT

OF

COPPER BEECH TOWNHOME COMMUNITIES, LLC

Dated as of [__], 2013

i

ii

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
COPPER BEECH TOWNHOME COMMUNITIES [PA], LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Agreement”), made and entered into as of ____, 2013, by the persons executing this Agreement as members on the last page hereof (each hereinafter sometimes referred to as a “Member” and collectively as the “Members”).

WITNESSETH:

WHEREAS, Copper Beech Townhome Communities [PA], LLC (the “Company”) was formed as hereinafter set forth and [Campus Crest Communities Operating Partnership, LP]1 (“Campus Crest”) was party, as the sole member, to the Limited Liability Company Operating Agreement of the Company dated as of [_____] (the “Prior LLC Agreement”);

WHEREAS, prior to this date, the Company owned units of membership interest (“Property LLC Units”) in the entities named on Exhibit B attached hereto (each a “Property LLC”) representing the percentage interest in each Property LLC set forth on Exhibit B;

WHEREAS, on this date the Company has issued units of membership interest in the Company (“Units”) to the members of the Property LLCs (other than the Company) in exchange for the number of Property LLC Units owned by such members in each Property LLC as set forth on Exhibit B;

WHEREAS, immediately following the exchange of Units for Property LLC Units described above, each Property LLC redeemed some or all of the outstanding Property LLC Units held by its members other than the Company in exchange for the Units issued by the Company;

WHEREAS, as a result of the foregoing transactions, the Company owns the aggregate number of Property LLC Units in each Property LLC, representing the percentage interest in each Property LLC, set forth on Exhibit B, and the former members of the Property LLCs each own the number of Units representing the percentage interest in the Company set forth on Exhibit A attached hereto; and

WHEREAS, the Members desire to amend and restate the Prior LLC Agreement as set forth herein to reflect the admission of the former members of the Property LLCs and to make other changes to the terms of the Prior LLC Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the undersigned, intending to be legally bound, agree that the Prior LLC Agreement is hereby amended and restated in its entirety as follows:

1 NOTE: Campus Crest member to be determined.

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ARTICLE I - GENERAL

              Section 1.1 Organization. On [________], 2013, the Company was formed by filing a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware, and as of such date the Company was organized as a Delaware limited liability company. Each of the Members confirms and agrees to its status as a Member of the Company. The Managers shall from time to time take such further actions and appropriately file all documents required by law to qualify the Company to conduct business as provided herein in all appropriate jurisdictions. The rights and liabilities of the Members shall be as provided in the Act except as herein otherwise expressly provided.

              Section 1.2 Name. The name of the Company shall be Copper Beech Townhome Communities [PA], LLC. The Company shall not have authority to operate under the name of any of its Members without the express prior written approval of such Member.

              Section 1.3 Offices.

(a) The principal office of the Company shall be at 2590 Park Center Blvd, State College, Pennsylvania 16801, or such other place or places as the Managers from time to time determine.

(b) The Company’s registered office as of the date hereof is at the office of its registered agent at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent is The Corporation Trust Company. The registered office and registered agent may be changed by the Managers from time to time by filing the address of the new registered office or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

              Section 1.4 Fiscal Year. The fiscal year of the Company shall be the calendar year.

              Section 1.5 Duration. The existence of the Company commenced on the date the Certificate was accepted for filing by the Secretary of State of the State of Delaware and shall have an indefinite term unless dissolution occurs pursuant to the express provisions of this Agreement.

              Section 1.6 Purposes. The purposes of the Company are to (i) own directly or indirectly interests in the Property LLCs, (ii) engage in the student rental property business, including the long term investment and ownership of real estate, including the acquisition, ownership, management, leasing, and sale of real property located in the continental US, (iii) make, enter into and perform any contracts and other undertakings and to engage in any activities and transactions as may be ancillary to, or necessary or advisable for carrying out, the foregoing purposes, and (iv) conduct such other activities as the Members may decide from time to time.

              Section 1.7 Powers. In furtherance of the purposes of the Company as set forth in Section 1.6, the Company shall have the power and authority to take in its name all actions necessary, useful or appropriate to accomplish its purpose, including, but not limited to, the power:

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(a) to conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

(b) to make any contracts and to incur liabilities, borrow money at such rates of interest as the Company may determine, issue its notes, bonds and other obligations and secure any of its obligations by mortgage or pledge of all or any part of its property, franchises and income; provided, however, that any transactions between the Company and any Member, its Affiliates or third parties shall be at arm’s length and at fair market value unless otherwise approved by the Managers;

(c) to purchase, take, receive, lease or otherwise acquire, own, hold, subdivide, submit to the condominium form of ownership, build, improve, use and otherwise deal with real or personal property, or interests therein, wherever situated;

(d) to sell, convey, assign, encumber, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets;

(e) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, use, vote, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(f) to lend money for its proper purposes, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

(g) to sue and be sued, complain and defend, and participate in judicial or other proceedings, in its name;

(h) to indemnify a Member or Manager or former Member or Manager, and to make any other indemnification that is authorized by the Certificate or by this Agreement in accordance with the Act;

(i) to cease its activities and surrender its certificate of formation;

(j) to have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Company is organized; and

(k) to become a member of a general partnership, limited partnership, joint venture, or similar association or any other limited liability company.

              Section 1.8 Operating Account. The Company shall establish a separate account at a bank determined by the Managers from time to time.

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         Section 1.9 Intellectual Property. The Company shall own all rights, title and interest in and to all copyrights, trademarks, service marks, trade names, or other intellectual property developed by or contributed to the Company.

         Section 1.10 No Liabilities to Third Parties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Member or the Manager for liabilities of the Company.

         Section 1.11 No State Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

         Section 1.12 No Individual Authority. No Member shall have any authority to act for or to undertake or assume, any obligations, debt, duty or responsibility on behalf of the Company or any other Member of the Company, except for (a) actions expressly provided for in this Agreement and (b) actions by any Member within the scope of such authority as may have been granted in this Agreement or by the Managers, and any action taken in violation of the foregoing limitation shall be void. This provision shall survive dissolution of the Company.

         Section 1.13 Participating Percentage. Each Member shall initially hold that number of Units set forth on Exhibit A hereto, which shall evidence, in the aggregate, a one hundred percent (100%) Participating Percentage in the Company. The Participating Percentage of each Member may be adjusted from time to time pursuant to the terms hereof.

ARTICLE II - DEFINITIONS

              Section 2.1 Certain Defined Terms. The following terms have the following meanings when used in this Agreement:

Act means the Delaware Limited Liability Company Act, as amended or superseded from time to time.

Additional Capital Contribution means those additional funds agreed to by the Members in accordance with the provisions of Section 8.1(b).

Affiliate means, with respect to any person or entity, a person or entity controlling, controlled by or under common control with such person or entity and also means, as to each entity in the Copper Beech family of entities, each other entity in such family of entities, even if not otherwise satisfying the definition of “Affiliate” set forth herein. The Managers and Campus Crest shall be deemed to be Affiliates of the Company.

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Agreement means this Operating Agreement, as may be amended from time to time.

Annual Budget means the budget plan approved by the Managers for any academic lease year.

Appraised Value has the meaning ascribed to it in Section 15.6 hereof.

Book Value means with respect to any Company asset, the asset’s book value as carried on the books and records of the Company, determined in compliance with the provisions of Section 8.4 hereof and the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv).

Campus Crest means [__________].

Campus Crest Preference Amount means an amount, not less than zero, calculated as of the date hereof, equal to (x) $[_________]2 minus (y) the aggregate amount of all distributions paid by the Company to Campus Crest prior to the date hereof.

Capital Account means the capital account established for each Member and maintained pursuant to the terms of this Agreement and in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv).

Capital Proceeds means the gross receipts of the Company (inclusive of its Subsidiaries) in connection with, or resulting from, a Capital Transaction (and, if in connection with the liquidation of the Company and/or any Subsidiaries, any other property available for distribution), including, without limitation, any and all condemnation awards, title insurance proceeds, and casualty loss insurance proceeds (other than business interruption or rental loss insurance proceeds) to the extent that such awards and proceeds are not applied to mortgage indebtedness for the Company or are not used to repair damage caused by a casualty or taking or in alleviation of a title defect, following deduction of the following, to the extent paid out of such proceeds: (i) all expenses incurred in connection with the transaction giving rise to such proceeds or paid out of such proceeds, (ii) any amounts set aside for the establishment or replenishment of Reserves and (iii) payment of any indebtedness with the proceeds of such Capital Transaction.

Capital Transaction means the sale, financing, transfer, ground lease, refinancing, total or partial destruction, condemnation or other recapitalization or disposition of any real property or any other material asset of the Company or any Subsidiary or the receipt of any title insurance proceeds pursuant to a title insurance claim.

Claim has the meaning ascribed to it in Section 16.1 hereof. Code means the Internal Revenue Code of 1986, as amended.

2      FOR CBTC: An amount equal to the portion of the $13 million aggregate preference payment attributable to the Non-Pennsylvania Property LLCs.

FOR CBTC-PA: An amount equal to the portion of the $13 million aggregate preference payment attributable to the Pennsylvania Property LLCs

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Company has the meaning ascribed thereto in the Recitals.

Contributing Member has the meaning ascribed to it in Section 8.1 hereof.

Deceased Member has the meaning ascribed to it in Section 15.3 hereof.

Depreciation means, for each fiscal year or other period, the depreciation, amortization or other cost recovery expense determined pursuant to Section 9.2 hereof.

Distribution Percentage means (1) prior to the First Option Payment Date, each Member’s Participating Percentage, (2) from and after the First Option Payment Date until the Second Option Payment Date, 90% with respect to Campus Crest and 10% in the aggregate with respect to the Members other than Campus Crest divided among such other Members in accordance with each such other Member’s Participating Percentage, (3) from and after the Second Option Payment Date, 100% with respect to Campus Crest and 0% with respect to the Members other than Campus Crest (4) from and after the Third Option Payment Date, 100% with respect to Campus Crest. Notwithstanding the foregoing, in the event that Campus Crest fails to exercise any of the First Purchase Option, the Second Purchase Option or Third Purchase Option, then each Member’s Distribution Percentage shall be equal to such Member’s then applicable Participating Percentage.

Exchange Value means, with respect to each Property LLC, the amount set forth under the heading “Exchange Value” on Exhibit B for such Property LLC.

First Option Payment Date means the date on which Campus Crest makes its capital contribution in connection with the option granted pursuant to Section 18.1(a).

Gross Fair Market Value means the agreed fair market value of an asset determined without taking into account any liabilities which are secured by such asset or which are otherwise associated with such asset.

Incapacity means the bankruptcy, adjudication of incapacity or incompetence, insanity or disability of any Member. Incapacitated and correlative forms shall have corresponding meanings.

Initial Closing Date means [_____], 2013.3

Managers means the persons appointed pursuant to this Agreement to manage the Company, all in accordance with applicable provisions of the Act.

Members means the owners of the Company and holders of the Units.

Membership Interest means a Member’s interest in the Company, including, without limitation, rights to receive distributions (liquidating or otherwise), allocations and information, and to consent, approve or vote upon matters upon which Members are entitled to so consent, approve or vote upon hereunder. As of the date of this Agreement, the outstanding Membership Interests consist of the Units. The number of Units owned on the date hereof by the Members is shown on Exhibit A.

3 The date on which Campus Crest makes its initial investment in the Company.

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Minimum Gain means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

Net Book Losses and Net Book Profits have the meanings ascribed to such terms in Section 9.2 hereof.

Non-Contributing Member has the meaning ascribed to it in Section 8.1 hereof

Nonrecourse Deduction has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

Offer Notice has the meaning ascribed to it in Section 15.2 hereof.

Offered Interest has the meaning ascribed to it in Section 15.2 hereof.

Operating Cash Flow means, for purposes of this Agreement and for a given period of time, all cash revenues received by the Company and its Subsidiaries during such period from any source (including proceeds of rental or business interruption insurance, but excluding funds received from Capital Contributions and Capital Proceeds), reduced by the sum of (w) cash expenditures by the Company and its Subsidiaries during such period for real estate taxes, management fees and other costs and expenses in connection with the normal conduct of the Company’s and its Subsidiaries’ business, (x) all payments by the Company during such period of principal of and interest on loans and other obligations of the Company and its Subsidiaries for borrowed money, (y) all cash expenditures by the Company and its Subsidiaries during such period for capital improvements and/or replacements, and (z) such reserves as are established by the Managers, as part of the Annual Budget, in their reasonable judgment for working capital, maintenance, repairs, replacements, capital improvements, contingent or unforeseen liabilities or obligations and to meet anticipated expenses during such period as are reasonably necessary in the efficient conduct of the Company’s and its Subsidiaries’ business, but only to the extent the payments and expenditures described in clauses (w), (x) and (y) above are not made from funds received as Capital Contributions or Capital Proceeds or from cash reserves of the Company and its Subsidiaries which were established during, and deducted in determining Operating Cash Flow for, any earlier period and the reserves described in clause (z) are not established from funds received as Capital Contributions or Capital Proceeds.

Operating Distributions means distributions of Operating Cash Flow to the Members of the Company.

Option Payment Date means any of the First Option Payment Date, the Second Option Payment Date or the Third Option Payment Date.

Partially Adjusted Capital Account means, with respect to any Member for any fiscal year or other period, the Capital Account balance of such Member at the beginning of such period, adjusted as set forth in Section 8.2 for all contributions and distributions during such period and all special allocations pursuant to Section 9.4 with respect to such period, but before giving effect to any allocation with respect to such period pursuant to Section 9.3 of this Agreement.

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Participating Percentage means with respect to each Member, the percentage obtained by dividing the number of Units held by such Member by the total number of Units then issued and outstanding. In the event that Units are issued during any period, the Participating Percentages of the Members shall be determined on a time-weighted basis for such period.

Partner Nonrecourse Deduction has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

Partner Nonrecourse Liabilities means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

Partner Nonrecourse Liability Minimum Gain means “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(3).

Person means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

Promissory Notes means the Non-Recourse Promissory Notes, dated as of [_____], 2013, executed by each of the Members other than Campus Crest in favor of Campus Crest.

Property LLC means any of the entities named as such on Exhibit B.

REIT means a real estate investment trust within the meaning of Section 856 of the Code.

Roll-up means the issuance of additional Property LLC Units to the Company in exchange for Units and the distribution by the Property LLCs of such Units to their respective members other than the Company in redemption of such members’ Property LLC Units, as described in the Recitals.

Second Option Payment Date means the date on which Campus Crest makes its capital contribution in connection with the option granted pursuant to Section 18.1(b).

Securities Act means the Securities Act of 1933, as amended.

Selling Member has the meaning ascribed to it in Section 15.6 hereof.

Subsidiary means any Person of which (i) at least thirty-six percent (36%) of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

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Target Capital Account means, with respect to any Member for any fiscal year or other period, an amount (which may be either a positive or negative balance) equal to the difference between (i) the hypothetical distribution (if any) such Member would receive if all Company assets, including cash, were sold for cash equal to their Book Value (taking into account any adjustments to Book Value for such period), all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Book Value of the assets securing such liability), and the net proceeds to the Company of such sale (after satisfaction of said liabilities) were distributed in full pursuant to Section 9.1(c) of the Agreement on the last day of such period, minus (ii) the sum of (A) such Member’s share of Total Minimum Gain, determined as provided in Section 9.4 of the Agreement immediately prior to such deemed sale, plus (B) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such period (but only to the extent such capital contribution obligation has not been taken into account in determining such Member’s share of Total Minimum Gain).

Tax Matters Member means the Member designated as the Tax Matters Partner of the Company as defined in Code Section 6231(a)(7).

Third Option Payment Date means the date on which Campus Crest makes its capital contribution in connection with the option granted pursuant to Section 18.1(c).

Total Minimum Gain means the aggregate of the Minimum Gain and the Partner Nonrecourse Liability Minimum Gain.

Transfer has the meaning ascribed to it in Section 15.1 hereof.

Transferring Member has the meaning ascribed to it in Section 15.2 hereof.

Treasury Regulations means any regulations promulgated under the Code.

Units means the units of Membership Interest issued by the Company to its Members, which represent a Member’s interest in the Company.

ARTICLE III - MEMBERS

              Section 3.1 Place of Meetings. Each meeting of the Members shall be held at the principal office of the Company or at such other place, within or without the Commonwealth of Pennsylvania, as shall be designated in the notice of the meeting.

              Section 3.2 Annual Meeting. The annual meeting of the Members shall be held each year between April 1 and September 30 on a date determined by the Managers that is not a Saturday, Sunday or legal holiday.

              Section 3.3 Special Meetings. Special meetings of the Members may be called at any time by either Manager or any Member holding at least 20% of the Units outstanding at any time. At any time, upon the written request delivered to the Managers by any person entitled to call a special meeting in accordance with the foregoing, it shall be the duty of the Managers to call a special meeting of the Members, to be held at (i) the principal office of the Company or such other place as the Managers may determine, and (ii) such time as the Managers may fix, not less than 10 or more than 30 days after the receipt of the request. If the Managers shall neglect or refuse to issue such call, the Person making the request may do so.

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              Section 3.4 Notice of Meetings. Written notice of every meeting of the Members shall be given by, or at the direction of, the Person authorized to call the meeting to each Member of record entitled to vote at the meeting at least five days prior to the day named for the meeting. Such notice shall be given either personally or by sending a copy thereof through the mail, by electronic mail, or facsimile transmission, charges prepaid, to each such Member at his address appearing on the books of the Company or supplied by him to the Company for the purpose of notice. In the case of electronic mail or facsimile transmission, a copy of the notice shall also be sent, charges prepaid, to such Member at the address appearing on the books of the Company or supplied by it to the Company for the purpose of notice by reputable overnight carrier. Such notice shall specify the place, day and hour of the meeting, and, in the case of a special meeting, the purpose of the meeting and the general nature of the business to be transacted.

              Section 3.5 Waiver of Notice. A waiver of notice in writing signed by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Except in the case of a special meeting, neither the business to be transacted nor the purpose of the meeting need be specified in the waiver of notice of such meeting. Attendance of a person either in person or by proxy at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

              Section 3.6 Quorum. The presence in person or by proxy of holders of ninety percent (90%) of the outstanding Units entitled to vote at the Members’ meeting shall constitute a quorum; provided, however, that upon John M. McWhirter’s death, the presence in person or by proxy of holders of fifty-five percent (55%) of the outstanding Units entitled to vote at the Members’ meeting shall constitute a quorum. The Members present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of the holders of enough Units to leave less than a quorum. For all matters requiring a decision by, or vote of, the Members, each Member shall be entitled to that number of votes equal to the number of Units held by such Member at the time of the vote, except as otherwise expressly provided herein. All matters to be decided by the Members shall be decided by majority vote of the Members, except as otherwise expressly provided herein.

              Section 3.7 Notice of Adjourned Meetings. No notice of an adjourned meeting or of the business to be transacted at an adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken.

              Section 3.8 Informal Action by the Members. Any action which may be taken at a meeting of the Members may be taken without a meeting, if a consent in writing (which writing may be in an electronic form, such as electronic mail or facsimile transmission), setting forth the action so taken, shall be (i) signed by all of the Members, and (ii) filed with the Managers of the Company. Where a consent is so signed by the Members and filed with the Managers by electronic mail or by facsimile transmission, a copy of the said consent shall be mailed to the Managers at the Company’s principal place of business by reputable overnight carrier.

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          Section 3.9 Telephonic Meetings. Members may participate in any regular or special meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         Section 3.10 Voting Power. Every Unit holder of record shall have the right to one vote for each such Unit standing in its name on the books of the Company. All questions shall be decided as provided in Article IV herein.

         Section 3.11 Proxies. Every Member may vote either in person or by proxy. Every proxy shall be executed in writing by the Member or by his duly authorized attorney-in-fact and filed with the Managers. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been received by the Managers. No unrevoked proxy shall be valid after 11 months from the date of its execution unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted on after three years from the date of its execution. A proxy shall not be revoked by the death or Incapacity of the maker unless before the vote is counted or the authority is exercised written notice of such death or Incapacity is received by the Managers.

         Section 3.12 Presiding Officer. All meetings of the Members shall be called to order and presided over by the Senior Chief Executive Officer or, in the absence of the Senior Chief Executive Officer, a Manager.

ARTICLE IV - MANAGEMENT OF THE COMPANY

              Section 4.1 Managers; Senior Chief Executive Officer.

(a) The Company will be managed by a Board of Managers, which initially shall consist of two Managers (the “Managers”). The parties hereto agree that the initial Managers shall be the Senior Chief Executive Officer of the Company and, for so long as Campus Crest and its Affiliates hold at least a 48% Participating Percentage in the Company, a Person designated by Campus Crest. The initial designee of Campus Crest shall be Ted Rollins. Each Manager shall serve until his or her earlier resignation, Incapacity, or death. The Campus Crest designee may be removed solely by Campus Crest and shall be replaced by a Person designated by Campus Crest at any time, with no action by the Members. At such time as Campus Crest and its Affiliates no longer own at least a 48% of Participating Percentage in the Company, the Campus Crest designee shall cease to be a Manager and the sole Manager shall be the Senior Chief Executive Officer. Upon the death of John R. McWhirter, the Campus Crest designee shall be the sole Manager or, if Campus Crest is no longer entitled to designate a Manager at such time, the Board of Managers shall consist of two Persons elected by the Members, as provided in Section 4.1(c).

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(b) Notwithstanding the forgoing, at such time as Campus Crest holds at least an 88.9% Participating Percentage in the Company, Campus Crest shall be entitled to designate the Senior Chief Executive Officer who shall automatically and without requirement for further action by the Members succeed to such position. Subject to the following sentence, any designation of the Senior Chief Executive Officer by Campus Crest shall in no way affect the position of John R. McWhirter as Manager. At such time as Campus Crest holds a 100.0% Participating Percentage in the Company, the Campus Crest designee shall be the sole Manager.

(c) At such time as the Members shall be entitled to elect the Managers pursuant to the last sentence of Section 4.1(a), each Manager shall hold office for a term of three (3) years and until a successor shall have been designated and qualified by the Members or until he or she shall have died, resigned, or become Incapacitated; provided that a Manager may serve successive terms without limitation. Notwithstanding anything to the contrary herein, in all elections of Managers, each Member shall have one vote regardless of the number of Units held by such Member and, if a husband and wife are both Members of the Company, such husband and wife shall be considered one Member, and allocated one vote, for purposes of electing or removing Managers.

(d) The Managers shall have exclusive authority to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company, subject only to those matters which are reserved for the vote or approval of the Members by the terms of this Agreement (by the vote herein specified) or by the terms of the Act. Subject to the foregoing, it is understood and agreed that the Managers shall have the right to delegate to one or more Members the rights and powers of management and any action taken by the delegate within the scope of authority granted to him, which shall be defined in a separate written agreement, shall constitute the act of, and serve to bind, the Company and its Members.

(e) Subject to Section 4.1(b), John R. McWhirter shall be Senior Chief Executive Officer of the Company until his resignation, Incapacity, or death. Thereafter, there shall no longer be a Senior Chief Executive Officer of the Company unless the Board of Managers shall determine to appoint a Person to that office. The Senior Chief Executive Officer shall have the authority to manage the day-to-day operations and administrative matters of the Company and its Subsidiaries, including the execution of contracts in the name and on behalf of Company and any Subsidiary, in each case subject to the general oversight of the Board of Managers and the other provisions of this Agreement, including the requirement that all Major Decisions be approved by all Managers.

              Section 4.2 Specific Authority of Managers. In furtherance of Section 4.1 above, the Managers shall have all right, power and authority necessary, appropriate, desirable or incidental to carry out the conduct of the Company’s business, including, but not limited to, the right, power and authority:

(a) To incur and pay all ordinary and necessary costs, expenses and expenditures incurred in the course of the conduct of the Company’s business;

(b) To finance the operation of the Company’s business by causing it to borrow funds upon such terms and conditions as the Managers deem proper, which financing may be secured by one or more security interests on the property or assets of the Company, and to take all actions and to execute, acknowledge and deliver all documents required in connection therewith, including, without limitation, documents containing confession of judgment provisions; provided, however, that the Managers shall have no right or power to create or impose personal liability on a Member for any of the Company’s obligations without the express written consent of such Member;

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(c) To employ and dismiss from employment any and all employees, agents, independent contractors, consultants, appraisers, attorneys and accountants, and to pay such fees, expenses, salaries, wages or other compensation to such persons as the Managers determine to be reasonable;

(d) To acquire, purchase or contract to purchase, or sell or contract to sell, or to lease or hire any personal property, and to pay the purchase price required therefor, for any purposes connected with the Company’s business;

(e) To pay, extend, renew, modify, submit to arbitration, prosecute, defend or compromise, upon such terms as the Managers deem proper and upon any evidence as the Managers may deem sufficient, any obligation, suit, liability, cause of action or claim, either in favor of or against the Company;

(f) To pay or cause to be paid any and all taxes, charges or assessments that may be levied, assessed or imposed on any of the property or assets of the Company;

(g) To invest funds which, in the judgment of the Managers, are not immediately required for the conduct of the Company’s business, in a federally insured checking, savings or money market account as may be determined by the Managers from time to time;

(h) To acquire, purchase or contract to purchase, or to lease any real property, and to pay the purchase price required; and

(i) To execute, acknowledge, and deliver any and all instruments to effectuate any and all of the foregoing.

In addition, the Managers shall have all right, power and authority necessary, appropriate, desirable or incidental to cause the Company to cause any of its Subsidiaries to carry out the conduct of such Subsidiary’s business in each of the manners described in this Section 4.2.

              Section 4.3 Major Decisions. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not, and the Senior Chief Executive Officer and the Managers shall not cause the Company to, or permit the Company to cause any Subsidiary of the Company to, take any of the following actions, make any of the following decisions or enter into any of the following transactions (each a “Major Decision”) unless such Major Decision shall have been approved by all of the Managers:

(a) Approval of, or change to, business plan or annual budget;

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(b) Distributions of available cash or property;

(c) Major operational decisions, including, but not limited to, encumbering assets, initiating or settling litigation, investment of funds, incurring, repaying or refinancing indebtedness for borrowed money;

(d) Compensation to officers;

(e) Conversion of the Company or any Subsidiary into another form of entity, recapitalization, merger, acquisition of another entity or all or substantially all of the assets of another entity, consolidation, reclassification, dissolution, or liquidation;

(f) Amendment of this Agreement (in addition to any vote by the Members required by this Agreement);

(g) Repurchase or redemption of Units or interests in any Subsidiary of the Company;

(h) Transactions between the Company or any Subsidiary, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(i) Acquisition, purchase or lease of real estate or other material assets or interests in any other Person other than a Person that is a Subsidiary of the Company prior to such acquisition;

(j) Sale, exchange or disposition of any asset of the Company or any Subsidiary outside of the ordinary course of business;

(k) Approval of fees to Affiliates (other than the Company or any Subsidiary of the Company), promoted interests and other incentive provisions;

(l) Appointment of consultants including, but not limited to, outside counsel, financial advisors, and auditors;

(m) Issuance of additional Membership Interests of the Company or additional interests in any Subsidiary of the Company or additional contributions of capital; and

(n) Admission of new Members.

Notwithstanding the foregoing, the limitations set forth in Section 4.3(l) shall not prohibit the Company from appointing any consultant, including, but not limited to, outside counsel, financial advisors and auditors, in connection with any dispute with any Manager (or any of its Affiliates) whose approval would otherwise be required pursuant to this Section.

              Section 4.4 Compensation of Managers. The Managers shall not receive a salary unless otherwise determined from time to time in the discretion of the Members. Each Manager shall be reimbursed for all of his reasonable out-of-pocket expenses in performing his duties as Manager.

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              Section 4.5 Informal Action by the Managers. Any action which could be taken at a meeting of the Managers may be taken without a meeting, if a consent or consents in writing (which writing may be in an electronic form, such as electronic mail or facsimile transmission), setting forth the action so taken, shall be signed by the Managers.

              Section 4.6 Matters Requiring Approval by Members. Notwithstanding any other provision of this Agreement to the contrary, the following actions shall require (i) unanimous approval of the Members during any period in which John R. McWhirter is alive, and (ii) approval by a vote of Members holding fifty-five percent (55%) of the outstanding Units upon the death of John R. McWhirter:

(a) Any change in the compensation paid to the Managers;

(b) Any fundamental change in the business operations of the Company;

(c) A conversion of the Company into another form of entity, recapitalization, merger, acquisition, consolidation, reclassification, dissolution or liquidation of the Company; and

(d) The sale, exchange or other disposition of substantially all of the property and other assets of the Company.

ARTICLE V - EXECUTION OF DOCUMENTS

              Section 5.1 Checks, Notes, Etc. All checks, notes and other negotiable instruments shall be executed for and on behalf of the Company by the Senior Chief Executive Officer or, if there is not then a Senior Chief Executive Officer, any Manager, except to the extent such authority is delegated to another officer or employee of the Company by the Senior Chief Executive Officer or any Manager in writing.

              Section 5.2 Other Documents. All contracts, leases, deeds, deeds of trust, mortgages, powers of attorney to transfer Units and for other purposes, and all other documents requiring the seal of the Company shall be approved first in accordance with Article IV and then executed for and on behalf of the Company by the Senior Chief Executive Officer or, if there is not then a Senior Chief Executive Officer, any Manager. Notwithstanding the foregoing, leases for rental units may be executed for the Company by property managers as delegated in writing from time to time by the Senior Chief Executive Officer or any Manager.

ARTICLE VI - UNIT CERTIFICATES AND TRANSFERS

              Section 6.1 Unit Certificates. Membership Interests shall be represented by certificates issued by the Company and signed by the Senior Chief Executive Officer, a Manager or other authorized signatory of the Company. The face of each such certificate shall designate the percentage interest in the Company represented thereby. Such certificates (and the Membership Interests represented thereby) are governed by Article 8 of the UCC (as defined below) and shall constitute and shall remain a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall be controlling. So long as any pledge of any Interests is in effect, this Section 16.18 shall inure to the benefit of such pledgee and its successors, assigns, designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this Section 16.18 shall in any event be effective without the prior written consent of such pledgee.

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              Section 6.2 Transfers of Units; Transfer Agent. Transfers of Units shall be made only upon the books of the Company. Transfers of Units may be made only in compliance with the terms of this Agreement.

ARTICLE VII - INDEMNIFICATION OF
THE MANAGERS, EMPLOYEES AND MEMBERS

              Section 7.1 Indemnification in the Absence of Willful Misconduct or Recklessness. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Member, Manager, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the act or failure to act giving rise to the claim for indemnification is not determined by a court to have constituted willful misconduct or gross negligence.

              Section 7.2 Indemnification of Prevailing Party in a Lawsuit. To the extent that a Member, Manager, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.1 hereof or in defense of any claim, issue or matter therein, he shall also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

              Section 7.3 Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member, Manager, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to this Article VII.

              Section 7.4 Non-Exclusivity of Article VII. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to a person who has ceased to be a Member, Manager, employee or agent of the Company and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person.

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ARTICLE VIII - CAPITAL

              Section 8.1 Prior Capital Contribution; Additional Capital Contributions.

(a) The Members and their respective predecessors have heretofore contributed to the capital of the Company. Each Member owns Units in the amount set forth for such Member on Exhibit A, as the same may be amended from time to time by the Managers to the extent necessary to reflect accurately sales, exchanges or other transfers, redemptions, the issuance of additional Units, or similar events having an effect on a Member’s ownership of Units. Except as provided by law or in Section 8.1(b) hereof, the Members shall have no obligation or, except with the prior consent of the Managers, right to make any additional capital contributions or loans to the Company.

(b) The Managers are hereby authorized to cause the Company to issue additional Membership Interests, in the form of Units or otherwise, for any Partnership purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as additional Members, for such consideration and on such terms and conditions as shall be established by the Managers in their sole and absolute discretion, all without the approval of any Member or any other Person. Without limiting the foregoing, the Managers are expressly authorized to cause the Company to issue Units or other Membership Interests (i) upon the conversion, redemption or exchange of any indebtedness, Units, or other securities issued by the Company, (ii) in exchange for interests in CBTC in connection with the Roll-up, and (iii) in connection with any merger of any other Person into the Company. Any additional Membership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Managers, in their sole and absolute discretion without the approval of any Member or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement that shall not require any approval of the Members and shall be incorporated herein by this reference (each, a “Membership Interest Designation”).

(c) In the event that the Company issues additional Membership Interests pursuant to the provisions of Section 8.1(b), subject to the rights of any Holder of any Membership Interest set forth in a Membership Interest Designation, the Managers are hereby authorized to make such revisions to Articles IX, XI, XII, XIII, and XV as they determine are necessary or desirable to reflect the issuance of such additional Membership Interests, including, without limitation, making preferential distributions to holders of certain classes of Membership Interests.

              Section 8.2 Capital Accounts. A Capital Account shall be established and maintained for each Member in compliance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv). In general, such Capital Accounts shall be maintained as follows:

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(a) The Capital Account of each Member shall be credited with the amount of cash and the Book Value of any property contributed (or deemed contributed) to the Company pursuant to this Agreement, plus all income, gain and Net Book Profits of the Company allocated to such Member pursuant to this Agreement, plus the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

(b) The Capital Account of each Member shall be debited with the amount of cash and the Book Value of any Company Property distributed (or deemed distributed) to such Member pursuant to this Agreement, plus all Net Book Losses and items of loss and deduction allocated to such Member pursuant to this Agreement, plus the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of Sections 8.2(a) and (b) herein, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(e) The Capital Account of each Member shall be adjusted as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(j) to take into account any required basis adjustments with respect to Code Section 38 property.

              Section 8.3 Withdrawals from Capital Accounts. No Member shall be entitled to receive interest on or to withdraw any amount from such Member’s Capital Account other than as expressly provided herein.

              Section 8.4 Determination of and Adjustments to Book Value and Capital Accounts. When determining the Book Value of the assets of the Company and the appropriate balances in each Member’s respective Capital Account resulting from any adjustments to such Book Value, in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv), the following accounting rules shall apply:

(a) The initial Book Value of any asset contributed by a Member to the Company shall be its Gross Fair Market Value on the date of contribution.

(b) The Book Values of all Company assets shall be adjusted to equal their respective Gross Fair Market Values, as of the following times:

(i) the acquisition of an interest (including an additional interest) in the Company by any new or existing Member in exchange for more than a de minimis (as determined by the Managers) capital contribution to the Company;

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(ii) the distribution by the Company to a Member of more than a de minimis (as determined by the Managers) amount of money or other Company property as consideration for an interest in the Company;

(iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

(iv) as permitted by the Code or Treasury Regulations and as determined by the Managers; or

(v) as otherwise required by the Code or Treasury Regulations.

(c) The Book Value of any Company asset distributed to any Member shall be adjusted to equal its Gross Fair Market Value immediately prior to such distribution.

(d) The Book Value of Company assets shall not be increased or decreased to reflect any adjustments to the adjusted tax basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), except to the extent that such adjustments are taken into account in determining and maintaining capital accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this Section 8.4(d) to the extent that such adjustment was previously reflected in the Book Value of the Company’s assets.

(e) If the Book Value of an asset has been determined or adjusted pursuant to Sections 8.4(a), 8.4(b), 8.4(c), and 8.4(d), such Book Value shall thereafter be reduced by the Depreciation taken into account with respect to such asset for purposes of computing the Net Book Profits and the Net Book Losses of the Company under Section 9.2 below.

ARTICLE IX - PROFITS, LOSSES AND DISTRIBUTIONS

              Section 9.1 Distributions.

(a) The following distributions shall be made:

(i) on or before the fifth (5th) day following the last day of each month, the Company shall distribute all Operating Cash Flow to the Members in accordance with Section 9.1(b); and

(ii) on or before the fifth (5th) day preceding any Option Payment Date, the Company shall distribute all Operating Cash Flow to the Members in accordance with their respective Distribution Percentages.

(b) Subject to the rights of the holder of any Membership Interest set forth in a Membership Interest Designation, distributions of Operating Cash Flow shall be allocated among the holders of Units as follows:

(i) prior to First Option Payment Date -

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(A) First, to Campus Crest an amount equal to $[______][4] with respect to each monthly Operating Distribution prior to the First Option Payment Date, until it has received cumulative aggregate distributions from and after the date hereof from the Company pursuant to this Section 8.1(b)(i)(A) equal to the Campus Crest Preference Amount;

(B) Thereafter, to the Members in accordance with their respective Participating Percentages.

(ii) from and after the First Option Payment Date until the Second Option Payment Date, among the Members in accordance with their respective Distribution Percentages.

(iii) from and after the Second Option Payment Date, among the Members in accordance with their respective Distribution Percentages

(iv) from and after the Third Option Payment Date, among the Members in accordance with their respective Distribution Percentages.[5]

                                                                  (c) Subject to the terms, provisions and restrictions set forth in any loan documents relating to any indebtedness of the Company, as soon as reasonably practicable (but in any event within thirty (30) days) after the closing of any Capital Transaction, the Company shall distribute the associated Capital Proceeds to the Members in accordance with their respective Participating Percentages, determined as of the date of the closing on such Capital Transaction; provided, however, that if Campus Crest fails to exercise a Purchase Option, the Company shall distribute the associated Capital Proceeds to the Members as follows:

                                                                         (i) in the event that Campus Crest fails to exercise the First Purchase, forty-five percent (45%) to Campus Crest and fifty-five percent (55%) in the aggregate to the Members other than Campus Crest divided among such other Members in accordance with each such other Member’s Participating Percentage;

                                                                       (ii) in the event that Campus Crest fails to exercise the Second Purchase, seventy percent (70%) to Campus Crest and thirty percent (30%) in the aggregate to the Members other than Campus Crest divided among such other Members in accordance with each such other Member’s Participating Percentage; and

[4]	This amount will be 25% of the portion of the $13 million preference allocated to the Company. The upper-tier LLC Agreements each need to provide that to the extent of any distribution on account of the Campus Crest Preferred Return made by any lower-tier LLC prior to the roll-up, then such amount reduces the $13 million preference otherwise payable by the upper-tier LLCs.

.

[5]	FOR CBTC-PA Section 9.1(a) will be revised as follows:
(i) prior to the First Option Payment Date –
(A) First, to Campus Crest an amount equal to $[______] with respect to each monthly Operating Distribution prior to the First Option Payment Date, until it has received cumulative aggregate distributions from and after the date hereof from the Company pursuant to this Section 8.1(b)(i)(A) equal to the Campus Crest Preference Amount;
(B) Thereafter, to the Members in accordance with their respective Participating Percentages.

     (ii) from and after the First Option Payment Date, 100 % to Campus Crest.

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                                                                     (iii) in the event that Campus Crest fails to exercise the Third Purchase, eighty-eight and nine-tenths percent (88.9%) to Campus Crest and eleven and one-tenth percent (11.1%) in the aggregate to the Members other than Campus Crest divided among such other Members in accordance with each such other Member’s Participating Percentage.

                                                                 (d) Distributions arising during the liquidation of the Company, including, without limitation, proceeds resulting from a sale of all or substantially all of the assets of the Company, shall be made in accordance with Section 12.5 below.

                                                                  (e) Except as expressly provided herein, no right is given to any Member to demand and receive property other than cash as provided in this Agreement. The Managers may determine, in their sole and absolute discretion, to make a distribution in kind of Company assets to some or all of the Members, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles IX and XII hereof.

                                                                  (f) The Company and the Managers are each authorized and directed to cause the Company to withhold from payments, distributions and/or allocations to any Member, and to pay over to any taxing authority or other relevant governmental entity any amount required to be withheld pursuant to the Code or any other applicable legal requirements, with respect to any payment, distribution or allocation to such Member. All amounts withheld pursuant to the Code or any provisions of any state, local or non-United States tax law with respect to any allocation, payment or distribution to any Member shall be treated as amounts paid or distributed to such Member pursuant to this Section 9.1 for all purposes under this Agreement.

              Section 9.2 Determination of Net Book Profits and Net Book Losses. For purposes of computing the amount of any items of income, gain, loss or expense to be reflected in the Capital Account of each Member (hereinafter the net of such items, if positive, being referred to as the “Net Book Profits” and the net of such items, if negative, being referred to as the “Net Book Losses” of the Company), the determination, recognition and classification of such items shall be the same as their determination, recognition and classification for federal income tax purposes determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following modifications:

                                                                  (a) Any item of expense attributable to depreciation, amortization or other cost recovery with respect to any asset of the Company shall be in an amount which bears the same ratio to the Book Value of such asset at the beginning of the applicable period as the federal income tax deduction for depreciation, amortization or other cost recovery with respect to such asset for such fiscal year or other period bears to the adjusted tax basis of such asset at the beginning of such applicable period; provided that if the federal income tax deduction attributable to depreciation, amortization or other cost recovery for such fiscal year or other period with respect to any asset is zero, the item of expense attributable to depreciation, amortization or other cost recovery with respect to such asset for such applicable period shall be determined with reference to the Book Value of such asset as of the beginning of such applicable period using any reasonable method determined by the Managers.

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                                                                 (b) Any item of income, gain, loss or expense attributable to the taxable disposition of any property with an adjusted tax basis that is different from the Book Value of such property shall be determined as if the adjusted tax basis of such property as of such date of disposition were equal in amount to the Book Value of such property.

                                                                  (c) If the Company’s adjusted tax basis in an item of depreciable property is adjusted pursuant to Code Section 50(c)(1) to reflect any investment tax credit available with respect to such asset, the amount of such adjustment shall be treated as a Company expense and shall be allocated in the ratio in which the investment tax credit (or qualified investment in Code Section 38 property) which gave rise to such basis adjustment is allocated. Any restoration of such adjusted tax basis pursuant to Code Section 50(c)(2) occurring as the result of any recapture of previously allowed investment tax credit with respect to any Company property shall be treated as Company income and shall be allocated in the same ratio in which the investment tax credit (or qualified investment in Code Section 38 property the disposition of which gave rise to such restoration of adjusted tax basis) was originally allocated.

                                                                 (d) All expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a capital account, and any otherwise nondeductible organization and syndication expenses of the Company (as described in Code Section 709), shall be treated as Company expenses.

                                                                  (e) Revenue of the Company which is exempt from federal income tax shall be included in the Net Book Profits or the Net Book Losses of the Company without regard to the fact that such revenue is not includable in gross income for federal income tax purposes.

                                                                  (f) Payments made to any Member which are treated for federal income tax purposes as guaranteed payments pursuant to Code Section 707(c) shall be treated as Company expenses.

                                                                 (g) In the event the Book Value of any Company asset is adjusted pursuant to paragraphs (a) through (d) of Section 8.4 hereof, the amount of such adjustment shall be treated as gain or loss (as appropriate) from a sale of such asset for purposes of computing Net Book Profits or Net Book Losses.

                                                                 (h) Notwithstanding any other provision, any items which are specially allocated pursuant to Section 9.4 hereof shall not be taken into account in computing Net Book Profits or Net Book Losses. Nevertheless, such items shall be taken into account in adjusting Capital Accounts pursuant to Section 8.2 hereof.

              Section 9.3 Allocation of Net Book Profits and Net Book Losses.

                                                               (a) Net Book Profits and Net Book Losses from Operations. After giving effect to the special allocations set forth in Section 9.4, except as provided in Section 9.3(b), remaining Net Book Profits and Net Book Losses shall be allocated as follows:

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                                                                         (i) Net Book Profits from Operations. Net Book Profits from operations for any fiscal year shall be allocated:

                                                                                                            (A) First, in the same proportions as the aggregate Net Book Losses (if any) for all previous years was allocated among the Members pursuant to Section 9.3(a)(ii)(B), until the aggregate Net Book Profits allocated to each Member pursuant to this Section 9.3(a)(i)(A) for such year and all previous years is equal to the aggregate Net Book Losses allocated to such Member pursuant to Section 9.3(a)(ii)(B) for all previous years; and

                                                                                                             (B) Thereafter, to the Members in accordance with their respective Distribution Percentages.

                                                                       (ii) Net Book Losses from Operations. Net Book Losses from operations for any fiscal year shall be allocated:

                                                                                                            (A) First, in the same proportions as the aggregate Net Book Profits (if any) for all previous years was allocated among the Members pursuant to Section 9.3(a)(i)(B), until the aggregate Net Book Profits allocated to each Member pursuant to this Section 9.3(a)(ii)(A) for such year and all previous years is equal to the aggregate Net Book Profits allocated to such Member pursuant to Section 9.3(a)(i)(B) for all previous years; and

                                                                                                             (B) Thereafter, to the Members in accordance with their respective Distribution Percentages.

                                                           (b) Net Book Profits and Net Book Losses attributable to a Capital Transaction. After giving effect to the special allocations set forth in Section 9.4, all Net Book Profits and Net Book Losses attributable to a Capital Transaction (and to the extent necessary, as set forth in clauses (i), (ii) and (iii) of this Section 9.3(b), items of gross income, gain, expense and loss) of the Company shall be allocated to the Members as follows:

(i) If the Company has Net Book Profits attributable to a Capital Transaction for any fiscal year (determined prior to giving effect to this clause (i)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account shall be allocated items of Company expense or loss attributable to a Capital Transaction for such fiscal year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of expense or loss attributable to a Capital Transaction for such fiscal year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss attributable to a Capital Transaction shall be divided among such Members in proportion to such difference.

(ii) If the Company has Net Book Losses attributable to a Capital Transaction for any fiscal year (determined prior to giving effect to this clause (ii)), each Member whose Partially Adjusted Capital Account is less than its Target Capital Account shall be allocated items of Company gain or income attributable to a Capital Transaction for such fiscal year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of income or gain attributable to a Capital Transaction for such fiscal year to satisfy the previous sentence with respect to all such Members, the available items of income or gain attributable to a Capital Transaction shall be divided among such Members in proportion to such difference.

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(iii) Any remaining Net Book Profits or Net Book Losses attributable to a Capital Transaction (as computed after giving effect to clauses (i) and (ii) of this Section 9.3(b)) (and to the extent necessary to achieve the purposes hereof, items of income, gain, loss and deduction attributable to a Capital Transaction) shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for the period under consideration. To the extent possible, each Member shall be allocated a pro rata share of all Company items allocated pursuant to this clause (iii).

              Section 9.4 Allocations. The following special allocations of income, gain, loss and expense shall be made notwithstanding the provisions of Section 9.3 hereof.

                                                                  (a) Deficit Capital Account Allocations. Subject to the remaining provisions of this Section 9.4, in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(d), no allocation of expenses or losses shall be made pursuant to Section 9.3 hereof to the extent such allocation would cause or increase a net deficit balance in a Member’s Capital Account as of the end of the period to which such allocation relates. Such expenses and losses shall instead be allocated among the other Member(s) not subject to this limitation in accordance with their relative Participating Percentages. For purposes of this paragraph (a), the following rules shall apply:

(i) each Member’s net deficit balance in his respective Capital Account shall be determined by adding to such Capital Account balance the amount of such Member’s share (as determined pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-2) of the Total Minimum Gain of the Company as of the end of the period with respect to which such determination is being made; and

(ii) in determining whether an allocation of loss or expense would cause or increase a net deficit balance in a Member’s Capital Account as of the end of the period to which such allocation relates, the initial balance in such Member’s Capital Account shall be reduced by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

                                                                 (b) Qualified Income Offset Provision. If a Member unexpectedly receives an adjustment, allocation or distribution under this Agreement which causes or increases a net deficit balance in such Member’s Capital Account as of the end of the period to which such adjustment, allocation or distribution relates, such Member will be allocated items of income and gain in an amount and manner sufficient to eliminate such net deficit balance as quickly as possible. The rules set forth in subparagraph (a)(i) and (a)(ii) of this Section 9.4 shall apply for purposes of determining whether any adjustment, allocation or distribution would cause or increase a net deficit balance in any Member’s Capital Account.

                                                                  (c) Special Allocations of Nonrecourse Deductions. In compliance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-2, allocations of Nonrecourse Deductions shall be made among the Members in accordance with the Participating Percentages of the Members.

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                                                                 (d) Minimum Gain Chargeback Provision. If there is a net decrease in the Minimum Gain of the Company (as determined pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-2(f)) during any period, then each Member shall be allocated items of income and gain in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-2(f).

                                                                  (e) Special Allocations of Partner Nonrecourse Deductions. Notwithstanding any provision in Sections 9.3, 9.4(a) and 9.4(b) hereof, in compliance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-2(i)(1), allocations of Partner Nonrecourse Deductions shall be made among the Members in accordance with the ratios in which the Members bear the economic risk of loss with respect to the Partner Nonrecourse Liabilities to which such Partner Nonrecourse Deductions are attributable (determined in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.752-2(a)).

                                                                  (f) Partner Nonrecourse Liability Minimum Gain Chargeback Provision. If there is a net decrease in the Partner Nonrecourse Liability Minimum Gain (as determined pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-2(i)) during any period, then each Member shall be allocated items of income and gain in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-2(i)(4).

                                                                 (g) Subsequent Allocations. The provisions of Paragraphs (a) through (f) of this Section 9.4 are intended to comply with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2) and 1.704-2, and shall be interpreted consistently therewith. Any special allocations of items of income, gain, loss or expense made pursuant to this Section 9.4 shall be taken into account in computing subsequent allocations of income, gain, loss and expense pursuant to Section 9.3 hereof, so that the net amount of any item of income, gain, loss and expense allocated to each Member pursuant to Section 9.3 hereof and this Section 9.4 shall, to the extent possible, be equal to the amount of such items of income, gain, loss and expense that would have been allocated to such Member pursuant to Section 9.3 if the special allocations of income, gain, loss or expense required by this Section 9.4 had not been made.

                                                                 (h) Preferred Return. All or a portion of the remaining items of Company gross income or gain for the year shall be specially allocated to Campus Crest, but only to the extent of prior distributions to Campus Crest pursuant to Section 9.1(b)(i)(A) and then only to the extent not previously allocated pursuant to this Section 9.4(h), until the cumulative amount allocated to Campus Crest pursuant to this Section 9.4(h) for such year and all previous years is equal to the [$13 million].6

6 This amount needs to be adjusted to the relative amount of the $13 million preference amount allocable to a particular LLC.

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                                                                   (i) Depreciation. An amount of Depreciation for each fiscal year shall be specially allocated to Campus Crest equal to Campus Crest’s Participating Percentage with respect to such fiscal year multiplied by the Company’s federal income tax deduction attributable to depreciation, amortization or other cost recovery with respect to the Company’s assets for such fiscal year. The remaining amount of Depreciation for each fiscal year shall be specially allocated to the Members other than Campus Crest pro rata in accordance with their Participating Percentages with respect to such fiscal year. For example, assuming that in a fiscal year there is $100 of Depreciation and $40 of federal income tax depreciation, and assuming further that Campus Crest’s Participating Percentage is 48%, then Depreciation shall be allocated to Campus Crest in the amount of $19.2 and the balance shall be allocated among the other Members in proportion to their relative Participating Percentages. For the sake of clarity, this Section 9.4(i) shall not affect any cost recovery or expenses or items allocable or assigned to Campus Crest as a result of an adjustment pursuant to Section 743(b) of the Code.

              Section 9.5 Federal Income Tax Allocations. The allocations of income, gain, loss and expense made pursuant to Sections 9.3 and 9.4 hereof are allocations of book income which are made for accounting purposes to determine the respective balances in the Capital Accounts of the Members and to establish the rights of the Members among themselves with respect to the assets of the Company. These allocations may be different from the allocations among the Members of the income, gain, loss, deduction, tax preference and tax credits of the Company for federal income tax purposes. Allocations of income, gain, loss, deduction, tax preference and tax credits of the Company for federal income tax purposes for each taxable year shall be allocated to each Member as follows:

                                                                  (a) General Rules Regarding Allocations of Income, Loss, Etc. In general, for federal income tax purposes, all items of income, gain, loss, deduction and tax preference of the Company for each taxable year shall be allocated to each Member in the same manner as the items of income, gain, loss and expense (as determined pursuant to Section 9.2 hereof) which gave rise to such items of income, gain, loss, deduction and tax preference for federal income tax purposes are allocated to each Member pursuant to Sections 9.3 and 9.4 hereof.

                                                                 (b) Special Rules Where Tax Basis Differs From Book Value. If the Company’s adjusted tax basis for federal income tax purposes of any of its property differs from the Book Value of such property at the beginning of any taxable year, in determining each Member’s distributive share of the taxable income or loss (or items thereof) of the Company, each item of income, gain, loss or deduction with respect to such property shall be allocated to each Member in such a manner as selected by the Managers as will take into account (as required by Code Section 704(c) and any applicable Treasury Regulations thereunder or by Treasury Regulation Section 1.704- 1(b)(4)(i)) the difference between the adjusted tax basis for federal income tax purposes of such property and its Book Value, all as of the beginning of such taxable year. Notwithstanding the foregoing, the Members and Manager hereby irrevocably agree that the Company shall elect to use the “traditional method” as described in Treasury Regulations §1.704-3(b) with respect to allocations relating to property contributed (or deemed contributed) by the Members, or as a result of a revaluation of property pursuant to Section 8.4(b).

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              Section 9.6 Allocations on the Transfer or Issuance of an Interest in the Company. The items of income, gain, loss, expense, deduction, tax preference and/or tax credit allocable under any of Sections 9.3, 9.4 and 9.5 hereof to any interest in the Company which may have been transferred or issued during any period shall be allocated among the persons who were the holders of such interest during such period in a manner which takes into account the varying interests of the Members in the Company during such period, all in accordance with a method selected by the Managers and permissible under Treasury Regulations promulgated under Code Section 706(d); provided that the allocation of gain or loss on the disposition of any property in which the Company has a direct or indirect interest shall, to the extent not prohibited under such regulations, be allocated among the Members who are Members on the date the event giving rise to such gain or loss occurs in accordance with the provisions of Sections 9.3, 9.4 and 9.5 hereof; and provided further that the Company shall use the “interim closing of the books method” with respect to a redemption of Campus Crest pursuant to Section 18.2.

              Section 9.7 Allocations of Nonrecourse Liabilities. The Members’ shares of Company nonrecourse liabilities shall be determined in accordance with the rules of Treasury Regulations Section 1.752-3.   “Excess nonrecourse liabilities” (as that term is defined in Treasury Regulations Section 1.752-3(a)(3) shall be allocated first among the Members up to the amount of built-in gain that is allocable to such Member on section 704(c) property (as defined under Treasury Regulations Section 1.704-3(a)(3)(ii)) or property for which reverse section 704(c) allocations are applicable (as described in Treasury Regulations Section 1.704-3(a)(6)(i)) where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described in Treasury Regulations Section 1.753-3(a)(2) with respect to such property. To the extent that the entire amount of excess nonrecourse liabilities are not allocated pursuant to the prior sentence then any remaining amount of the excess nonrecourse liability shall be allocated among the Members in accordance with the Participating Percentages of the Members.

ARTICLE X - BOOKS OF ACCOUNT, RECORDS AND REPORTS

         Section 10.1 Books and Records. Proper and complete records and books of account shall be kept by the Company. The Company books and records shall be kept on the cash basis of accounting or on such other comprehensive basis of accounting as the Managers shall determine. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of each Member or its duly authorized representatives during normal business hours.

         Section 10.2 Tax Information. As soon as available after the end of each fiscal year of the Company, the Managers shall send or cause to be sent to each Member such tax information as shall be necessary for the preparation by such holder of his federal income tax return, state income tax return and other tax returns. Without limitation of Section 13.3, the Company and the Managers shall use commercially reasonable efforts to deliver trial balances and other information with respect to the immediately preceding taxable year of the Company to Campus Crest within fifteen (15) days following the end of each taxable year

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         Section 10.3 Annual Reports; Other Financial Reports. As soon as available after the end of each fiscal year, the Managers shall cause to be prepared and transmitted to each Member a balance sheet and financial statement reflecting the Company’s operations for the prior year’s operations.. For so long as Campus Crest holds an interest in the Company, the Company shall prepare and provide quarterly, annual, and other financial reports in form and content, and at such times and prepared in accordance with such accounting principles, as Campus Crest may reasonably require to enable it to comply with its periodic reporting obligations under the federal securities laws.

         Section 10.4 Accounting Principles. Except as otherwise provided in this Agreement, all books and records of the Company shall be kept, and all financial statements furnished to the Members hereunder shall be prepared, in accordance with the cash basis of accounting and otherwise in accordance with generally accepted accounting principles.

ARTICLE XI - DISSOLUTION OF THE COMPANY

         Section 11.1 Events of Dissolution. The happening of any one of the following events shall work an immediate dissolution of the Company:

                                                                  (a) (i) the unanimous vote of the Members during any period in which John R. McWhirter is alive, or (ii) the vote of the Members holding fifty-five percent (55%) of the outstanding Units upon the death of John R. McWhirter; or

                                                                 (b) subject to the provisions of Section 4.5(b)(i) herein, the sale or other disposition by the Company of all or substantially all of the Company assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Company under any promissory notes or other evidences of indebtedness taken by the Company and the satisfaction of contingent liabilities of the Company in connection with such sale or other disposition (unless the Members shall elect to distribute such indebtedness to the Members in liquidation); provided that a merger or consolidation of the Company with and into another Person or the exchange by the Company of all or substantially all of its assets for equity interests in another Person shall not be deemed to cause the dissolution of the Company.

ARTICLE XII - ADDITIONAL PROVISIONS
CONCERNING DISSOLUTION OF THE COMPANY

         Section 12.1 Winding Up Affairs; Liquidation. In the event of the dissolution of the Company for any reason, the Managers, or if the Managers are unable to do so, a liquidating agent or committee appointed by (i) the unanimous vote of the Members during any period in which John R. McWhirter is alive, or (ii) the vote of the Members holding fifty-five percent (55%) of the outstanding Units upon the death of John R. McWhirter shall commence to wind up the affairs of the Company and to liquidate its assets. Allocations of income, gain, loss, expense, deductions, tax preference items and tax credits shall continue to be made among the Members during the period of liquidation in accordance with the provisions of Article IX above. The Managers or such liquidating agent or committee, as the case may be, shall have the full right and unlimited discretion to determine the time, manner and terms of (i) any sale or sales of Company assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions, and (ii) any in-kind liquidating distributions to Members, so long as any nonratable distributions of property interests result in the distributees receiving value in accordance with Section 12.5 hereof.

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         Section 12.2 Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of its liabilities so as to enable the Managers or liquidating agent or committee, as the case may be, to minimize the normal losses attendant upon such a liquidation.

         Section 12.3 Required Reports. If requested by Members holding at least 51% of the then issued and outstanding Units, either the Managers or liquidating agent or committee, as the case may be, shall furnish each Member with a statement audited and certified by a responsible firm of certified public accountants showing (i) the net profit or net loss of the Company from the date of the last annual statement prepared under Section 10.3 hereof, to the date of the final distribution of the proceeds of the liquidation to the Members and (ii) the manner in which the proceeds of liquidation were distributed.

         Section 12.4 Termination. The Company shall terminate when all property owned by the Company shall have been disposed of or distributed and the net proceeds from sales of properties, after satisfaction of liabilities to creditors, shall have been distributed among the Members as aforesaid. The establishment of any reserves in accordance with the provisions of Section 12.5(b) hereof shall not have the effect of extending the term of the Company.

         Section 12.5 Distribution of Proceeds From Liquidation of Company. The net proceeds of liquidation of the Company, including, without limitation, those proceeds resulting from a sale of all or substantially all of the assets of the Company that is deemed to constitute a dissolution of the Company pursuant to Article XI, shall be distributed and applied to the extent available in the following order of priority:

                                                                  (a) to the payment of debts and liabilities of the Company including any debts and liabilities to a Member;

                                                                  (b) to the setting up of any reserves which the Managers or the liquidating agent or committee, as the case may be, deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

                                                                  (c) to the Members in accordance with the provisions of Section 9.1(c).

         Section 12.6 Liquidating Trust. In the discretion of the Managers or the liquidating agent or committee, as the case may be, distributions pursuant to this Section 12.6 may be distributed to a trust of which the Managers or the liquidating agent or committee is (are) the trustee(s) (hereinafter the “Trustee”) established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; and a portion or all of such assets may be withheld by the Trustee to provide a reasonable reserve for liabilities.

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ARTICLE XIII - MISCELLANEOUS TAX PROVISIONS

         Section 13.1 Tax Controversies. Campus Crest shall be the “Tax Matters Member” for the purposes of Code Section 6231(a)(7). The Tax Matters Member shall have all powers needed to perform his duties, including, without limitation, the power to retain all attorneys and accountants after obtaining the approval of the Members as to the identity and number of firms to be retained, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Tax Matters Member shall not be authorized to consent to any extension of the statute of limitations or to enter into any settlement agreement that purports to bind any Member without obtaining the prior written consent of such Member, and the Tax Matters Member shall not otherwise take any action contemplated by Sections 6222 through 6234 of the Code without the consent of the Managers. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof within ten days after becoming aware thereof. For the sake of clarity, this provision is not intended to authorize such Member to take any action left to the determination of a particular Member under Sections 6222 through 6234 of the Code.

         Section 13.2 Tax Elections. The Managers shall have the authority to make any tax elections; provided, however, that the Company shall not make (and the Managers shall cause the Company not to make) an election to be treated as other than a partnership or disregarded entity for federal income tax purposes. Unless and to the extent otherwise requested in writing by Campus Crest, the Company shall (and shall cause its Subsidiaries that are partnership for U.S. federal income tax purposes to) file or otherwise have in effect an election under Code Section 754 with respect to the first taxable year of the Company, and shall maintain and/or renew, as applicable, such election for each subsequent taxable year of the Company. Upon the prior request of Campus Crest, the Company shall (and shall cause its Subsidiaries that are partnerships for U.S. federal income tax purposes) to elect to use the overall accrual method of accounting reflective at the time selected by Campus Crest and in compliance with applicable law.

         Section 13.3 REIT Compliance

                                                                  (a) The Company and the Members acknowledge and agree that Campus Crest or one or more of its Affiliates is a REIT and is therefore subject to the requirements set forth in Code Sections 856 through 859. Notwithstanding anything herein to the contrary, each Member acknowledges and agrees that, for so long as Campus Crest directly or indirectly owns an interest in CBTC, the Company shall be operated in such a manner (and, in accordance therewith, make timely distributions of available cash) so that Campus Crest (and/or, as is relevant, its Affiliate) can continue to so qualify and avoid federal income and excise tax liability to the extent permitted under the Code.

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                                                                 (b) Notwithstanding anything else in this Agreement or otherwise, without the prior written consent of Campus Crest, none of the Company or any of its subsidiaries (or their respective joint ventures) shall:

  (i) directly or indirectly acquire (whether by purchase, contribution, distribution, operation of law, or otherwise) or own any equity interest in any corporation, partnership, limited liability company, trust, or other entity;

  (ii) directly or indirectly acquire (whether by purchase, contribution, operation of law, or otherwise), own, or originate any loan or debt instrument, or consent to any modification, alteration, or amendment of any of the same;

  (iii) directly or indirectly enter into any lease with a Person other than a natural person and only then in his or her capacity as a resident and for a period of not less than six (6) months;

  (iv) directly or indirectly enter into any lease which provides for rent based on any Person's net income or profits;

  (v) directly or indirectly derive more than a de minimis amount (i.e., more than 1% of all amounts received or accrued during such taxable year directly or indirectly by the Company with respect to any property) of "impermissible tenant service income" (as defined under Code Section 856(d)(7)) from any property;

  (vi) directly or indirectly permit any sublease or license of any portion of the property if either (A) the rent or other amounts to be paid by the proposed subtenant or licensee thereunder would be based, in whole or in part, on the income or profits derived by such proposed subtenant or licensee from the property, or (B) the sublessee or licensee, as the case may be, is other than a natural person and only then in his or her capacity as a resident;

  (vii) directly or indirectly permit any assignment of a lease (or sublease or license) of any portion of the property if either (A) the rent or other amounts to be paid by the proposed assignee thereunder would be based, in whole or in part, on the income or profits derived by such proposed subtenant or licensee from any property, or (B) the assignee is other than a natural person and only then in his or her capacity as a resident;

  (viii) enter into any lease which provides for the rental of personal property, except a lease which provides for the rental of both personal property and real property and in which the rent attributable to such personal property for the taxable year does not exceed ten percent (10%) of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease (as determined pursuant to Code Section 856(d)(1));

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  (ix) elect to be taxed as, or otherwise take any action or position the effect or import of would be that the Company or any of its subsidiaries is or would be treated as, other than a partnership or disregarded entity for federal income tax purposes;

  (x) materially modify the nature or level of any services or amenities provided at any Property; or

  (xi) commit to do any of the foregoing.

                                                                  (c) Without limitation of the foregoing, the Company and the Members shall:

  (i) take such other steps as shall be requested in writing by Campus Crest as are reasonably necessary (in the good faith determination of Campus Crest to permit Campus Crest or any of its Affiliates to qualify as a REIT (taking into account Campus Crest’s ownership of an interest in the Company);

  (ii) take such reasonable actions (and cause its Subsidiaries to take a such actions) as requested in good faith by Campus Crest and so as to cause assets that are “real estate” (within the meaning of Code Section 856(c)(4)) to comprise no less than 85% of the assets of such the Company and its Subsidiaries at the end of each quarter; and

  (iii) upon request of Campus Crest, make available to Campus Crest or its Affiliate, and/or its counsel, such documents and/or other information regarding the Company’s structure, assets, and operations as are reasonably necessary for Campus Crest (and/or its Affiliate) and its counsel to conduct due diligence with respect to issues relating to the qualification of Campus Crest as a REIT.

                                                                 (d) The Members shall act in good faith to cause the Company to act in accordance with the provisions of this Section 13.3.

ARTICLE XIV - AMENDMENTS

         Section 14.1 Amendments.

                                                                  (a) Except as otherwise provided in Sections 14.1(b) and (c), and subject to the rights of any class or series of Membership Interests set forth in a Membership Interests Designation, this Agreement may be altered or amended only by (i) the unanimous vote of the Members during any period in which John R. McWhirter is alive, or (ii) the vote of the Members holding fifty-five percent (55%) of the outstanding Units upon the death of John R. McWhirter.

                                                                 (b) Notwithstanding Section 14.1(a), but subject to the rights of any Holder of any Membership Interest set forth in a Membership Interest Designation, the Managers shall have the power, without the vote of the Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the Managers or surrender any right or power granted to the Managers or any Affiliate of the Managers for the benefit of the Members;

(ii) to reflect the admission, substitution or withdrawal of Members, the Transfer of any Membership Interest, or the termination of the Company in accordance with this Agreement, and to amend Exhibit A in connection with such admission, substitution, withdrawal, or Transfer;

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(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of, or otherwise to reflect the issuance of, any additional Membership Interests issued pursuant to Section 8.1(b);

(v) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law;

(vi) to take such actions permitted by Section 9.4(h); or

(vii) to modify either or both of the manner in which items of Net Book Profits or Net Book Losses are allocated pursuant to Article IX or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent otherwise provided in this Agreement and as may be permitted under applicable law).

                                                                  (c) Notwithstanding Sections 14.1(a) and (b), this Agreement shall not be amended, and no action may be taken by the Managers, without the consent of each Member adversely affected thereby, if such amendment or action would:

(i) modify the limited liability of a Member;

(ii) alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Section 9.1 or Section 12.5(c), or alter the allocations specified in Article IX hereof (except, in each case, as permitted pursuant to Sections 8.1(b), 8.1(c), and 14.1(b) and Article IX hereof);

(iii) amend this Section 14.1(c).

Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

ARTICLE XV - TRANSFER OF INTERESTS PURCHASE OPTION;
ADMISSION OF NEW MEMBERS

         Section 15.1 General Restriction on Transfer. The transfer of a Member’s interest shall be generally restricted as follows:

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                                                                  (a) Restrictions. A Member shall not give, sell, transfer, assign, pledge, hypothecate or otherwise dispose of (“Transfer” and each correlative action, a “Transfer”) any interest, or agree to Transfer any Membership Interest, whether now held or hereafter acquired by the Member, except in accordance with the provisions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, and in addition to any other restrictions on any Transfer imposed hereunder, no Transfer of any Membership Interest shall be permitted unless the transferor first notifies the Managers and the Managers determine that the proposed Transfer will not constitute a breach under any loan or other agreement to which the Company is a party or to which its assets are subject and will not result in the obligation of the Company or any Members (other than the transferor) to pay real property transfer tax or any similar tax.

                                                                 (b) Effect of Purported Transfer. Any purported Transfer of an interest by a Member that is not in accordance with the provisions of this Agreement shall be null and void, and shall not operate to Transfer any right, title or interest in such interest to the purported transferee. The Company shall not cause or permit the Transfer of any certificate representing any interest to be made on its books unless the Transfer is permitted by this Agreement and has been made in accordance with its terms.

                                                                  (c) Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default (as defined in the Promissory Note), the Transfer of any Membership Interest comprising the Pledged Collateral under the applicable Promissory Note to Campus Crest or any of its Affiliates holding an interest in such Promissory Note shall be permitted. In the event an Affiliate of Campus Crest holds an interest in such Promissory Note, upon the occurrence and during the continuance of any Event of Default under the Promissory Note, such Affiliate shall be admitted as a Member of the Company.

         Section 15.2 Right of First Offer.

                                                                  (a) Subject to the rights provided by Sections 15.3 and 15.5 and any applicable securities laws, if a Member proposes to Transfer any interest in the Company, the Member shall first offer such interest to the other Members in accordance with the following provisions (the Member making such a proposal, a “Transferring Member”):

(i) The Transferring Member shall provide each other Member with prior written notice (an “Offer Notice”) of its desire to Transfer such interest to be transferred (the “Offered Interest”). The Offer Notice shall specify the amount of Offered Interest the Member wishes to Transfer, the proposed purchase price for such Offered Interest and any other terms and conditions material to the sale proposed by such Member.

(ii) Each Member shall have a period of up to twenty (20) days following receipt of the Offer Notice to elect to purchase [(or to cause one or more of its Affiliates to purchase)] all or any portion of such Offered Interest on the terms and conditions set forth in the Offer Notice by delivering to the Transferring Member a written notice indicating the amount of Offered Interest over which such right is exercised.

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(iii) If any Member elects to purchase (or to cause one or more of its respective Affiliates to purchase) any of the Offered Interest which are the subject of the proposed Transfer within the applicable twenty (20) day period, such purchase shall be consummated within fifteen (15) days after completion of such twenty (20) day period. If the Members elect to purchase (or to cause one or more of their respective Affiliates to purchase) an aggregate amount of Offered Interest that exceeds the amount of Offered Interest offered pursuant to the Offer Notice, each Member shall purchase such amount of the Offered Interest as is equal to their relative Participating Percentage over the Participating Percentages of all Members who elect to purchase the Offered Interest. To the extent that the Members fail to elect to purchase all of the Offered Interest within the applicable twenty (20) day period, the Transferring Member may Transfer such unpurchased Offered Interest to any third party at any time within ninety (90) days following such period at a price which is not less than the purchase price and on terms and conditions no more favorable to the transferee than those specified in the Offer Notice.

(iv) The provisions of this 15.2(a) shall not apply to Transfers of any interest in the Company to permitted transferees made in accordance with Sections 15.3 and 15.5 or to other Transfers of interests in the Company otherwise permitted by the terms of this Agreement.

                                                                 (b) Payment Terms; Security. The total purchase price for the Offered Interest under paragraph (a) of this Section 15.2 shall be paid in cash or by certified check at closing on the purchase of the Units; except that at the option of any of the Members electing to purchase the Offered Interest or some portion thereof, as the case may be, up to 70% of the total purchase price paid by any such Member may be paid by the promissory note of the purchaser with principal payable in monthly installments to the extent, and within five (5) days, of cash distributions received by the purchasing Member from the Company over a period of three years or such shorter time as the note is paid in full. Payments shall commence the first full calendar month after the closing date and the unpaid principal balance of the promissory note shall bear interest from the date of the note at the lowest rate of simple interest that would result in there being no unstated interest for purposes of Sections 483 and 1274 of the Code. The remaining principal balance, if any, shall be paid on the third anniversary of the closing date. Each promissory note shall provide that if any installment of principal or interest is not paid when due, and if the default continues for a period of 15 days after notice, then, at the election of the holder, the full amount of the principal and interest remaining unpaid shall become immediately due and payable, and the maker shall pay reasonable attorney’s fees to the holder in the event suit is commenced because of default. The maker of the note shall have the right to prepay the principal without penalty at any time and from time to time. As security for any Units purchased pursuant to this Article XV and paid pursuant to a promissory note, the purchasing Member shall secure its obligations under the promissory note by a pledge of the purchased Units.

                                                                  (c) Abandonment of Transaction. At any time before the Members have notified the Transferring Member that they have elected to purchase all of the Offered Interest, the Transferring Member may terminate the rights of the Members to purchase the Offered Interest under this Section by delivering to the Members a notice stating that the Transferring Member has abandoned the Transfer that was the subject of the Offer Notice. A subsequent Transfer of interest by the Transferring Member shall not be made without a new offering to the Members by the Transferring Member in compliance with the requirements of this Section, unless as otherwise permitted by this Agreement.

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         Section 15.3 Purchase on Death of a Member. Upon the death of a Member (the “Deceased Member”), the Member may by will Transfer all of such Member’s interest to the Member’s immediate family member or a trust or other entity formed for estate planning purposes. As a condition precedent to any such Transfer, the proposed transferee shall execute a joinder wherein he or she agrees to be bound by all of the provisions of this Agreement. If no such Transfer is made, the Member’s Membership Interest in the Company shall be purchased by the Company in accordance with the provisions of this Section 15.3 as follows:

                                                                  (a) Within ninety (90) days after the death of a Member, the personal representative for such Member (the “Personal Representative”), shall deliver to the Company a written notice (i) setting forth the number of Units owned by such Member and offering to sell to the Company all such Units at the greater of (A) the Appraised Value of such Units determined in accordance with Section 15.6 herein, and (B) the aggregate amount of cash the applicable Member is entitled to receive upon exercise of the First Purchase Option, the Second Purchase Option and the Third Purchase Option (a “Transfer Notice”) or (ii) advising that the Deceased Member has Transferred his interest by will to an immediate family member or a trust or other entity formed for estate planning purposes and providing such information as is reasonable and necessary to verify said Transfer and the compliance of said Transfer with the requirements of this Agreement. If no Personal Representative has been appointed or qualified within thirty (30) days after a Member’s death, the Company may file a petition in any court of competent jurisdiction for the appointment of a personal representative of its choice for such Member. Thereafter, a closing to purchase all of the Membership Interest of the Deceased Member shall be held not more than 120 days after the death of the Deceased Member.

                                                                 (b) Payment Terms. The total purchase price for the Membership Interest purchased under this Section shall be paid in accordance with the provisions of Section 15.2(b) herein. Notwithstanding the foregoing, the Company must pay to the Personal Representative, in current funds on the date of settlement, an amount equal to at least one hundred percent (100%) of the total proceeds received by the Company, if any, from policies of insurance on the life of the Deceased Member; provided, however, that in no event shall the Company be required to pay the Personal Representative any insurance proceeds in excess of the purchase price. Any insurance proceeds in excess of the purchase price shall be retained by the Company and utilized as the Managers shall determine is in the best interest of the Company.

                                                                  (c) Purchase of Life Insurance. The Company shall use its best efforts, but shall not be required, to maintain and hold available for purposes of this section life insurance at a reasonable cost on the lives of the Members in an amount sufficient to pay the reasonably anticipated Appraised Value of the interest owned by each Member, separate and apart from any life insurance that the Company may maintain for any other purpose.

The Company and the Members agree that the proceeds of the policies subject to this Agreement shall be applied toward the purchase price set forth above. The Company may from time to time procure additional policies on the lives of the Members and make such policies subject to this Agreement, in order that, should the Company increase substantially in value, the cash necessary to consummate a purchase may be kept at a reasonable amount relative to such value. Other policies may be substituted for any policies made subject to this Agreement and any policies subject hereto may be withdrawn as determined by the Members. Any policies subject to this Agreement, or any addition, substitution or withdrawal of such policies, shall be endorsed on a Schedule to this Agreement and signed by the Company and the Members.

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         Section 15.4 Involuntary Transfers. In the event that the Membership Interest owned by any Member shall be subject to sale or other Transfer by reason of (i) bankruptcy or insolvency proceedings, whether voluntary or involuntary, (ii) distribution of marital property following divorce, or (iii) distraint, levy, execution or other involuntary Transfer, the Member owning the affected interest shall give the Company and each other Member written notice thereof promptly upon the occurrence of such event, stating the terms of such proposed transfer, the identity of the proposed transferee, the price, value or consideration, if readily determinable, on the basis of what interest is proposed to be transferred, and the amount of interest to be transferred. The Company and other Members shall have the same right of first offer, respectively, with respect to the interest proposed to be transferred as are set forth in this Agreement.

         Section 15.5 Permitted Transfers. Notwithstanding anything herein to the contrary, but subject to the last sentence of Section 15.1(a), a Member may transfer a Member’s Units to (a) a Person whose equity owner(s) is the Member or (b) a Person whose equity owner(s) or beneficiaries are not the same as the Member, but only if the Member provides such evidence as may be reasonably requested by the Company that the transfer is being made for estate planning purposes and the equity owner(s) or beneficiaries of the Person to whom the Units are transferred are the Member’s immediate family member or a trust or other entity formed for estate planning purposes. As a condition precedent to any Transfer permitted by this Section 15.5, the proposed transferee shall execute a joinder wherein such transferee agrees to be bound by all of the provisions of this Agreement. In addition, each Member (other than Campus Crest) shall be entitled to pledge its Membership Interest to Campus Crest as security for a loan made by Campus Crest in connection with Campus Crest’s initial investment in the Company.7

         Section 15.6 Appraised Value. The value of a Member’s Units and the price to be paid therefore, in the event of a Transfer for which valuation under this Article XV is required, shall be the appraised value, determined in accordance with this Section 15.6 (the “Appraised Value”). In such event, the transferring Member or his or her estate or personal representative (the “Selling Member”) or the Company may notify the other parties of an intent to value such Member’s Units by appraisal. The Members may agree on the Appraised Value within 20 days from the delivery of the notice of election to establish the appraised value. If the Appraised Value is not agreed upon by the Members within 20 days from the delivery of the notice, the Appraised Value shall be equal to the amount such Member would receive under its Participating Percentage pursuant to Section 12.5 hereof, upon a deemed liquidation of the Company and sale of all of its assets at fair market value as determined by two appraisers, one to be appointed by the Selling Member and one to be selected by the other Members. Each appraiser shall have performed at least two business appraisals for a state or federal court or a financial institution within the last two years, and shall be disinterested, objective, and without any business dealings with any of the Members prior to appointment. The Appraised Value shall be the average of the valuations determined by such appraisers; provided, however, that if the difference between the valuations is more than 50% of the lower valuation, then the Appraised Value shall be equal to the average of such valuations plus 10% of such average; and further provided that if a party fails to select an appraiser within 30 days from the date of receipt of the written request for appointment of an appraiser, or if an appraiser fails to submit a valuation to all Members and the Company within 60 days from the date of his or her appointment, then the Appraised Value shall be the valuation of the other appraiser.

7 NOTE: Lender consents obtained in connection with the Roll-up or the initial closing should include consent for pledges of units to Campus Crest.

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         Section 15.7 Closing. The closing of any purchase and sale of an interest hereunder shall take place at the principal office of the Company (or such other location as may be agreed to by all parties involved).

         Section 15.8 Admission of New Members. Except in the case of a Person to whom Units are Transferred after compliance with the provisions of this Article XV or to whom additional Membership Interests are issued in accordance with this Agreement, no new person or entity shall become a Member of the Company without the approval of the Managers.

ARTICLE XVI - RESERVED

ARTICLE XVII - REPRESENTATIONS AND WARRANTIES

         Section 17.1 Representations and Warranties of the Parties. Each Member hereby represents and warrants to each of the other Members as follows:

                                                                  (a) Such Member is an adult individual, corporation, limited partnership, family limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its organization. Such Member has full power and authority to execute, deliver and perform its obligations under this Agreement and has taken all corporate, limited liability company, or partnership, action, if applicable, necessary to enter into and perform this Agreement. This Agreement constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms except as enforcement may be limited by laws governing bankruptcy, insolvency and similar matters and by general principles of equity.

                                                                 (b) The execution, delivery and performance of its obligations hereunder by such Member do not conflict with, violate, or constitute a breach or default under any law, regulation, judicial or administrative order, contract, indenture or other agreement to which such Member is a party or subject or by which it may be bound.

                                                                  (c) There is not pending or, to the best knowledge of such Member, threatened against such Member any claim, suit, action or governmental proceeding, that would, if adversely determined, materially impair the ability of such Member to perform its obligations hereunder.

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                                                                 (d) With respect to any intellectual property contributed pursuant to Section 1.9, to the best knowledge of the contributing Member at the time of conveyance, such Member has or will have good and marketable title to such property.

         Section 17.2 Investment Intent.

                                                                  (a) The Members are purchasing the Units for their own account and have the present intention of holding the Units for investment purposes and not with a view to, or for sale in connection with, any public distribution of the Units in violation of any federal or state securities law.

                                                                 (b) The Members understand that the Units will not be registered or qualified under the Securities Act or state “blue-sky” or other securities laws and therefore cannot be resold unless they are registered under the Securities Act and applicable state laws or unless an exemption from such registration requirement is available.

                                                                  (c) The Members are able to bear the economic risk of holding the Units for an indefinite period of time and are experienced and have such knowledge and experience in financial and business matters that they are capable of evaluating the risks and merits of acquiring the Units.

ARTICLE XVIII - CAMPUS CREST PURCHASE OPTIONS

         Section 18.1 Purchase Options.

                                                                  (a) First Purchase Option. The Company hereby grants to Campus Crest the option to increase its Participating Percentage in the Company by 27% (resulting in an aggregate Participating Percentage of 75%) on the terms and conditions set forth in this Section 18.1(a) (the “First Purchase Option”).

(i) The First Purchase Option shall be exercisable by Campus Crest by giving notice to the Company, with a copy to all of the other Members, on or before the date 14 months after the Initial Closing Date.

(ii) Within [15] days after exercise of the First Purchase Option, Campus Crest shall make an aggregate capital contribution of $[_______][8] to the Company in exchange for the issuance by the Company of a number of Units with a Participating Percentage equal to 27% (determined prior to the issuance of such Units).

(iii) Immediately following the receipt of the capital contribution from Campus Crest, the Company shall redeem from the Members other than Campus Crest an aggregate number of Units equal to the number of Units issued to Campus Crest in exchange for its capital contribution, which Units shall be redeemed from the Members ratably in accordance with their respective Participating Percentages, in exchange for an aggregate payment of $[______]. Any fractional Units result from such redemption shall be rounded down to the nearest whole Unit.

8 This is the portion of the first option purchase price attributable to CBTC or CBTC-PA, as applicable.

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(iv) The Company shall apply the remaining $[________][9] contributed by Campus Crest to repayment of property-level indebtedness of its Subsidiaries that matures in 2014.

                                                                 (b) Second Purchase Option. The Company hereby grants to Campus Crest the option to increase its Participating Percentage in the Company by 13.9% (resulting in an aggregate Participating Percentage of 88.9%) on the terms and conditions set forth in this Section 18.1(b) (the “Second Purchase Option”).

(i) The Second Purchase Option shall be exercisable by Campus Crest by giving notice to the Company, with a copy to all of the other Members, on or before the date 26 months after the Initial Closing Date.

(ii) Within [15] days after exercise of the Second Purchase Option, Campus Crest shall make an aggregate capital contribution of $[________] to the Company in exchange for the issuance by the Company of a number of Units with a Participating Percentage equal to 13.9% (determined prior to the issuance of such Units).

(iii) Immediately following the receipt of the capital contribution from Campus Crest, the Company shall redeem from the Members other than Campus Crest an aggregate number of Units equal to the number of Units issued to Campus Crest in exchange for its capital contribution, which Units shall be redeemed from the Members ratably in accordance with their respective Participating Percentages, in exchange for an aggregate payment of $[_______]. Any fractional Units result from such redemption shall be rounded down to the nearest whole Unit. [10]

(iv) The Company shall apply the remaining $[_______] contributed by Campus Crest to repayment of property-level indebtedness of its Subsidiaries that matures in 2015.

                                                                  (c) Third Purchase Option. The Company hereby grants to Campus Crest the option to increase its Participating Percentage in the Company by 11.1% (resulting in an aggregate Participating Percentage of 100%) on the terms and conditions set forth in this Section 18.1(c) (the “Third Purchase Option”).

(i) The Third Purchase Option shall be exercisable by Campus Crest by giving notice to the Company, with a copy to all of the other Members, on or before the date 38 months after the Initial Closing Date.

9 This is the portion of the debt paydown attributable to CBTC or CBTC-PA, as applicable.

10 FOR CBTC-PA LLC Section 18.1(b)(iii) shall be revised as follows:

    (iii) Immediately following the receipt of the capital contribution from Campus Crest, the Company shall redeem from the Members other than Campus Crest all of their remaining Units in exchange for an aggregate payment of $[______].

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(ii) Within [15] days after exercise of the Third Purchase Option, Campus Crest shall make an aggregate capital contribution of $[________] to the Company in exchange for the issuance by the Company of a number of Units with a Participating Percentage equal to 11.1% (determined prior to the issuance of such Units).

(iii) Immediately following the receipt of the capital contribution from Campus Crest, the Company shall redeem from the Members other than Campus Crest all of their remaining Units in exchange for an aggregate payment of $[______].[11]

                                                                 (d) The Company and the Members shall, to the maximum extent permitted by U.S. federal income tax law, treat an exercise by Campus Crest of the First Purchase Option or Second Purchase Option, for U.S. federal income tax purposes, as a purchase and taxable sale by the other Members to Campus Crest of interests in the Company; provided, however, that the portion of the Members’ interests in the Company treated as being sold by the Members to Campus Crest in connection with the exercise of such option shall not be less than that portion which corresponds to those Units redeemed for cash pursuant to Section 18.1(a)(iii) and Section 18.1(b)(iii), as relevant. The Company and the Members shall treat the exercise by Campus Crest of the Third Purchase Option, for U.S. federal income tax purposes, as a transaction described in Revenue Ruling 99-6 (Situation 2).

         Section 18.2 Provisions Applicable if Purchase Options Not Exercised.

                                                                  (a) If Campus Crest does not exercise the First Purchase Option on or before the date fourteen (14) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), Campus Crest shall no longer be entitled to any preference payment pursuant to Section 9.1(b)(i)(A) and distributions of Operating Cash Flow shall be made to the Members of the Company in accordance with their respective Distribution Percentages.  In addition, all Capital Proceeds shall be distributed pursuant to the Member’s Participating Percentages, as redetermined following such failure to exercise the First Purchase Option.

                                                                 (b) If Campus Crest does not exercise the Second Purchase Option on or before the date twenty-six (26) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), all distributions of Operating Cash Flow shall be made to the Members of the Company in accordance with their respective Distribution Percentages.  In addition, all Capital Proceeds shall be distributed pursuant to the Member’s Participating Percentages, as redetermined following such failure to exercise the Second Purchase Option.

11 FOR CBTC-PA LLC Section 18.1(c)(iii) shall be revised as follows:

     (iii) Immediately following the receipt of the capital contribution from Campus Crest, the Company shall contribute such funds to each Property LLC in which it has an interest, ratably in accordance with the respective Exchange Values of each of Property LLC, which Property LLCs shall use such funds to redeem all membership interests held by Persons other than the Company ratably in accordance with the respective percentage interests of each such Person.

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                                                                  (c) If Campus Crest does not exercise the Third Purchase Option on or before the date thirty-eight (38) months after the Closing Date and make the capital contribution required in connection therewith in accordance with Section 18.1(a), all distributions of Operating Cash Flow shall be made to the Members of the Company in accordance with their respective Distribution Percentages.  In addition, all Capital Proceeds shall be distributed pursuant to the Member’s Participating Percentages, as redetermined following such failure to exercise the Third Purchase Option.

ARTICLE	XIX - MISCELLANEOUS PROVISIONS

         Section 19.1 Counterparts. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument

         Section 19.2 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such matters.

         Section 19.3 Governing Law. This Agreement shall be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State without regard to its conflict of laws provisions.

         Section 19.4 Notices. All notices, consents, requests, demands and other communications required or permitted hereunder and not otherwise specifically addressed herein as to their content and delivery:

(i) shall be in writing;

(ii) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier, charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

(iii) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (A) a receipt executed by the addressee (or a responsible person in his or her office) or a notice to the effect that such addressee refused to accept such communication, if sent by messenger, U.S. mail or express delivery service, or (B) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

All such communications shall be sent to the following addresses or numbers: (i) if to the Company, at its principal office as set forth in Section 1.3; and (ii) if to any Member, to the address or number set forth in the records of the Company for the purposes of giving notice to such Member.

42

         Section 19.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 19.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any rights or interest nor any obligation or duty herein shall be assigned, delegated or otherwise transferred by a party without the prior written consent of the other parties hereto.

         Section 19.7 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions hereof.

         Section 19.8 Gender and Number. All nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the context may require.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals as of the date first set forth above.

MANAGERS:

Senior Chief Executive Officer:
John R. McWhirter

Campus Crest designee:
Ted Rollins

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

43

MEMBERS:
[Campus Crest Communities Operating Partnership, LP] By Campus Crest Communities, Inc., its general partner By ______________________________________
[List Names of Other Members] By __________________________ John R. McWhirter Their Attorney-in-Fact

44

COPPER BEECH TOWNHOME COMMUNITIES, LLC

EXHIBIT “A”

Participating Percentages
[______], 2013

Members	Number of Units	Participating Percentage

[Campus Crest Member]		48.000%

TOTAL		100.000%

A-1

EXHIBIT B

PROPERTY LLCs

Property LLC	Total Exchange Value	Company Units Issued in Roll-up	Property LLC Units Previously Owned	Property LLC Units Acquired in Roll-up	Total Property LLC Units Owned	Percentage Interest Owned

[For CBTC Operating Agreement]
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
[For CBTC-PA Operating Agreement]
88.9% *
88.9% *
88.9% *
88.9% *
88.9% *
88.9% *
88.9% *
Total Units

B-1

EXHIBIT C-1

INTERESTS IN PROPERTY LLCs TO CAMPUS CREST
IF FIRST PURCHASE OPTION NOT EXERCISED

C-1

EXHIBIT C-2

INTERESTS IN PROPERTY LLCs TO CAMPUS CREST
IF SECOND PURCHASE OPTION NOT EXERCISED

In addition to the interests in Property LLCs listed on Exhibit C-1, the following interests in Property LLCs:

C-2

EXHIBIT C-3

INTERESTS IN PROPERTY LLCs TO CAMPUS CREST
IF THIRD PURCHASE OPTION NOT EXERCISED

In addition to the interests in Property LLCs listed on Exhibits C-1 and C-2, the following interests in Property LLCs:

C-3

FORM OF CONSULTING AGREEMENT

This CONSULTING AGREEMENT, (this “Agreement”), is entered into by and between [_____] (the "Company") and [______] (the "Consultant").

WHEREAS, pursuant to a that certain Purchase and Sale Agreement, date February [25], 2013 (the “Purchase Agreement”), by and among [________], a [Delaware] [limited liability company] (“Buyer”), Campus Crest Communities, Inc., a Maryland corporation (“CCG”), Copper Beech Townhome Communities, LLC, a Delaware limited liability company (“CBTC”), [Copper Beech Communities PA, LLC], a [________] limited liability company (“CBTC PA” and, together with CBTC, the “Acquired Companies”) and the sellers named therein (the “Sellers”), Buyer is acquiring all of the outstanding membership interests in each of the Acquired Companies from the Sellers (the “Transaction”);

WHEREAS, in connection with the closing of the Transaction, the Company desires to engage the Consultant as an independent contractor, and the Consultant desires to provide services to the Company as an independent contractor, on the terms and conditions set forth herein;

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the consulting relationship of the Consultant with the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and the Consultant agree as follows:

1. Engagement.

(a) During the term of this Agreement (as set out in Section 4 hereof), the Consultant shall serve as a consultant to the Company and shall make himself reasonably available to perform consulting services as reasonably requested by the Company, including the services listed in Attachment A. The Consultant shall render consulting services to the Company of the type customarily performed by persons serving in similar consulting capacities, consistent with the knowledge and experience possessed by the Consultant as shall be mutually agreed by the Company and the Consultant. The Consultant shall perform his services at [_______] or at such other locations as the Consultant shall determine in his sole discretion. For the sake of clarity, Consultant shall not be required to perform the services contemplated herein at any particular time or place unless specifically requested by the Company.

(b) The parties acknowledge and agree that the services contemplated herein will require the Consultant to be available to provide services approximately 5 days per week, though not on a full-time basis. During the time that the Consultant is not providing services to the Company, he may accept other employment or engagements and may participate in any other activities without obtaining the Company's approval thereof; provided, however, that such other employment, engagements and activities do not violate any Company policies, the restrictive covenants in the Purchase Agreement or any provisions herein and do not prevent or interfere with the Consultant’s ability to provide the consulting services required hereunder.

2. Compensation and Expenses. The Company agrees to pay the Consultant during the term of this Agreement a monthly retainer of [$_______], payable in arrears provided the Consultant has complied with all of his obligations under this Agreement and the Purchase Agreement. If the Consultant is provided written notice of any alleged material failure to comply with his obligations under, or other material breach of the terms of this Agreement or the Purchase Agreement and fails within thirty (30) days to cure the alleged material failure to comply with his obligations under, or other material breach of the terms of this Agreement or the Purchase Agreement, the Consultant shall forfeit all future monthly payments required hereto and the Company shall have no further obligation to make such payments.

The Company shall reimburse the Consultant for all reasonable, ordinary and necessary travel and lodging expenses incurred by the Consultant in connection with the Consultant’s performance of services hereunder, provided that all such expenses are in accordance with the Company’s policies applicable to similar expenses incurred by its executive management employees and communicated to the Consultant. The Consultant will invoice the Company for any reimbursement of expenses payable hereunder in respect of services performed, and each such invoice shall be accompanied by receipts and other supporting documentation of expenses incurred as reasonably requested by the Company.

3. Participation in Retirement and Employee Benefit Plans. Nothing in this Agreement shall entitle the Consultant to participate in or accrue any benefits under any plan of the Company including, but not limited to, relating to stock options, stock purchases, equity award, deferred compensation, pension, thrift, profit sharing, employee stock ownership, group life insurance, medical coverage, disability insurance, education, or other retirement or employee benefits.

4. Term. The term of the Consultant’s engagement under this Agreement (the “Term”) will commence from and after the date the Transaction closes (as defined in the Purchase Agreement) (the “Closing Date”) and shall be for two (2) years.

5. Confidentiality and Non-Disclosure; Standards. The Company and Consultant acknowledge and agree that during the term of this Agreement Consultant will have access to Company Confidential Information (as defined below). During and after the term of this Agreement, the Consultant will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within the scope of the Consultant's duties with the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 5 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Consultant to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Consultant 's violation of this Section 5; or (iv) as to information that is or becomes available to the Consultant on a non-confidential basis from a source which is entitled to disclose it to the Consultant.

For purposes of this Section 5, the term “Company Confidential Information” shall mean information known to the Consultant to constitute non-public information or trade secrets or proprietary information belonging to the Company or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between the Company and an existing or pending client or customer, in each case, received by Consultant in connection with his duties with the Company. Notwithstanding anything to the contrary contained herein, information publicly available or generally known within the industry or trade in which the Company competes shall not be considered Company Confidential Information. Nothing in this Section 5 shall modify or supersede the provisions set forth in Purchase Agreement.

6. No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto except that the Company may assign its rights and obligations hereunder to any of its affiliates.

7. Amendment; Modification; Waiver. No amendments or additions to this Agreement shall be binding unless in writing and signed by both of the parties hereto. No delay or failure at any time on the part of the Company in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of the Company thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or emailed, addressed as follows:

If to the Company:

[_________]

c/o Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, NC 28211

Attention: Andrew Young

Telephone: (704) 496-2500

Facsimile: (704) 631-4641

Email: andrew.young@campuscrest.com

If to the Consultant:

[________]

[________]

[________]

Attention: [________]

Telephone: [________]

Facsimile: [________]

Email: [________]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Independent Contractor Status. The Consultant shall have sole control of the manner and means of performing his services under this Agreement and shall complete such services in accordance with his own means and methods of work. The parties intend that the Consultant shall be an independent contractor. The Consultant acknowledges that he shall be solely responsible for any national or local income taxes or national or local employment taxes arising with respect to the amounts payable hereunder and that the Consultant has no supranational, national or local law workers’ compensation rights with respect to the services provided herein. The Company shall not provide to the Consultant workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit generally granted to employees of the Company. The Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to independent contractors. The Consultant shall not have the authority or ability to legally bind or commit the Company or any of its affiliates, and no action, document or agreement by the Consultant shall be binding on or legally enforceable against the Company or any of its affiliates. The Consultant agrees to incur all expenses associated with performance of the services, except as expressly provided in this Agreement.

12. Indemnification and Insurance. The Company shall defend and indemnify Consultant and hold Consultant harmless from and against any loss, cost, damage or expense (including reasonable attorneys' fees) which Consultant may suffer as a result of any third party claim arising from the performance of consulting services pursuant to this Agreement, except to the extent any such third party claim is alleged to result, or resulted, from the gross negligence or willful misconduct of Consultant, and shall provide insurance coverage without expense to Consultant commensurate with the foregoing indemnification obligation.

13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to New York’s conflict of laws principles. The parties hereto irrevocably consent to the sole and exclusive personal jurisdiction of the federal and state courts located in New York County and waive any and all objections to this forum on the grounds that it is inconvenient or improper.

14. Condition. This Agreement and the parties’ obligations hereunder shall be subject to the Closing of the Transaction. In the event that such condition is not satisfied, this Agreement shall be of no force or effect and the parties shall have no obligation or liability hereunder.

15. Entire Agreement. This Agreement, along with the Purchase Agreement, constitute the entire agreement between the parties hereto, and supersede all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein. Except as may otherwise be provided in this Agreement, this Agreement may be amended, modified, superseded, or voided only upon the written and signed agreement of the parties.

16. Compliance with Company’s Policies. The Consultant agrees to observe and comply with, and that as a consultant he is subject to, the policies and rules of the Company that are provided to Consultant in writing. The Consultant agrees to observe and comply with all policies of the Company that by their operation survive termination of his consultancy hereunder.

17. Access. The Company agrees to provide the Consultant during the Term with reasonable access to the Company’s systems, information and documents as determined by the Company to be reasonably necessary for the Consultant to perform the services under this Agreement. The Consultant agrees that the foregoing access, equipment, information and documents shall be used solely and exclusively for the benefit of the Company and the provision of services to the Company by the Consultant pursuant to this Agreement. Within five business days after the end of the Term, the Consultant shall return to the Company or, for the information or documentation for which return in not possible, destroy and certify such destruction to the Company, all of the Company’s access, information, materials and documentation.

18. Non-Disparagement. The Consultant covenants and agrees that he will not at any time either himself or through an agent, make any statement in any form or take any action that reasonably could be interpreted as disparaging or harming in any way (i) the Company, (ii) any subsidiary or affiliate of the Company, or (iii) any past or present officer, director, employee, attorney, accountant, representative, agent, equity holder, successor or assign of the Company, including without limitation making any statement or taking any action that may disparage the reputation or business interest of, or that would reasonably be expected to lead to unwanted or unfavorable publicity to any of the foregoing parties listed in clauses (i), (ii) and (iii).

19. Counterparts. This Agreement may be executed in multiple copies, each of which shall be considered an original. Execution of this Agreement by signature sent by facsimile or email in PDF form shall be considered a proper execution and binding upon the party whose signature is sought to be enforced.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered in their name and on their behalf as of the date first above written.

CONSULTANT:

[__________]

Date:

COMPANY:

[____________]

By:

Name:
Title:

Date:

[Signature page to Consulting Agreement]

Exhibit A

Services

[________________]